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Marathon Petroleum Corporation

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Marathon Petroleum Corporation

2019 | NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

March 14, 2019
Dear Fellow Marathon Petroleum Corporation Shareholder,
On behalf of the Board of Directors and management team, I am pleased to invite you to attend Marathon Petroleum Corporation’s Annual Meeting of Shareholders, to be held in the Auditorium of Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840 on Wednesday, April 24, 2019, at 10 a.m. Eastern Daylight Time.
Your company delivered strong operational and financial performance in 2018. We also completed our transformative combination with Andeavor in October 2018, creating the largest downstream energy company in the United States. The combined legacies of these two great companies have enhanced the benefits of our integrated business model, providing unprecedented opportunities. Our nationwide footprint and broader market presence give us additional access to price-advantaged feedstocks and create new product-placement options. Our expanded logistics system lowers our crude oil acquisition costs and increases our speed to market. Over the first three months following the combination, we realized recurring and non-recurring synergies of $160 million.
Since the company’s formation in 2011, we have consistently returned capital to our shareholders beyond the needs of the business. During 2018, we returned a total of $4.2 billion to shareholders, including $3.3 billion in share repurchases. In addition, the Board of Directors announced in January a 15 percent increase in our quarterly dividend, following a 15 percent increase in 2018 and an 11 percent increase in 2017. This represents a 25 percent compound annual growth rate in our dividend over the past eight years since our formation, demonstrating continued confidence in the cash-flow generation of the business.

Our operational and financial successes are primarily driven by our thousands of talented employees and the values that define how we conduct our important work. As we provide the fuels and other products that people rely on to make their lives better every day, we never lose sight of our core values of health and safety, environmental stewardship, integrity, corporate citizenship and an inclusive culture. Our commitment to these values in all we do helps ensure our license to operate.

We believe that our steadfast commitment to high ethical standards and strong corporate governance benefits all of our stakeholders, including our shareholders, employees, customers, communities and the environment. This Proxy Statement provides you information regarding our corporate governance policies and practices, as well as other information you need to make informed decisions about the matters on which you are being asked to vote. I encourage you to read it and exercise your right to vote your ownership stake.

On behalf of the Board of Directors, I thank you again for your investment in Marathon Petroleum Corporation, and for participating in our success. We hope to see you in Findlay.
Sincerely,
Gary R. Heminger
Chairman and Chief Executive Officer

Notice of 2019 Annual Meeting of Shareholders

When	Wednesday, April 24, 2019, 10 a.m. EDT

Where	The Auditorium of Marathon Petroleum Corporation 539 South Main Street, Findlay, Ohio 45840

Purpose of Meeting and Agenda	At the 2019 Annual Meeting, shareholders will vote:

1. To elect the four Class II directors named in the Proxy Statement;

2. To ratify the appointment of our independent registered public accounting firm for 2019;

3. To approve, on an advisory basis, our named executive officers’ compensation; and

4. If properly presented at the meeting, on two shareholder proposals.

Shareholders also will transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Who Can Vote	Shareholders of record at the close of business on Monday, February 25, 2019.

Voting
Your vote is very important. Please submit your proxy or voting instructions as soon as possible, whether or not you plan to attend the Annual Meeting. Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see the voting methods that are available to you.

Admission to the Annual Meeting
Owners of record will need to have a valid form of identification to be admitted to the meeting. If your ownership is through a broker or other intermediary, then, in addition to a valid form of identification, you will also need to have proof of your share ownership to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice. In order to vote at the Annual Meeting, if you are not an owner of record, you must first obtain a legal proxy form from the broker or other organization that holds your shares. Please see “Questions and Answers About the Annual Meeting” for more information.

Please see the inside back cover of this Proxy Statement for directions to the Annual Meeting location.

By order of the Board of Directors,

Molly R. Benson Vice President, Chief Securities, Governance & Compliance Officer and Corporate Secretary March 14, 2019

2019 Proxy Statement	i

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2019 Proxy Statement	iii

STOCK OWNERSHIP INFORMATION	68
Security Ownership by Certain Beneficial Owners	68
Section 16(a) Beneficial Ownership Reporting Compliance	68
Security Ownership by Management	69

RELATED PARTY TRANSACTIONS	71

PROPOSALS 4-5. SHAREHOLDER PROPOSALS	74

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	78

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Introduction
References throughout this Proxy Statement to “the Company,” “MPC,” “we” or “our” refer to Marathon Petroleum Corporation. References to “MPLX” refer to MPLX LP, a publicly traded master limited partnership we control through our ownership of approximately 64% of its outstanding common units and our ownership of its general partner. References to “Andeavor” refer to Andeavor LLC (formerly named Andeavor), which we acquired effective October 1, 2018 (the “Andeavor Merger”). References to “ANDX” refer to Andeavor Logistics LP, a publicly traded master limited partnership we control through our ownership of approximately 64% of its outstanding common units and our ownership of its general partner.
Corporate Governance
Overview
The Board of Directors believes that our commitment to high ethical standards and strong corporate governance benefits all our stakeholders, including our shareholders, employees, customers, communities and the environment. Our key corporate governance practices include:
We also believe good governance is critical to achieving long-term shareholder value. We approach governance in a strategic and thoughtful manner, taking into consideration multiple perspectives, including those of our Board, our Corporate Governance and Nominating Committee, management, experts and stakeholders, to align on what makes the most sense for our Company. We continuously look for ways to enhance our corporate governance and increase value to our shareholders.
For example, in February 2016, the Board proactively adopted “proxy access,” allowing a shareholder, or group of 20 or fewer shareholders, owning at least 3% of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to the greater of two directors or 20% of the number of directors serving on the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws. The Board’s decision followed a careful evaluation over several meetings of shareholder views, evolving practices, relevant academic research, the potential impact on the Company and proxy access frameworks adopted by other companies.
In January 2018, the Board adopted an amendment to our Bylaws allowing shareholders owning in the aggregate 25% of our outstanding common stock and complying with other requirements set forth in our Bylaws the right to request that the Company call a special meeting of shareholders. The Board believes the 25% ownership threshold

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strikes the appropriate balance between allowing shareholders to vote on important matters that may arise between annual meetings and protecting against the risk that a single shareholder or small group of shareholders could call a special meeting that serves only a narrow agenda. This 25% ownership threshold is a common threshold among large public companies offering shareholders this right and helps protect shareholder rights without the expense and risk associated with a lower special meeting threshold.
In May 2018, the Board adopted an amendment to our Bylaws eliminating the supermajority requirement for Bylaw amendments. Prior to this amendment, any Bylaw amendment not supported by our directors had to receive the affirmative vote of at least 80% of all outstanding shares of our common stock for such amendment to be approved. Following this amendment, any Bylaw amendment not supported by our directors must receive the affirmative vote of at least a majority of all outstanding shares of our common stock for such amendment to be approved.
Governance Framework
Our Corporate Governance Principles, our Bylaws and the charters of our Board committees together implement the governance principles we believe are best for our stakeholders and provide the framework for our governance processes. They address, among other things, the primary roles, responsibilities and oversight functions of the Board and its committees, director independence, committee composition, the lead director role, the process for director selection and director qualifications, director indemnification and shareholder rights, including the right to call a special meeting and proxy access, director compensation and director retirement and resignation.
We have adopted a Code of Ethics for Senior Financial Officers that is specifically applicable to the CEO, the CFO, the Controller, the Treasurer and persons performing similar functions, as well as to those designated as Senior Financial Officers by our Chairman and CEO or our Audit Committee. In addition, we have a Code of Business Conduct that applies to all of our directors, officers and employees. Copies of these documents are available on our website and printed copies are also available upon request to our Corporate Secretary. We will post on our website any amendments to, or waivers from, either of our Codes requiring disclosure under applicable rules within four business days following the amendment or waiver.
Our Whistleblowing as to Accounting Matters Policy establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company or others of concerns regarding questionable accounting or auditing matters.
Copies of the Corporate Governance Principles, our Bylaws, the Board committee charters, the Code of Ethics for Senior Financial Officers, the Code of Business Conduct and the Whistleblowing as to Accounting Matters Policy are available on our website at www.marathonpetroleum.com under the heading “Investors” and the subheading “Corporate Governance.”
The Board of Directors
The Board oversees the management of our business and affairs. The Board is divided into three classes, each currently comprised of four directors. Shareholders elect each class of directors for a term of three years. The terms for the directors currently in Classes I, II and III of the Board expire in 2021, 2019 and 2020, respectively.
Effective October 1, 2018, pursuant to the terms of the merger agreement whereby we acquired Andeavor, Edward G. Galante, Gregory J. Goff, Kim K.W. Rucker and Susan Tomasky were elected to the Board. Upon such elections and pursuant to the merger agreement, Donna A. James and Frank M. Semple resigned as members of the Board. Ms. James serves as a board advisor and is expected to attend, in a non-voting capacity, certain meetings of the Board and its committees. Mr. Semple will continue to serve on the board of directors of the general partner of MPLX, and was elected to serve on the board of directors of the general partner of ANDX. In his capacity as a director of MPLX and ANDX, Mr. Semple serves as a board observer and is expected to attend, in a non-voting capacity, certain meetings of the MPC Board and its committees.
The Board met 11 times in 2018. The attendance of the members of our Board averaged approximately 95% for the aggregate of the total number of Board and committee meetings held in 2018. Each of our directors attended at least 75% of the meetings of the Board and committees on which he or she served, except for Ms. James, who due to receiving treatment for a health issue, attended 78% of the Board meetings but fewer than 75% of the combined total number of meetings of the Board and the committees on which she served. Our Corporate Governance

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Principles provide that the non-employee directors of the Board will hold regular executive sessions presided over by the Lead Director. The non-employee directors held nine executive sessions in 2018.
Our Corporate Governance Principles provide that directors are expected to attend the Annual Meeting. All members of the Board other than Ms. James attended the Annual Meeting of Shareholders held on April 25, 2018.
Our directors represent a balance of critical skills, qualifications and attributes to the Board, only some of which are summarized in the following table.

Senior Leadership Experience	12 Directors

Public Company Board Experience	12 Directors

Strategic Planning Experience	11 Directors

Risk Management Experience	11 Directors

Industry Expertise	8 Directors

Operations Experience	8 Directors

Financial Expertise	7 Directors

Government/Regulatory Experience	4 Directors

Legal Experience	3 Directors

Specific information about the key qualifications and experience of each director can be found beginning on page 15 under “Proposal 1. Election of Directors.”
Director Identification and Selection
The Board believes that it, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds and perspectives necessary to oversee our business. Accordingly, the Board and the Corporate Governance and Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs. The Corporate Governance and Nominating Committee also develops and maintains a long-term plan for Board composition that takes into consideration the current strengths, skills and experience on the Board, our director retirement policy and our strategic direction.
Process
Our Corporate Governance Principles set forth the processes for director selection and the establishment of director qualifications. The Board has delegated the director selection process to the Corporate Governance and Nominating Committee with input from our Chairman and CEO and Lead Director. The Corporate Governance and Nominating Committee considers from time to time suitable candidates for membership on the Board, including candidates recommended by shareholders. Shareholder candidates will be evaluated in accordance with the criteria for director selection described herein. Shareholders who wish to nominate a director at an annual meeting in accordance with our Bylaws should follow the instructions described under “Questions and Answers About the Annual Meeting.” Our Corporate Governance and Nominating Committee may work with a third-party professional search firm to review director candidates and their credentials. The Corporate Governance and Nominating Committee’s charter gives the Committee the authority to retain and terminate any search firm used to identify director candidates, including the authority to approve the search firm’s fees and other retention terms.

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Key Qualifications and Experience
In evaluating director candidates, and considering incumbent directors for renomination, the Corporate Governance and Nominating Committee considers a variety of factors, including each nominee’s independence, personal and professional accomplishments, integrity and judgment, record of public service and ability to devote sufficient time to our affairs. For incumbent directors, the factors also include preparedness and past performance on the Board. In addition to these fundamental considerations, the Board believes it is beneficial to include individuals with the following skills and experiences on the Board:

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Senior leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others.

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Financial expertise, particularly knowledge of finance and financial reporting processes, which is relevant to understanding and evaluating our capital structure and overseeing the preparation of our financial statements and internal control over financial reporting.

•	Industry expertise, particularly in the areas of oil refining, logistics operations and retail sales, which is integral to understanding our business and strategy.

•	Strategic planning experience, which is relevant to the Board’s review of our strategies and monitoring their implementation and results.

•	Risk management experience, which is critical to the Board’s oversight of our risk assessment and risk management programs.

•	Operations experience, as it gives directors a practical understanding of developing, implementing and addressing our business strategy and development plan.

•	Legal experience, which guides oversight of our legal and compliance matters.

•	Government/regulatory experience, as we operate in a heavily regulated industry that is directly affected by governmental requirements.

•	Public company board service, as directors who have served on other public company boards have experience overseeing and providing insight and guidance to management.

Specific information about the key qualifications and experience of each director can be found beginning on page 15 under “Proposal 1. Election of Directors.”
Board Diversity
In January 2018, the Board amended our Corporate Governance Principles to expressly affirm its commitment to actively seek in its director selection efforts women candidates and candidates of diverse ethnic and racial backgrounds who possess the skills and characteristics identified within our Corporate Governance Principles. This express commitment is in addition to the emphasis on a diversity of director backgrounds and experiences already found within our Corporate Governance Principles.
Our directors exhibit an effective mix of diversity, experience and fresh perspective:

83%	3.7 Years	63.5	33%
INDEPENDENT	AVERAGE TENURE	AVERAGE AGE	DIVERSE

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Director Independence
The Board of Directors currently consists of 12 members, 10 of whom are independent. To determine director independence, the Board considers the applicable rules of the New York Stock Exchange (“NYSE”), the categorical standards set forth in our Corporate Governance Principles and the materiality of any relationship between a director and the Company. The Board considers all relevant facts and circumstances including, without limitation, transactions between us and the director directly, immediate family members of the director or organizations with which the director is affiliated, any service by the director on the board of a company with which we conduct business, and the frequency and dollar amounts associated with these transactions. The Board further considers whether such transactions are at arm’s length in the ordinary course of business and whether any such transactions are consummated on terms and conditions similar to those with unrelated parties.
In assessing the independence of each director who served on the Board during 2018, the Board affirmatively determined that each of the following directors meets the independence standards in our Corporate Governance Principles, has no material relationship with us other than as a director, and satisfies the independence requirements of the NYSE and applicable SEC rules:

Abdulaziz F. Alkhayyal	Steven A. Davis	Kim K.W. Rucker
Evan Bayh	Edward G. Galante	J. Michael Stice
Charles E. Bunch	Donna A. James (former director)	John P. Surma
David A. Daberko (former director)	James E. Rohr	Susan Tomasky
Mr. Heminger, who serves as our CEO, Mr. Goff, who serves as our Executive Vice Chairman, and Mr. Semple (former director), who previously served as Vice Chairman of MPLX GP, are not considered to be independent.
Board Leadership Structure
Our Corporate Governance Principles provide the Board with the flexibility to exercise its business judgment on behalf of shareholders and choose the optimal leadership for the Board depending upon the Company’s particular needs and circumstances. The independent members of the Board elect the Chairman and review whether to combine or separate the roles of Chairman and CEO. In 2018, the independent directors of the Board elected Mr. Heminger to serve as Chairman. The Board has determined that Mr. Heminger is in the best position at this time to serve as Chairman due to his unique and in-depth knowledge of the history and growth of our Company, coupled with his industry expertise in key areas of strategic importance to our business.
When the CEO is elected Chairman, the independent directors may elect a Lead Director from among themselves, whose responsibilities include:

•	Presiding over all meetings of the Board in the Chairman/CEO’s absence, including executive sessions;

•	Serving as a liaison between the Chairman/CEO and the independent directors;

•	Consulting with the Chairman/CEO on and approving meeting agendas, schedules and information sent to the Board;

•	Having the authority to call meetings of the independent directors;

•	Providing leadership to the Board in any situation where the Chairman and CEO roles may be perceived to be in conflict; and

•	Directly communicating with significant shareholders, as appropriate.
In 2018, the independent directors of the Board elected Mr. Rohr to serve as Lead Director. The Board believes that this leadership structure is in the best interests of the Company and its shareholders at this time because it strikes an effective balance between management and independent director participation in the Board process.

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Committees of the Board
The following table reflects the current membership of the Board and each of its standing committees. The function of each committee is described in greater detail below.

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Sustainability Committee	Board of Directors
Abdulaziz F. Alkhayyal	Member	Member		Chair	Member
Evan Bayh	Member		Member		Member
Charles E. Bunch		Member	Member		Member
Steven A. Davis		Member	Member		Member
Edward G. Galante		Member		Member	Member
Gregory J. Goff				Member	Executive Vice Chairman
Gary R. Heminger				Member	Chairman
James E. Rohr	Member	Chair			Independent Lead Director
Kim K.W. Rucker				Member	Member
J. Michael Stice	Member		Member		Member
John P. Surma	Member		Chair		Member
Susan Tomasky	Chair			Member	Member
Each committee operates under a written charter adopted by the Board. These charters are posted and can be found on our website at www.marathonpetroleum.com by selecting “Investors” and “Corporate Governance” under “Board Committees and Charters.” Each charter requires the applicable committee to annually assess and report to the Board on the adequacy of its charter.

Audit Committee Met 5 times in 2018 Current Members: Susan Tomasky, Chair Abdulaziz F. Alkhayyal Evan Bayh James E. Rohr J. Michael Stice John P. Surma
Primary Responsibilities:
Appoints, compensates and oversees the performance of the independent auditor, including approval of all services to be performed by the auditor.
Reviews with management, the independent auditor and our internal auditors, the integrity of our disclosure controls and procedures, annual and quarterly financial statements, and internal controls over financial reporting.
Oversees the internal audit function, including its structure and budget, and the performance and compensation of the chief audit executive.
Reviews with management significant corporate risk exposures and risk mitigation efforts.
Monitors our compliance with legal and regulatory requirements, our Code of Business Conduct, Code of Ethics for Senior Financial Officers and Whistleblowing as to Accounting Matters Policy.
The Audit Committee has authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain independent legal, accounting or other advisors or consultants.

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Compensation Committee Met 6 times in 2018 Current Members: James E. Rohr, Chair Abdulaziz F. Alkhayyal Charles E. Bunch Steven A. Davis Edward G. Galante
Primary Responsibilities:
Sets compensation for the CEO, incorporating relevant goals and objectives, and evaluates the CEO’s performance.
Sets compensation for our other senior officers and reviews the succession plan for senior management.
Oversees our executive compensation policies, plans, programs and practices.
Certifies achievement of performance levels under our incentive compensation plans.
Please see “Compensation Discussion and Analysis” for additional information about the Compensation Committee.

Corporate Governance and Nominating Committee Met 4 times in 2018 Current Members: John P. Surma, Chair Evan Bayh Charles E. Bunch Steven A. Davis J. Michael Stice
Primary Responsibilities:
Selects and recommends director candidates to the Board to be submitted for election at annual meetings and to fill any vacancies on the Board.
Recommends committee assignments to the Board.
Monitors our corporate governance practices and recommends to the Board appropriate corporate governance policies and procedures for our Company.
Reviews and recommends to the Board compensation for our non-employee directors.
Reviews political contributions, lobbying expenditures and payments to certain trade associations.
Oversees the evaluation of the Board.

Sustainability Committee Formed in late 2018 Current Members: Abdulaziz F. Alkhayyal, Chair Edward G. Galante Gregory J. Goff Gary R. Heminger Kim K.W. Rucker Susan Tomasky
Primary Responsibilities:
Oversees our health, environmental, safety and security policies, plans, programs and practices, and reviews our performance and public reporting on these matters.
Reviews and assesses the effectiveness of our information technology controls relating to business continuity, data privacy and cyber security.
Reviews our Perspectives on Climate-Related Scenarios Report and our Citizenship Report.
Oversees management’s efforts on contingency planning and emergency response activities.

Executive Committee Meets as necessary Current Members: Gary R. Heminger James E. Rohr
Primary Responsibilities:
Addresses matters that may arise between meetings of the Board.
May exercise the powers and authority of the Board subject to specific limitations consistent with our Bylaws and applicable law.

The Board has determined that each member of the Audit, Compensation and Corporate Governance and Nominating Committees meets the independence requirements of the NYSE, and that each member of the Audit Committee and the Compensation Committee meets the additional independence requirements of the NYSE and the SEC, as applicable. The Board has determined that each member of the Audit Committee is financially literate. In addition, the Board has determined that each of Mr. Surma and Ms. Tomasky qualifies as an “audit committee financial expert,” as defined by the SEC rules. No member of the Audit Committee serves on the audit committees of more than three public companies, including ours. As Chairman, Mr. Heminger attends, but does not vote in, committee meetings. He does not attend Board or committee executive sessions of non-management directors.

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Risk Oversight
Role of Management
Our senior management team has developed a strong enterprise risk management (“ERM”) process for identifying, assessing and managing risk. Our ERM process is sponsored by our Chairman and CEO and our Senior Vice President and CFO, led by our enterprise risk manager, and supported by officers and senior managers responsible for working across the business to manage enterprise level risks and identify emerging risks. These leaders meet routinely and provide regular updates to our Board and its committees throughout the year.
Our mature company practices, developed through our ERM process, promote effective decision-making, including with regard to environmental, social and reputational risks. Our ERM process continually identifies, evaluates and monitors social, political and environmental trends, issues and concerns that could affect MPC’s business activities and performance. These are all considerations in strategy setting, business planning and risk management.
Role of the Board
While senior management has primary responsibility for managing risk, the Board of Directors is responsible for risk oversight. The Board and executive leadership team frequently discuss various ERM topics. Board members have significant expertise and experience in the energy sector, finance, economics, operations and public policy. The Board reviews key risks associated with our strategic plan, including emerging risks, annually at a designated strategy meeting and on an ongoing basis periodically throughout the year. The Board receives regular updates from its committees regarding their activities relative to risk oversight and reviews risks of a more strategic nature at the full Board level.
Role of the Committees
Each of the Board’s committees oversees the management of risks that fall within that committee’s areas of responsibility. In performing this function, each committee has full access to management and may engage its own advisors.

Audit Committee
Regularly reviews risks associated with financial and accounting matters, as well as those related to financial reporting.
Monitors compliance with regulatory requirements and internal control systems.
Oversees the ERM process.

Compensation Committee
Reviews our compensation programs to ensure they do not encourage excessive risk-taking.
Reviews our compensation programs and succession plans to confirm our practices are appropriate to support the retention and development of the employees necessary to achieve our business goals and objectives.

Corporate Governance and Nominating Committee	Reviews shareholder communications and other initiatives related to environmental, social and governance issues.
Sustainability Committee
Reviews and assesses effectiveness of health, environment, safety and security programs, performance metrics and audits.
Regularly discusses with management emerging trends in business continuity, data privacy and cyber security, and assesses the effectiveness of our associated information technology controls.

Executive Succession Planning
One of the Board’s key functions is to provide for executive succession planning to avoid adverse effects caused by vacancies in key leadership positions. The Board recognizes that thoughtful succession planning is critical to creating long-term shareholder value.
The Compensation Committee believes its succession process is an important tool that helps manage the lead time necessary to train, develop or recruit executives capable of filling key roles, including our named executive officers,

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within the Company when the need arises. The Compensation Committee typically meets with the full Board at least annually to discuss succession of our leadership. During these meetings the Compensation Committee:

•	Identifies key roles (based on business impact and retention risk).

•
Assesses likely and possible successors for these roles, including their ability to reinforce our performance culture and promote our values including: Health and Safety, Environmental Stewardship, Integrity, Corporate Citizenship and Inclusive Culture.

•	Evaluates the readiness of succession candidates, including training and development needs.
Although executive officers may choose to retire earlier, our policy of mandatory retirement coincident with, or immediately following, the first of the month after an officer reaches age 65 provides a known maximum time period for a qualified successor to prepare to assume the vacated position. In July 2018, in consideration of our pending acquisition of Andeavor in October 2018, the Board approved an exception to this policy for Messrs. Heminger and Kenney to enable their continued leadership through the integration of the combined Company.
Corporate Citizenship
We believe that doing the right thing is the right way to conduct our business. In practice, the concept of corporate citizenship involves assessing all the potential ways that our actions impact others both inside and outside our operational fence lines. Our commitment to corporate citizenship means being accountable for our actions to a broad range of stakeholders: investors, employees, customers, suppliers, communities, business partners, and others who have a stake in how we operate.
Our Core Values
We have long-established core values, all of which are vital to our financial performance and to our corporate image and reputation. We manage our business to promote sustainable social, environmental and economic benefits to all stakeholders wherever we operate. By doing so, we create long-term value for our Company and shareholders, as well as the communities where we work and live.

Health and Safety	We have the highest regard for the health and safety of our employees, contractors and neighboring communities.

Environmental Stewardship	We are committed to minimizing our environmental impact and continually look for ways to reduce our footprint.

Integrity	We uphold the highest standards of business ethics and integrity, enforcing strict principles of corporate governance. We strive for transparency in all of our operations.

Corporate Citizenship	We work to make a positive difference in the communities where we have the privilege to operate.

Inclusive Culture	We value diversity and strive to provide our employees with a collaborative, supportive, and inclusive work environment where they can maximize their full potential for personal and business success.
On the “Corporate Citizenship” page on our website, we provide more detailed information on how we implement each of our core values. This page also includes links to a number of key policies and disclosures, including our Core Values, Code of Business Conduct and Health, Environmental, Safety and Security Policy and Beliefs, which

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reflect our commitment to being transparent about how we pursue our business objectives and manage the risks inherent to energy-sector companies such as ours. On this page you can also find links to the following reports:

2018 Citizenship Report
We are proud to manufacture the affordable, safe, clean and reliable products that help make modern life possible. We do our important work while adhering to our core values. Among other enhancements in this year’s Citizenship Report, we have provided additional insight into our corporate governance, as well as a closer look at our industry-leading energy-efficiency program.

Perspectives on Climate-Related Scenarios
Millions of people rely on us for the fuels and other products that make their lives better every day, and our shareholders rely on us to be good stewards of their investment. To meet these expectations, the Board of Directors and our executive leadership team anticipate and prepare for a variety of risks to our business. This report, modeled on the disclosures recommended by the Financial Stability Board’s Task Force on Climate-related Financial Disclosures, provides a detailed look at the Board’s risk management oversight, climate-related scenario analyses, asset optimization and portfolio management, and concludes that we are well positioned to remain successful into the future.

Political Engagement and Disclosure
We view our participation in the public policy process as essential to promoting our shareholders’ best interests. The refining, transportation and marketing of fuels is heavily regulated by federal, state and local governments. As a result, developments in Washington, D.C., and in the capitals of the states where we do business can significantly affect our ability to meet the need for reliable, affordable transportation fuels and other petroleum products. In our political engagement efforts, we focus on maintaining a strong refining and marketing industry in the United States, continuing to meet the energy needs of consumers at competitive prices, and protecting the value of our shareholders’ investments.
The Corporate Governance and Nominating Committee is committed to ensuring our exercise of political speech and involvement in the public policy process remains aligned with the interests of our shareholders. The Committee oversees and reviews our political contributions, lobbying expenditures and payments to trade associations that engage in lobbying activities. On the “Political Engagement and Disclosure” page of our website, we describe the roles of the Committee and various organizations within the Company in overseeing and promoting compliance with our political activity policy.
Because we recognize that our public policy activities are of interest to our shareholders and other stakeholders, we have included a number of voluntary disclosures on our website, including:

•	A statement of philosophy and purpose that includes several embedded links, including to public sources of information;

•	Federal lobbying reports that we file quarterly with the Office of the Clerk of the U.S. House of Representatives;

•	The states for which we have registered as a lobbyist employer or principal;

•	Itemized lists of corporate political contributions in an interactive map format;

•	Itemized lists of employee political action committee (PAC) contributions in an interactive map format; and

•	A list of trade associations to which MPC or its subsidiaries paid annual dues in excess of $50,000 for 2018.
Board Evaluations
Our Corporate Governance and Nominating Committee oversees an annual Board and committee self-evaluation process providing each member of the Board the opportunity to complete detailed surveys designed to assess the effectiveness of both the Board as a whole and each of its committees. The surveys seek feedback on, among other things, Board and committee composition and organization, the frequency and content of Board and committee meetings, the quality of management presentations to the Board and its committees, the Board’s relationship to senior management and the performance of the Board and its committees in light of the

10

responsibilities of each body as established in our Corporate Governance Principles and the respective committee charters.
Along with these surveys, each director is asked to review the Corporate Governance Principles and the charter of each committee on which he or she serves, and to offer comments and revision suggestions as deemed appropriate. Summary reports of survey results are compiled and provided to the directors. Our Chairman and CEO and Lead Director lead a discussion of survey results with all of the directors as a group, and each committee chair leads a discussion of committee results within a committee meeting setting. Our Corporate Governance and Nominating Committee believes this process, which combines the opportunity for each director to individually reflect on Board and committee effectiveness with a collaborative discussion on performance, provides a meaningful assessment tool and a forum for discussing areas for improvement.
Engaging with the Board of Directors
All interested parties, including shareholders, may communicate directly with our non-employee directors by submitting a communication in an envelope addressed to:
Board of Directors (non-employee members)
c/o Corporate Secretary, Marathon Petroleum Corporation
539 South Main Street
Findlay, OH 45840
Additionally, employees of the Company may communicate with the non-employee directors by following the procedures set forth in our Code of Business Conduct.
You may communicate with the Chairs of the Board’s Committees by sending an email to:
auditchair@marathonpetroleum.com
compchair@marathonpetroleum.com
corpgovchair@marathonpetroleum.com
sustainabilitychair@marathonpetroleum.com
You may communicate with the non-employee directors, individually or as a group, by sending an email to:
non-managedirectors@marathonpetroleum.com
Our Corporate Secretary will forward to the directors all communications that, in her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate include commercial solicitations and matters not relevant to the Company’s affairs.

2019 Proxy Statement	11

Director Compensation
The Board of Directors determines annual cash and equity retainers and other compensation for non-employee directors. Messrs. Heminger and Goff, who are also employees, receive no additional compensation for their service on the Board.
Compensation Program for Non-Employee Directors
Annual Retainers
Following are the annual retainers established for our non-employee directors for 2018:

Role	Cash Retainer ($)	Equity Retainer ($)	Lead Director Retainer ($)	Committee Chair Retainer ($)	Total ($)
Lead Director	150,000	150,000	25,000	—	325,000
Audit Committee Chair	150,000	150,000	—	15,000	315,000
Compensation Committee Chair	150,000	150,000	—	15,000	315,000
Corporate Governance and Nominating Committee Chair	150,000	150,000	—	10,000	310,000
All Other Directors	150,000	150,000	—	—	300,000
Non-employee directors may elect to defer up to 100% of their annual cash compensation into an unfunded account. This deferred cash account may be invested in certain notional investment options offered under the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors, which options generally mirror the investment options offered to employees under the Marathon Petroleum Thrift Plan except that there is no option to invest in MPC common stock. When a director who has deferred cash compensation departs from the Board, he or she receives cash from the deferred account in a lump sum.
The deferred equity award our non-employee directors received for 2018 was comprised of MPC restricted stock units (“RSUs”) valued at $135,000 and MPLX phantom units valued at $15,000. These awards were credited to unfunded accounts based on the closing stock price of MPC common stock and the closing unit price of MPLX common units on the respective grant dates. When dividends are paid on our common stock, directors receive dividend equivalents in the form of additional MPC RSUs. When distributions are paid on MPLX common units, directors receive distribution equivalents in the form of additional MPLX phantom units. The deferred RSUs and MPLX phantom units are payable in shares of common stock and MPLX common units only upon a director’s departure from the Board or Board advisor/observer status.
2019 Compensation Program Changes
In October 2018, following a presentation and discussion with the Compensation Committee’s independent compensation consultant, the Corporate Governance and Nominating Committee recommended, and the Board determined, to make certain changes to the non-employee director compensation program to more closely align with market data and impose a cap on equity awards that could be granted in any one year. The following table shows the changes in compensation, effective January 1, 2019.

Compensation Component	2018 ($)	2019 ($)
Cash Retainer	150,000	150,000
Equity Retainer	150,000	175,000
Lead Director Retainer	25,000	30,000
Audit Committee Chair Retainer	15,000	25,000
Compensation Committee Chair Retainer	15,000	20,000
Corporate Governance and Nominating Committee Chair Retainer	10,000	15,000
Sustainability Committee Chair Retainer	—	10,000

12

MPLX GP LLC and Tesoro Logistics GP, LLC Board Service
Certain of our non-employee directors receive additional compensation for their service on the boards of either or both of MPLX GP LLC (“MPLX GP”) and Tesoro Logistics GP, LLC (“TLGP”), which are wholly owned subsidiaries of MPC and the respective general partners of MPLX and ANDX. Their annual cash retainers and deferred equity awards for this service on the boards of our wholly owned subsidiaries in 2018 are reflected in the “2018 Director Compensation Table” below.
Matching Gifts Program
Under our matching gifts program, non-employee directors may elect to have us match up to $10,000 of their contributions to certain tax-exempt educational institutions each year. The annual limit is applied based on the date of the director’s gift to the institution. Due to processing delays, the actual amount paid out on behalf of a director may exceed $10,000 in a given year.
2018 Director Compensation Table
The following table shows compensation earned by or paid to our non-employee directors during 2018.

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
Abdulaziz F. Alkhayyal	150,000	150,000	—	300,000
Evan Bayh	150,000	150,000	—	300,000
Charles E. Bunch	150,000	150,000	10,000	310,000
David A. Daberko (d)	83,654	75,687	3,500	162,841
Steven A. Davis	150,000	150,000	3,500	303,500
Edward G. Galante (e)	37,500	37,500	—	75,000
Donna A. James (f)	195,000	112,500	—	307,500
James E. Rohr	182,102	150,000	10,000	342,102
Kim K.W. Rucker (e)	37,500	37,500	—	75,000
Frank M. Semple (g)	250,500	222,709	20,000	493,209
J. Michael Stice	209,856	209,856	10,000	429,712
John P. Surma	255,000	237,500	10,000	502,500
Susan Tomasky (e)	41,250	37,500	—	78,750

(a)
For Messrs. Daberko, Semple, Stice and Surma, amounts include cash retainers earned for MPLX GP Board service during 2018. Mr. Semple’s amount also includes cash retainers earned for service on the Board of TLGP, to which he was elected effective October 1, 2018.

(b)
Amounts reflect the aggregate grant date fair value of MPC RSUs, MPLX phantom units and ANDX phantom units, calculated in accordance with financial accounting standards. For service on the Board, non-employee directors generally received quarterly grants of MPC RSUs with a grant date fair value of $33,750 and quarterly grants of MPLX phantom units with a grant date fair value of $3,750. Non-employee directors who also served on the MPLX GP board generally received additional quarterly grants of MPLX phantom units with a grant date fair value of $21,875. Mr. Daberko’s quarterly grants were prorated for the second quarter due to his retirement, resulting in the following grant date fair values for those awards: MPC, $9,272; MPLX, $1,030; MPLX (for MPLX GP board service), $6,010. Mr. Stice joined the MPLX GP board during the second quarter and received a prorated award of MPLX phantom units with a grant date fair value of $16,106. Mr. Semple joined the TLGP board effective October 1, 2018, and received an award of ANDX phantom units for the fourth quarter with a grant date fair value of $22,709. All MPC RSUs and MPLX phantom units are deferred until departure from the Board or Board advisor/observer status, and dividend and distribution equivalents, as applicable, in the form of additional MPC RSUs and additional MPLX phantom units are credited to each director’s deferred account as and when dividends or distributions are paid. ANDX phantom units vest on the first anniversary of the grant date. The following table reflects the aggregate number of MPC RSUs, MPLX phantom units and ANDX phantom units outstanding for each non-employee director as of December 31, 2018.

2019 Proxy Statement	13

	Earned for MPC Board Service		Earned for MPLX GP Board Service	Earned for TLGP Board Service
Name	MPC RSUs	MPLX Phantom Units	MPLX Phantom Units	ANDX Phantom Units
Abdulaziz F. Alkhayyal	5,148	1,030	—	—
Evan Bayh	32,749	2,714	—	—
Charles E. Bunch	8,922	1,608	—	—
Steven A. Davis	16,586	2,388	—	—
Edward G. Galante	413	108	—	—
Donna A. James	32,337	2,606	—	—
James E. Rohr	16,586	2,388	—	—
Kim K.W. Rucker	413	108	—	—
Frank M. Semple	4,707	906	5,845	456
J. Michael Stice	4,176	856	1,777	—
John P. Surma	32,749	2,714	14,048	—
Susan Tomasky	413	108	—	—

(c)	Reflects contributions made to educational institutions under our matching gifts program.

(d)
Mr. Daberko retired from the Board effective April 25, 2018. Following his retirement, in July 2018, Mr. Daberko received a distribution of MPC common stock from his deferred equity account valued at $10,494,192, cash in lieu of a fractional share of MPC common stock in the amount of $34, MPLX common units from his deferred equity account valued at $478,425, cash in lieu of a fractional MPLX common unit in the amount of $8 and $85,190 in cash deferred during his service on the Board of Directors of Marathon Oil Corporation prior to MPC’s separation in 2011.

(e)	Mr. Galante and Mmes. Rucker and Tomasky joined the Board on October 1, 2018.

(f)
Ms. James resigned as a director effective October 1, 2018. Beginning October 1, 2018, Ms. James serves in the role of Board advisor, for which she receives cash compensation. Amounts shown for Ms. James reflect (i) the compensation she received for her service as a director from January 1, 2018 through September 30, 2018 and (ii) the compensation she received for her service as a Board advisor from October 1, 2018 through December 31, 2018.

(g)	Mr. Semple resigned from the Board effective October 1, 2018. He continues to serve as a director of MPLX GP and TLGP and is invited to attend MPC Board meetings in his capacity as a Board observer.

14

Proposal 1. Election of Directors
Our Bylaws provide that the Board is divided into three classes of directors, which are to be as nearly equal in size as possible, with one class being elected each year. The Board has set the current number of directors at 12, with four directors in each class. Shareholders elect each class of directors for a term of three years. Any director vacancies created between annual shareholder meetings may be filled by a majority vote of the remaining directors then in office. Any director appointed in this manner would hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which he or she has been appointed expires. We expect each nominee will be able to serve if elected.
Nominees for Class II Directors—Current Terms Expiring in 2019
The Board of Directors recommends you vote FOR the election to the Board of each of the following director nominees.

Evan Bayh Senior Advisor, Apollo Global Management Senior Advisor and Of Counsel, Cozen O’Connor Public Strategies
Independent Director
MPC Board member since 2011
MPC Committee Memberships:
Audit Committee
Corporate Governance and Nominating Committee

Key Qualifications and Experience:
Senior leadership experience in government
Regulatory experience
Financial expertise
Strategic planning experience
Risk management experience
Legal experience
Director of other public companies

Senator Bayh, 63, is a Senior Advisor with Apollo Global Management, a leading global alternative asset management firm, and Senior Advisor and Of Counsel for Cozen O’Connor Public Strategies, a law firm. He was elected as Indiana’s Secretary of State in 1986 and as its Governor in 1988. After two terms as Governor, Mr. Bayh was elected to the U.S. Senate where he served for 12 years. He served on a number of committees, including Banking, Housing and Urban Affairs; Armed Services; Energy and Natural Resources; Select Committee on Intelligence; Small Business and Entrepreneurship; Special Committee on Aging, and chaired the International Trade and Finance Subcommittee. During his time in office, he focused on job creation, national security, small business growth and many other critical domestic issues. Senator Bayh was formerly a partner with McGuireWoods LLP, a global diversified law firm. He holds a bachelor’s degree in business economics from Indiana University and a law degree from the University of Virginia. He currently serves on the boards of Berry Global Group, Inc., Fifth Third Bancorp and RLJ Lodging Trust.

Charles E. Bunch Retired Chairman and CEO, PPG Industries
Independent Director
MPC Board member since 2015
MPC Committee Memberships:
Corporate Governance and Nominating Committee
Compensation Committee

Key Qualifications and Experience:
Senior leadership experience as former CEO
Financial expertise
Strategic planning experience
Risk management experience
Operations experience
Director of other public companies

Mr. Bunch, 69, served as Chairman and CEO of PPG Industries, Inc. a global supplier of paints and coatings, from 2005 until he retired as CEO in 2015, and as Chairman in 2016. He joined PPG Industries in 1979, and held various positions in finance and planning, marketing and general management in the United States and Europe. He later served as Senior Vice President of Strategic Planning and Corporate Services and Executive Vice President, Coatings. He was named President, Chief Operating Officer and a board member in 2002. Mr. Bunch holds a bachelor’s degree in international affairs from Georgetown University and a master’s degree in business administration from the Harvard University Graduate School of Business Administration. He currently serves on the boards of ConocoPhillips, Mondelez International, Inc. and The PNC Financial Services Group, Inc., and previously served on the boards of H.J. Heinz Company and PPG Industries, Inc.

2019 Proxy Statement	15

Nominees for Class II Directors—Current Terms Expiring in 2019
The Board of Directors recommends you vote FOR the election to the Board of each of the following director nominees.

Edward G. Galante Retired Senior Vice President and Member of the Management Committee, ExxonMobil Corporation
Independent Director
MPC Board member since 2018
MPC Committee Memberships:
Compensation Committee
Sustainability Committee

Key Qualifications and Experience:
Senior leadership experience
Industry expertise
Strategic planning experience
Risk management experience
Operations experience
Director of other public companies

Mr. Galante, 68, served as Senior Vice President and a member of the Management Committee of ExxonMobil Corporation, a multinational oil and gas corporation, from 2001 until his retirement in 2006. Prior to that, he held various management positions of increasing responsibility during his more than 30 years with ExxonMobil Corporation, including serving as Executive Vice President of ExxonMobil Chemical Company from 1999 to 2001. Mr. Galante holds a bachelor’s degree in civil engineering from Northeastern University. He currently serves on the boards of Celanese Corporation, Clean Harbors, Inc. and Linde PLC, and previously served on the boards of Andeavor, Praxair, Inc. and Foster Wheeler AG. Mr. Galante also serves on the board of the United Way Foundation of Metropolitan Dallas and is Vice Chairman of the board of trustees of Northeastern University.

Kim K.W. Rucker Former Executive Vice President, General Counsel and Secretary, Andeavor
Independent Director
MPC Board member since 2018
MPC Committee Memberships:
Sustainability Committee

Key Qualifications and Experience:
Senior leadership experience
Industry expertise
Risk management experience
Legal experience
Regulatory experience
Director of other public companies

Ms. Rucker, 52, served as Executive Vice President, General Counsel and Secretary of Andeavor from 2016 to October 2018. She also served as Executive Vice President and General Counsel of TLGP from 2016 to

October 2018. Prior to joining Andeavor, Ms. Rucker served as Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary of Kraft Foods Group, Inc., a grocery manufacturing and processing company, from 2012 until 2015, where she led legal, corporate and government affairs functions. Prior to that, Ms. Rucker served as Senior Vice President, General Counsel and Chief Compliance Officer of Avon Products, Inc., beginning in 2008, and assumed additional duties as Corporate Secretary in 2009, and as Senior Vice President, Corporate Secretary and Chief Governance Officer of Energy Future Holdings Corp. (formerly TXU Corp.) from 2004 to 2008. Ms. Rucker was also Corporate Counsel for Kimberly-Clark Corporation and a Partner in the Corporate & Securities group at the law firm of Sidley Austin LLP. She holds a bachelor’s degree in economics from the University of Iowa, a law degree from the Harvard Law School and a master’s degree in public policy from the John F. Kennedy School of Government at Harvard University. She currently serves on the boards of Lennox International Inc. and Celanese Corporation. Ms. Rucker also serves on the board of trustees of Johns Hopkins Medicine.

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Continuing Class III Directors—Current Terms Expiring in 2020

Steven A. Davis Former Chairman and CEO, Bob Evans Farms, Inc.
Independent Director
MPC Board member since 2013
MPC Committee Memberships:
Corporate Governance and Nominating Committee
Compensation Committee

Key Qualifications and Experience:
Senior leadership experience as former CEO
Industry expertise
Strategic planning experience
Risk management experience
Operations experience
Director of other public companies

Mr. Davis, 60, served as the Chairman and Chief Executive Officer of Bob Evans Farms, Inc., a foodservice and consumer products company, from 2006 through 2015. Prior to joining Bob Evans Farms, he served in a variety of leadership positions at restaurant and consumer packaged goods companies, including as President of Long John Silver’s and A&W All-American Food Restaurants. In addition, he held senior executive and operational positions at Yum! Brands’ Pizza Hut division and Kraft General Foods. Mr. Davis holds a bachelor’s degree in business administration from the University of Wisconsin at Milwaukee and a master’s degree in business administration from the University of Chicago. He currently serves on the boards of Legacy Acquisition Corp. and Albertsons Companies, Inc., and has been appointed to the board of PPG Industries, Inc., subject to shareholder approval at PPG’s annual meeting. Mr. Davis also serves on the International Board of Directors for the Juvenile Diabetes Research Foundation. He previously served on the boards of Bob Evans Farms, Inc., Sonic Corp. and Walgreens Boots Alliance, Inc.

Gary R. Heminger Chairman and CEO, Marathon Petroleum Corporation
Chairman of the Board
MPC Board member since 2011
MPC Committee Memberships:
Sustainability Committee

Key Qualifications and Experience:
Senior leadership experience as current CEO of MPC
Financial expertise
Industry expertise
Strategic planning experience
Risk management experience
Operations experience
Director of other public companies

Mr. Heminger, 65, has served as our Chairman of the Board since April 2016, as Chief Executive Officer since 2011, and also served as our President from 2011 to 2017. He is also Chairman of the Board and Chief Executive

Officer of MPLX GP and TLGP. Mr. Heminger joined Marathon Oil Company in 1975, serving in various finance, auditing, marketing and business development roles. He served as President of Marathon Pipe Line Company from 1995 to 1996, and as Manager, Business Development and Joint Interest of Marathon Oil Company beginning in 1996. He was named Vice President of Business Development for Marathon Ashland Petroleum LLC upon its formation in 1998, and Senior Vice President, Business Development in 1999. In 2001, he was named Executive Vice President, Supply, Transportation and Marketing, and was appointed President of Marathon Petroleum Company LLC and Executive Vice President-Downstream of Marathon Oil Corporation later that year. Mr. Heminger holds a bachelor’s degree in accounting from Tiffin University, a master’s degree in business administration from the University of Dayton, and is a graduate of the Wharton School Advanced Management Program at the University of Pennsylvania. Mr. Heminger currently serves on the boards of Fifth Third Bancorp, PPG Industries, Inc., MPLX GP and TLGP. He also serves on the boards of directors and executive committees of the American Petroleum Institute and the American Fuel and Petrochemicals Manufacturers (AFPM). He is also a member of the Oxford Institute for Energy Studies, a member of the board of trustees of The Ohio State University and is past Chairman of the board of trustees of Tiffin University.

2019 Proxy Statement	17

Continuing Class III Directors—Current Terms Expiring in 2020

J. Michael Stice Dean of the Mewbourne College of Earth & Energy, The University of Oklahoma
Independent Director
MPC Board member since 2017
MPC Committee Memberships:
Audit Committee
Corporate Governance and Nominating Committee

Key Qualifications and Experience:
Senior leadership experience as former CEO
Industry expertise
Strategic planning experience
Risk management experience
Operations experience
Director of other public companies

Mr. Stice, 59, has served as the Dean of the Mewbourne College of Earth & Energy at The University of Oklahoma since August 2015. Mr. Stice retired as the Chief Executive Officer of Access Midstream Partners L.P., a gathering and processing master limited partnership, in 2014 and from its board of directors in 2015. He had served as Access Midstream’s and Chesapeake Midstream Partners, L.P.’s Chief Executive Officer since 2009, and as President and Chief Operating Officer of Chesapeake Midstream Development, L.P., a wholly owned subsidiary of Chesapeake Energy Corporation, and as Senior Vice President of natural gas projects of Chesapeake Energy Corporation since 2008. Mr. Stice began his career in 1981 with Conoco, serving in a variety of positions of increasing responsibility. He was named President of ConocoPhillips Qatar in 2003. Mr. Stice holds a bachelor’s degree in chemical engineering from the University of Oklahoma, a master’s degree in business from Stanford University and a doctorate in education from The George Washington University. He currently serves on the boards of U.S. Silica Holdings, Inc., Spartan Energy Acquisition Corp. and MPLX GP, and previously served on the boards of Access Midstream Partners GP, L.L.C., MarkWest Energy GP L.L.C., SandRidge Energy, Inc. and Williams Partners GP LLC.
.

John P. Surma Retired Chairman and CEO, United States Steel Corporation
Independent Director
MPC Board member since 2011
MPC Committee Memberships:
Audit Committee
Corporate Governance and Nominating Committee, Chair

Key Qualifications and Experience:
Senior leadership experience as former CEO
Financial expertise
Industry expertise
Strategic planning experience
Risk management experience
Operations experience
Regulatory experience
Director of other public companies

Mr. Surma, 64, retired as the Chief Executive Officer of United States Steel Corporation and as Executive Chairman in 2013. Prior to joining United States Steel, Mr. Surma served in several executive positions with

Marathon Oil Corporation, including as Senior Vice President, Finance & Accounting of Marathon Oil Company in 1997, President, Speedway SuperAmerica LLC in 1998, Senior Vice President, Supply & Transportation of Marathon Ashland Petroleum LLC in 2000 and President of Marathon Ashland Petroleum in 2001. Prior to joining Marathon, Mr. Surma worked for Price Waterhouse LLP, becoming a partner in 1987. In 1983, Mr. Surma participated in the President’s Executive Exchange Program in Washington, D.C., serving as Executive Staff Assistant to the Federal Reserve Board’s Vice Chairman. He was appointed by President Barack Obama to the President’s Advisory Committee for Trade Policy and Negotiations, serving from 2010 to 2014, including as Vice Chairman. Mr. Surma holds a bachelor’s degree in accounting from Pennsylvania State University. He currently serves on the boards of Concho Resources Inc., Ingersoll-Rand plc and MPLX GP, and previously served on the board of United States Steel Corporation. He also serves on the board of the University of Pittsburgh Medical Center, and formerly chaired the board of the Federal Reserve Bank of Cleveland.

18

Continuing Class I Directors—Current Terms Expiring in 2021

Abdulaziz F. Alkhayyal Retired Senior Vice President, Industrial Relations, Saudi Aramco
Independent Director
MPC Board member since 2016
MPC Committee Memberships:
Audit Committee
Compensation Committee
Sustainability Committee, Chair

Key Qualifications and Experience:
Senior leadership experience
Industry expertise
Strategic planning experience
Operations experience
Director of other public companies

Mr. Alkhayyal, 65, retired from Saudi Aramco, the Saudi Arabian national petroleum and natural gas company, in 2014, having served as Senior Vice President of Industrial Relations since 2007, Senior Vice President of Refining,

Marketing and International since 2001, and Senior Vice President, International Operations since 2000. He previously served in other management roles at Saudi Aramco, including as a member of general management from 1993 to 1996, Vice President, Sales and Marketing in 1996, Vice President Employee Relations and Training in 1997 and Vice President, Corporate Planning in 1998. Prior to his management roles, Mr. Alhayyal had served in various company field operations for Saudi Aramco since 1981. Mr. Alkhayyal holds a bachelor’s degree in mechanical engineering and a master’s degree in business administration from the University of California, Irvine, and attended the Advanced Management Program at the University of Pennsylvania. He currently serves on the boards of Halliburton Company, one of the world’s largest providers of products and services to the energy industry, and the Saudi Electricity Company. He also serves on the board of the International Youth Foundation.

Gregory J. Goff Executive Vice Chairman, Marathon Petroleum Corporation
Executive Vice Chairman of the Board
MPC Board member since 2018
MPC Committee Memberships:
Sustainability Committee

Key Qualifications and Experience:
Senior leadership experience as former CEO
Financial expertise
Industry expertise
Strategic planning experience
Risk management experience
Operations experience
Director of other public companies

Mr. Goff, 62, has served as our Executive Vice Chairman since our acquisition of Andeavor in October 2018. Until October 2018, he had served as Andeavor’s President and Chief Executive Officer since 2010 and as Chairman since

2014. He also served as Chairman of the Board and Chief Executive Officer of TLGP, from 2010 until October 2018. Prior to joining Andeavor, Mr. Goff served as Senior Vice President, Commercial for ConocoPhillips, an international, integrated energy company, from 2008 to 2010, and held a number of other positions at ConocoPhillips from 1981 to 2008, including Managing Director and CEO of Conoco JET Nordic; Chairman and Managing Director of Conoco Limited, a UK-based refining and marketing affiliate; President of ConocoPhillips Europe and Asia Pacific downstream operations; President of ConocoPhillips U.S. Lower 48 and Latin America exploration and production business; and President of ConocoPhillips specialty businesses and business development. He holds a bachelor’s degree in science and a master’s degree in business administration from the University of Utah. Mr. Goff currently serves on the boards of PolyOne Corporation, MPLX GP and TLGP, and previously served on the boards of Andeavor, DCP Midstream GP, LLC, QEP Midstream Partners, LP, and Western Logistics GP LLC. He also serves on the National Advisory Board of the University of Utah Business School and previously served as Chairman of the Board of AFPM.

2019 Proxy Statement	19

Continuing Class I Directors—Current Terms Expiring in 2021

James E. Rohr Retired Chairman and CEO, The PNC Financial Services Group, Inc.
Lead Independent Director
MPC Board member since 2013
MPC Committee Memberships:
Audit Committee
Compensation Committee, Chair

Key Qualifications and Experience:
Senior leadership experience as former CEO
Financial expertise
Strategic planning experience
Risk management experience
Director of other public companies

Mr. Rohr, 70, served as Chief Executive Officer of The PNC Financial Services Group, Inc., a financial services company, from 2000 until his retirement as CEO in 2013 and as Executive Chairman of the Board in 2014, after serving more than 40 years with the company in various capacities of increasing responsibility and in several leadership roles. Mr. Rohr oversaw PNC’s expansion into new markets and led PNC to record growth. Mr. Rohr holds a bachelor of arts degree from the University of Notre Dame and a master’s degree in business administration from The Ohio State University. He currently serves on the boards of directors of Allegheny Technologies Incorporated, EQT Corporation and ECHO Realty, LP., and previously served on the boards of General Electric Company, BlackRock, Inc. and The PNC Financial Services Group, Inc. Mr. Rohr serves on the board of The Heinz Endowments, is Chairman of the board of trustees of Carnegie Mellon University, a member of the boards of trustees of the University of Notre Dame and the Dietrich Foundation, and is past Chairman of the Pittsburgh Cultural Trust. He is also a board member emeritus of the Salvation Army and a member of the Allegheny Foundation.

Susan Tomasky Retired President of AEP Transmission, a business division of American Electric Power Co.
Independent Director
MPC Board member since 2018
MPC Committee Memberships:
Audit Committee, Chair
Sustainability Committee

Key Qualifications and Experience:
Senior leadership experience
Financial expertise
Strategic planning experience
Risk management experience
Legal experience
Regulatory experience
Director of other public companies

Ms. Tomasky, 65, served as President of AEP Transmission, a business division of American Electric Power Co., Inc., from 2008 to 2011. She previously served in other executive officer positions at American Electric

Power Co., including Executive Vice President and General Counsel from 1998 to 2001, Executive Vice President of Finance and Chief Financial Officer from 2001 to 2006 and Executive Vice President of Shared Services from 2006 to 2008. Prior to joining American Electric Power Co., Ms. Tomasky was a partner at the law firm of Hogan & Hartson (now Hogan Lovells), where she was a member of the firm’s energy group, and as General Counsel of the Federal Energy Regulatory Commission. She previously served as a director of the Federal Reserve Bank of Cleveland, a member bank in the Federal Reserve System. Ms. Tomasky holds a bachelor’s degree in liberal arts from the University of Kentucky and a law degree from The George Washington University Law School. She currently serves on the board of Public Service Enterprise Group Incorporated, and previously served on the boards of Summit Midstream Partners GP, LLC and Andeavor, including as Lead Director from 2014 to 2018. Ms. Tomasky is also a director of several private and non-profit organizations, including as a member of the board of trustees of Kenyon College.

20

Audit-Related Matters
Audit Committee Report
The Audit Committee has reviewed and discussed with management our audited financial statements and our report on internal control over financial reporting for 2018. The Audit Committee discussed with the independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by the Public Company Accounting Oversight Board’s standard, Auditing Standard No. 1301. The Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence and has discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements and the report on internal control over financial reporting for Marathon Petroleum Corporation be included in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.
Audit Committee
Susan Tomasky, Chair
Abdulaziz F. Alkhayyal
Evan Bayh
James E. Rohr
J. Michael Stice
John P. Surma
Auditor Fees and Services
Auditor Independence
Our Audit Committee has considered whether PricewaterhouseCoopers is independent for purposes of providing external audit services to the Company and has determined that it is.
Auditor Fees
Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2018 and 2017 were:

	2018 ($ in thousands)	2017 ($ in thousands)
Audit (a)	11,623	6,942
Audit-Related (b)	705	305
Tax (c)	1,430	50
All Other (d)	5	3
Total (e)	13,763	7,300

(a)
Audit fees for the years ended December 31, 2018 and 2017 were for professional services rendered for the audit of consolidated financial statements and internal controls over financial reporting; the performance of subsidiary, statutory and regulatory audits; the issuance of comfort letters; the provision of consents; and the review of documents filed with the SEC. Audit fees for the year ended December 31, 2017 also included audit procedures related to the newly enacted tax legislation.

(b)
Audit-Related fees for the year ended December 31, 2018 were for professional services rendered for an assessment of our information system implementation in 2018 and events not associated with the current year audit. Audit-Related fees for the year ended December 31, 2017 were for professional services rendered in 2017 for potential transactions and events not associated with the current year audit.

(c)
Tax fees for the year ended December 31, 2018 were for professional services rendered for the preparation of IRS Schedule K-1 tax forms for ANDX unitholders, for income tax compliance and consultation services, and to assist management in estimating MPLX income and deduction allocations to MPC. Tax fees for the year ended December 31, 2017 were for professional services rendered to assist management in estimating MPLX income and deduction allocations to MPC.

(d)	All Other fees for the years ended December 31, 2018 and December 31, 2017 were for an accounting research and disclosure checklist software license.

(e)	MPLX, a consolidated subsidiary of MPC, separately pays its own fees, which totaled $4.8 million for the year ended December 31, 2018, and $5.4 million for the year ended December 31, 2017.

2019 Proxy Statement	21

Pre-Approval of Audit Services
We have established a Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services Policy that, among other things, sets forth the procedure for the Audit Committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under a de minimis exception.
Under the policy, the Audit Committee may pre-approve any services to be performed by our independent auditor up to 12 months in advance and may approve in advance services by specific categories pursuant to a forecasted budget. Once each year, our Senior Vice President and Chief Financial Officer presents a forecast of audit, audit-related, tax and permissible non-audit services to the Audit Committee for approval in advance. Our Senior Vice President and Chief Financial Officer, in coordination with the independent auditor, provides an updated budget to the Audit Committee, as needed, throughout the ensuing fiscal year.
Pursuant to the policy, the Audit Committee has delegated pre-approval authority of up to $500,000 to the Chair of the Audit Committee for unbudgeted items, and the Chair reports the items pre-approved pursuant to this delegation to the full Audit Committee at its next scheduled meeting.
In 2018 and 2017, our Audit Committee pre-approved all of these services in accordance with its pre-approval policy. Our Audit Committee did not utilize the policy’s de minimis exception in 2018 or 2017.
Our pre-approval policy is posted on our website at www.marathonpetroleum.com by selecting “Investors” and “Corporate Governance,” under the heading “Policies and Guidelines.”
Certain Hiring Guidelines
We have established Guidelines for Hiring of Employees or Former Employees of the Independent Auditor that ensure our compliance with applicable law and NYSE listing standards. These Guidelines are posted and can be found on our website at www.marathonpetroleum.com by selecting “Investors” and “Corporate Governance,” under the heading “Policies and Guidelines.”
Proposal 2. Ratification of Independent Auditor for 2019
Our Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor to audit the Company’s books and accounts for the year ending December 31, 2019. While the Audit Committee is responsible for appointing, replacing, compensating and overseeing the work of the independent auditor, as a matter of good corporate governance, the Board has directed that this appointment be submitted to our shareholders for ratification. If our shareholders do not ratify this appointment, our Audit Committee will reconsider whether to retain PricewaterhouseCoopers. Even if the appointment is ratified, our Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines such change would be in our best interests or in the best interests of our shareholders.
We expect representatives of PricewaterhouseCoopers to be present at our Annual Meeting, with an opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions from our shareholders.
The Board of Directors recommends you vote FOR the ratification of PricewaterhouseCoopers as our independent auditor for the year ending December 31, 2019.

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Compensation Discussion and Analysis
In this section, we describe the material elements of our executive compensation program for our named executive officers (our “NEOs”). We also provide an overview of our compensation philosophy and objectives and explain how and why the Compensation Committee made its 2018 compensation decisions for our NEOs. We recommend that this section be read in conjunction with the tables and related disclosures in the “Executive Compensation Tables” section of this Proxy Statement.
Executive Summary
Named Executive Officers
Our NEOs for 2018 consist of our principal executive officer, our principal financial officer and the next three most highly compensated executive officers, who were:

Name	Title
Gary R. Heminger	Chairman and Chief Executive Officer
Timothy T. Griffith	Senior Vice President and Chief Financial Officer
Donald C. Templin	President, Refining, Marketing and Supply
Gregory J. Goff	Executive Vice Chairman
Anthony R. Kenney	President, Speedway LLC
Mr. Templin was named to his current role effective October 1, 2018; he previously served as President.
Mr. Goff was named as Executive Vice Chairman effective October 1, 2018, in connection with our acquisition of Andeavor, for which Mr. Goff served as President, Chief Executive Officer and Chairman. His compensation is governed by a Letter Agreement we entered into with him on April 29, 2018, the date we agreed to acquire Andeavor.

2019 Proxy Statement	23

2018 Company Performance Highlights
For MPC, 2018 was a transformative year, marked by strong operational and financial performance, as well as the completion of our strategic combination with Andeavor. Following are just a few of our 2018 performance highlights:

EARNINGS	OPERATIONS
$2.8B	$5.6B
Full-year earnings for 2018	Total income from operations for 2018

CAPITAL RETURNED TO SHAREHOLDERS	TRANSFORMATIVE COMBINATION
$4.2B	Coast to Coast
Amount of capital returned in 2018, including $3.3 billion in share repurchases	Completed our acquisition of Andeavor, creating the largest downstream energy company in the United States, with a nationwide footprint

DIVIDEND INCREASE	SYNERGIES
15%	$160MM in Q4
Announced an increase in our quarterly dividend, to $0.53 per share, in January 2019	Recurring and non-recurring synergies realized from the combination with Andeavor in first three months post-acquisition

ENVIRONMENTAL STEWARDSHIP	CONVENIENCE STORES
Recognized	3,920
Earned the U.S. Environmental Protection Agency’s ENERGY STAR Partner of the Year award, the only refiner to earn the award in 2018	Approximate number of company- owned and operated convenience stores at 2018 year-end, located across 35 states
Shareholder-Friendly Executive Compensation Practices
Our executive compensation program includes a number of shareholder-friendly features that we believe align with contemporary governance practices, promote alignment with our pay-for-performance philosophy and mitigate risk to our shareholders. See “Compensation Governance” below for additional information about our compensation governance practices.

We Do:		We Don’t:
✓	Cap annual cash bonus and performance unit payouts	✗	Allow the hedging or pledging of MPC common stock
✓	Have long-term incentive (“LTI”) awards based on relative total shareholder return	✗	Enter into employment contracts with NEOs or any other executive officers (a)
✓	Require NEOs to hold all shares received under our incentive compensation plan for a minimum of one year after vesting	✗	Guarantee minimum bonus payments to any of our executive officers
✓	Have “double triggers” for change-in-control payout provisions for all LTI awards	✗	Provide tax gross-ups for perquisites
✓	Maintain significant stock ownership guidelines for NEOs	✗	Pay dividends or dividend equivalents on unvested equity
✓	Impose clawback provisions on both long-term and short-term incentive awards	✗	Allow the repricing of stock options without shareholder approval

24

✓	Conduct an annual shareholder say-on-pay vote on NEO compensation	✗	Provide excise tax gross-up provisions with regard to any change in control of MPC
✓	Have an independent compensation consultant, retained directly by the Compensation Committee	✗	Grant stock options below fair market value as of the grant date
✓	Limit business perquisites

(a)
Although we generally do not enter into employment agreements with our executive officers, we did enter into a Letter Agreement with Mr. Goff in connection with our acquisition of Andeavor, for which he previously served as President, Chief Executive Officer and Chairman of the Board. We describe in this CD&A the compensation Mr. Goff is expected to receive under the terms of that agreement.

Shareholder Engagement and “Say-on-Pay” Voting Results
We regularly engage with our shareholders on a wide range of topics, including our NEOs’ compensation. Since 2012, we have provided our shareholders with the opportunity to cast an annual advisory Say-on-Pay vote on our NEOs’ compensation. At our 2018 Annual Meeting of Shareholders, our shareholders approved our NEOs’ compensation with approximately 92% of the vote. The Compensation Committee believes this strong level of support affirms the design and objectives of our executive compensation program, and this support influenced its decision to maintain a consistent overall approach for 2018. Shareholder engagement and the outcome of our annual Say-on-Pay vote will continue to inform our future compensation decisions.

At our 2018 Annual Meeting, our shareholders approved our named executive officer compensation with approximately 92% of the vote.

Our shareholders have the opportunity to vote on our NEO compensation at the upcoming Annual Meeting. See Proposal 3 on page 67 of this Proxy Statement for more information on this advisory vote.
Program Changes for 2018
While the Compensation Committee is pleased with the high level of shareholder support for our NEOs’ compensation indicated by our 2018 Say-on-Pay voting results, it continues to consider shareholder feedback and market data to be important inputs into our executive compensation program design. In early 2018, our Compensation Committee determined to alter the mix of long-term compensation awarded to our NEOs to consist of 50% performance units, an increase from 40% the previous year. The proportion of stock options awarded was correspondingly decreased to 30% from 40% the previous year. In addition, the minimum TSR/TUR percentile for payouts on MPC and MPLX performance units awarded in 2018 was increased to the 30th percentile from the 25th percentile. The Compensation Committee believes these changes align with its intent to compensate NEOs in a manner that is both market competitive and intended to enhance shareholder value.
Pay for Performance
The Compensation Committee believes our executive compensation programs create a strong link between our NEOs’ compensation and our performance relative to our peers. As shown below, our one-year, three-year and five-year TSR was above the median TSR of the performance unit peer group. We calculated TSR for purposes of these graphs using the same methodology and peer group that we use for our performance unit awards. See “Elements of Compensation—Long-Term Incentive Compensation—MPC Performance Units” for more information on this methodology.

1 Year TSR Performance	3 Year TSR Performance	5 Year TSR Performance

2019 Proxy Statement	25

We have realized a cumulative TSR of 226% since we were established as an independent company on June 30, 2011. During this time, Mr. Heminger’s compensation has increased overall by 44%, as shown below.

CEO Compensation Increase (a) vs. TSR Performance

(a)
Does not include the annual change in actuarial present value of accumulated benefits under our retirement plans. See “Post-Employment Benefits for 2018” and “Marathon Petroleum Retirement Plans” for more information about those amounts.

How We Determine Executive Compensation
Executive Compensation Philosophy and Objectives
We believe our executive compensation program plays a critical role in maximizing long-term shareholder value. Our program supports our ability to attract, motivate, retain and reward the highest quality executives who we believe will create value for our shareholders by executing our business priorities, including strong operational performance and responsible corporate leadership.
Our Compensation Committee periodically reviews our compensation philosophy to ensure it achieves these objectives, making adjustments as necessary to reflect peer group and industry practices, as well as shareholder feedback. Our current philosophy generally targets total direct compensation, defined as the aggregate of base salary plus target bonus plus intended value of annual LTI awards, for our NEOs at the median (50th percentile) of the compensation for similar executives of companies in our peer group. Our Compensation Committee believes that this focus on total direct compensation rather than each individual element of compensation plays a critical role in attracting, retaining, motivating and rewarding the highest quality executives.
The Compensation Committee has designed our executive compensation programs to:

•
Provide fair and competitive levels of compensation, after taking into account individual roles and responsibilities, while allowing for the discretion to place each NEO within the competitive range of each pay element;

•	Align compensation programs with company and individual performance;

•	Foster an ownership culture that aligns the interests of our NEOs with those of shareholders;

•	Consider the cyclical commodity influences of the business; and

•	Discourage excessive risk-taking and appropriately align risk with reward.

26

Compensation Committee Consultant
To promote objectivity in reviewing and analyzing market data and trends, the Compensation Committee has engaged Pay Governance LLC (the “Consultant”) as its independent compensation consultant. The Consultant reports directly to our Compensation Committee, regularly attends Compensation Committee meetings and advises the Compensation Committee on:

•	The design and implementation of our compensation policies and programs to accomplish our compensation objectives;

•	Comparative data on the executive compensation policies and practices of our peers; and

•	How our compensation programs and policies align with relevant regulatory requirements and governance standards.
See “Compensation Governance—Compensation Committee Consultant Independence” for additional information about the Consultant’s independence and related matters.
Our Peer Group
For making pay decisions for 2018, the Compensation Committee used a compensation peer group developed in consultation with the Consultant. This peer group is large and diverse, comprised of energy and other chemical and industrial companies sensitive to fluctuations in commodity prices. The Compensation Committee believes that including certain companies outside the energy industry helps ensure the peer group is large enough to minimize year-over-year volatility in compensation data. Criteria used to select our peer group included:

•	Revenues generally greater than $10 billion;

•	Heavy manufacturing operations;

•	Commodity exposure;

•	Safety and environmental focus; and

•	Availability of publicly reported information.
Our peer group for 2018 compensation decisions was comprised of the following companies:

3M Company	The Dow Chemical Company	Johnson Controls International plc
Andeavor	E. I. du Pont de Nemours and Company	Phillips 66
The Boeing Company	Eaton Corporation plc	PPG Industries, Inc.
Caterpillar Inc.	The Goodyear Tire & Rubber Company	United States Steel Corporation
Chevron Corporation	HollyFrontier Corporation	United Technologies Corporation
ConocoPhillips	Honeywell International Inc.	Valero Energy Corporation
Deere & Company	International Paper Company
When the Compensation Committee approved this peer group in May 2017, we were at approximately the 23rd percentile of the group in terms of market capitalization and the 81st percentile in terms of revenue. In situations where there is insufficient peer-group data for comparative purposes, the Consultant reviews data from available survey sources encompassing a broader group of commodity-based manufacturing companies and provides recommendations to the Compensation Committee.
In May 2018, the Compensation Committee, in consultation with the Consultant, approved a new peer group more reflective of our size and scope following our acquisition of Andeavor. The Committee replaced several smaller companies with larger companies and made other adjustments to reflect recent merger activity, including our acquisition of Andeavor. Our new peer group for 2018, which the Compensation Committee will use to make

2019 Proxy Statement	27

compensation decisions for 2019, is comprised of the following companies:

3M Company	Deere & Company	Johnson Controls International plc
Archer-Daniels-Midland Company	DowDuPont Inc.	Phillips 66
The Boeing Company	Exxon Mobil Corporation	PPG Industries, Inc.
Caterpillar Inc.	Ford Motor Company	Schlumberger Limited
Chevron Corporation	General Motors Company	United Technologies Corporation
ConocoPhillips	Halliburton Company	Valero Energy Corporation
Honeywell International Inc.
How We Use Market Data
The Consultant works with our Human Resources compensation team to identify key job responsibilities for each NEO, and matches those responsibilities to comparable job descriptions of executives in our peer group. Market data based on these matches is used as a starting point for the evaluation of each NEO’s base salary, short-term incentive targets and LTI awards.
As noted above under “Executive Compensation Philosophy and Objectives,” Total Direct Compensation for our NEOs is generally targeted at the median (50th percentile) of the compensation for similar executives of companies in our peer group. Additional factors may result in the actual level of compensation being above or below each NEO’s respective market median, including but not limited to:

•	The size and complexity of each NEO’s role;

•	Each NEO’s experience, contribution and demonstrated performance;

•	Our current and future succession needs;

•	Business results;

•	External competitiveness; and

•	Internal pay equity.
The Compensation Decision-Making Process
Our Compensation Committee is responsible for establishing and overseeing executive compensation programs and policies that are consistent with our overall compensation philosophy. In making compensation decisions, the Committee considers a variety of factors, including information provided by the Consultant, market data from our peer group, input from the CEO, the factors listed in “How We Use Market Data,” above, and any other information the Committee deems relevant in its discretion.
The Compensation Committee meets regularly in executive session outside the presence of the CEO and other executive officers. While the Compensation Committee seeks significant input from the CEO on compensation decisions and performance appraisals for all executive officers other than himself, all final compensation decisions for our executive officers are made by the Committee.

28

Elements of Compensation
Our executive compensation program is primarily comprised of the following key elements. Each is designed to be market-competitive and meet the objectives of our executive compensation philosophy and program.

Element		Description	Objective
Base Salary		Based on the scope and responsibility level of the position held, individual performance and experience, as well as peer group market data Reviewed at least annually and adjusted as appropriate	Fixed cash component provides a competitive, stable and reliable base level of compensation to attract and retain NEOs
Annual Cash Bonus (“ACB”) Program
Performance-based award opportunity

Determined based on both corporate and applicable operating organization’s performance against pre-determined metrics, as well as the assessment of individual performance by our CEO and the Compensation Committee
Motivate and reward achievement of our business objectives that drive overall performance and shareholder value Align pay with company and executive performance
Long-Term Incentive Awards	Stock options	Value realized solely on MPC common stock price appreciation	Motivate achievement of our long-term business objectives by linking compensation directly to long-term equity performance Strengthen alignment between NEO and shareholder interests Encourage retention
	Restricted stock	Value dependent on MPC common stock performance
	Performance units	Exceed target value only with above-median relative Total Shareholder Return (“TSR”) ranking among our peers
	MPLX phantom units	Value dependent on MPLX common unit performance
	MPLX performance units	Exceed target value only with above-median relative Total Unitholder Return (“TUR”) ranking among our peers and Distributable Cash Flow (“DCF”) performance above targeted growth
Compensation Mix
The Compensation Committee believes using a mix of cash and equity compensation encourages and motivates our NEOs to achieve both our short-term and long-term business objectives. Consistent with our philosophy that executive compensation should be linked to Company and NEO performance and directly aligned with long-term shareholder value creation, the majority of our NEOs’ compensation is at-risk and based on performance metrics tied to our corporate strategy.

2018 Target Compensation Mix
CEO	Average for Other NEOs (a)

(a)	Excludes Mr. Goff’s target compensation, as it is governed by the terms of his Letter Agreement rather than set by our Compensation Committee.

2019 Proxy Statement	29

“At-risk” means there is no guarantee that the target value of the awards will be realized. Based on its evaluation of performance, the Compensation Committee has the discretion to reduce, and even award nothing for, the performance-based payouts and individual performance adjustments under the ACB and performance unit awards. Stock options have no initial value and can expire with zero value if the price of our common stock does not appreciate above the grant date price over the 10-year term of the options. Restricted stock may lose value depending on stock price performance. Therefore, for NEOs to earn and sustain competitive compensation, we must meet our strategic objectives, perform well relative to our peers, and deliver market-competitive returns to our shareholders.
The Compensation Committee believes our flexibility to mix cash and equity allows us to reward NEOs based on potentially very different business and strategic objectives across our business segments, recognizing that some of our organizations (such as retail and transportation) compete for talent with companies in industries that typically have compensation structures significantly different than those of our core business. Based on data from peer group disclosures in 2018 and input from the Consultant, we believe our mix of pay elements is competitive with current market practices at our peer group companies.
2018 Base Salary
The primary purpose of base salary is to provide a competitive, fixed level of income upon which our NEOs may rely, which is critical to attracting and retaining executive talent. In setting base salary, the Compensation Committee evaluates peer group data, as well as each individual’s experience, contribution and demonstrated performance, our current and future succession needs, business results, external competitiveness and internal pay equity. Taking these matters into consideration, the Compensation Committee made the following adjustments to our NEOs’ base salaries for 2018:

Name	Previous Base Salary ($)	Base Salary Effective April 1, 2018 ($)	Increase (%)
Heminger	1,650,000	1,700,000	3.0
Griffith	700,000	800,000	14.3
Templin	900,000	950,000	5.6
Goff (a)	1,600,000	1,600,000	N/A
Kenney	725,000	750,000	3.4

(a)
Mr. Goff’s previous base salary was set by Andeavor’s compensation committee prior to the Andeavor Merger. His current base salary is governed by the terms of his Letter Agreement and was effective October 1, 2018, the date he commenced employment with us.

The Compensation Committee’s decision to increase Mr. Griffith’s base salary in particular was based on his continued strong performance and the Committee’s determination to bring him closer to the market median for his position. The Compensation Committee’s decisions to increase the base salaries of Messrs. Heminger, Templin and Kenney reflect annual merit program increases to maintain market competitiveness.

30

2018 Annual Cash Bonus Program
Our Annual Cash Bonus (“ACB”) program motivates and rewards NEOs for achieving short-term financial and operational business objectives that drive overall performance and shareholder value, as well as for individual performance during the year. The program is designed to align pay with company and executive performance, consistent with our compensation philosophy and business strategy.
2018 ACB Program Structure
In February 2018, the Compensation Committee, based on management’s recommendation, approved the ACB program for 2018. Awards under the ACB program for our NEOs are calculated as follows:

Annualized Base Salary	X	Bonus Target	X	Performance	=	Final Award

Bonus opportunities are expressed as a percentage of each NEO’s base salary.
The Compensation Committee approves target bonus opportunities for our NEOs based on analysis of market-competitive data of our compensation peer group, while also taking into consideration each executive’s experience, relative scope of responsibility and potential, internal pay equity considerations and any other information the Committee deems relevant in its discretion.

At the beginning of the performance year, the Compensation Committee establishes the performance metrics.
After the end of the performance year, the Compensation Committee reviews and assesses MPC’s performance against the pre-established performance metrics, as well as other factors the Committee deems relevant in its discretion.
The Committee also reviews and assesses each NEO’s organizational and individual performance.
Following this review, the Committee makes a final annual bonus decision for each NEO. Payout results may be above or below target based on actual MPC and individual performance.

Awards under the ACB program are generally capped at 200% of each NEO’s target award. We do not guarantee minimum bonus payments to our NEOs.
2018 Company Metrics and Performance
The Compensation Committee believes it is important for the ACB program to emphasize pre-established financial and operational (including environmental and safety) performance measures, and has determined to collectively weight these measures at 70%, as reflected in the table below. The remaining 30% is driven by a number of discretionary factors, including business results in light of opportunities and challenges encountered during the year and adjustments due to the volatility in petroleum-related commodity prices throughout the year, which makes it difficult to establish reliable, pre-determined goals, and individual performance achievements. The threshold, target and maximum levels of performance for each performance metric were established for 2018 by evaluating factors such as performance achieved in the prior year(s), anticipated challenges for 2018, our business plan and our overall strategy. At the time the performance levels were set for 2018, the threshold levels were viewed as likely achievable, the target levels were viewed as challenging but achievable, and the maximum levels were viewed as extremely difficult to achieve. The table below provides the goals for each metric, target weighting and our performance achieved in 2018 ($ in millions):

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Category	Performance Metric	Threshold 50% Payout	Target 100% Payout	Maximum 200% Payout	Result	Target Weighting	Performance Achieved
Financial	Operating Income Per Barrel (a)	5th or 6th Position	3rd or 4th Position	1st or 2nd Position	4th Position	15%	15%
					(100% of target)
	Controllable Costs (b)	$7,015	$6,680	$6,510	$6,498	10%	20%
					(200% of target)
	Distributable Cash Flow at MPLX LP (c)	$2,335	$2,595	$2,725	$2,781	10%	20%
					(200% of target)
	EBITDA (d)	$3,400	$5,700	$7,500	$8,001	5%	10%
					(200% of target)
Operational	Mechanical Availability (e)	94%	95%	96%	95.9%	10%	19%
					(190% of target)
	Marathon Safety Performance Index (f)	1.00	0.65	0.40	1.07	5%	—
					(0% of target)
	Process Safety Events Rate (g)	0.60	0.39	0.23	0.27	5%	8.8%
					(175% of target)
	Designated Environmental Incidents (h)	82	59	36	23	5%	10%
					(200% of target)
	Quality Incidents (i)	$500,000	$250,000	$125,000	—	5%	10%
					(200% of target)
					Total	70%	112.8%

(a)
Measures our operating income per barrel of crude oil throughput, adjusted for unusual business items and accounting changes, compared to a group of peer companies, which for 2018 were: BP p.l.c.; Chevron Corporation; ExxonMobil Corporation; HollyFrontier Corporation; PBF Energy; Phillips 66; and Valero Energy Corporation.

(b)
Costs generally not subject to change based on production volume, purchases of commodities, sales, throughputs or changes in commodity prices. These costs are adjusted to exclude costs related to acquisitions and divestitures, capital projects in excess of $500 million, and employee bonus accruals.

(c)	Represents the cash flow available to be paid to MPLX’s common unitholders, as disclosed in MPLX’s consolidated financial statements.

(d)
Derived from our consolidated financial statements and adjusted for certain items. This non-GAAP performance metric is calculated as earnings before interest and financing costs, interest income, income taxes, depreciation and amortization expense adjusted to exclude the effects of impairment expenses, pension settlement gains/losses, inventory market valuation adjustments, certain non-cash charges and credits, and the effects of acquisitions and divestitures.

(e)	Measures the mechanical availability of the processing equipment in our refineries and the critical equipment in our midstream assets.

(f)	Measures our success and commitment to employee safety. Goals are set annually at best-in-class industry performance, focusing on continual improvement and include common industry metrics.

(g)	Measures our ability to identify, understand and control certain process hazards.

(h)	Measures certain internal environmental performance metrics.

(i)	Shown in absolute dollars. Measures the impact of product quality incidents and cumulative costs to us.

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NEO Individual Performance
At the beginning of the year, each NEO employed by us at that time develops individual performance goals relative to his respective organizational responsibilities, which are directly related to our business objectives. The subjective goals used to evaluate the individual performance of our participating NEOs for 2018 fell into the following general categories:

Goal	Heminger	Griffith	Templin	Kenney
Talent development, retention, succession and acquisition	✓	✓	✓	✓
Enhancement of shareholder value through return of capital and unlocking midstream asset value	✓	✓	✓
Excellence in environmental, personal safety and process safety improvement	✓		✓	✓
System integration, optimization and removing bottlenecks	✓	✓	✓	✓
Growth through organic expansion and acquisition opportunities	✓	✓	✓	✓
Growth of market share for gasoline and diesel	✓		✓	✓
Progress on diversity initiatives	✓	✓	✓	✓
Following the end of 2018, the Compensation Committee evaluated the CEO’s performance with input from our full Board, and our CEO reviewed the organizational and individual performance of the other participating NEOs and made annual bonus recommendations to the Compensation Committee. Key factors considered for 2018 included:

•	Completed transformative acquisition of Andeavor, effective October 1, 2018, creating the largest downstream energy company in the United States, with a nationwide footprint;

•	Achieved full-year earnings for 2018 of $2.8 billion; and

•	Sustained focus on shareholder returns, with $4.2 billion returned to shareholders through dividends and share repurchases.
Bonus Payments for 2018
In February 2019, the Compensation Committee certified the results of our performance metrics for the 2018 ACB program and, taking into consideration MPC’s performance relative to the pre-established metrics, each NEO’s organizational and individual performance, the key factors discussed above and any other factors the Committee deemed relevant, awarded the following amounts under the ACB program to our participating NEOs for 2018:

Name	2018 Year-End Base Salary ($)	Bonus Target as a % of Base Salary	Target Bonus ($)	Final Award as a % of Target	Final Award ($)
Heminger	1,700,000	160	2,720,000	191	5,200,000
Griffith	800,000	80	640,000	180	1,150,000
Templin	950,000	100	950,000	179	1,700,000
Kenney	750,000	85	637,500	173	1,100,000
Andeavor’s 2018 Incentive Compensation Program
Mr. Goff commenced employment with us effective October 1, 2018, and thus was not eligible to participate in the 2018 ACB. His cash bonus for 2018 was determined under the Andeavor Incentive Compensation Program (“ICP”), which was approved in February 2018 by the compensation committee of Andeavor’s board of directors. The 2018 ICP structure provided all employees under the program, including Mr. Goff, with the same upward and downward bonus opportunity (0% below threshold; 50% at threshold; 100% at target; and 200% at maximum; with interpolation between levels), subject to adjustment based on individual performance. The calculation for determining the total payout to Mr. Goff was:

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[	Bonus Eligible Earnings	x	Target Bonus %	x	% Overall Company Performance Achieved	]	+/-	Individual Performance Adjustment (a)	=	Final Award

(a)	Calculated as a percentage of the individual target bonus opportunity (bonus eligible earnings multiplied by target bonus percentage).
Based on its analysis of market-competitive data, its compensation philosophy and other factors, such as internal equity and individual contributions, Andeavor’s Compensation Committee set Mr. Goff’s target bonus opportunity for 2018 at 160% of his bonus eligible earnings.
Payouts under the 2018 ICP were determined by measuring Andeavor’s overall corporate performance, as assessed by our Compensation Committee, against the performance measures established by Andeavor’s Compensation Committee. The table below provides the goals for each measure, target weighting and performance achieved in 2018 ($ in millions):

Performance Measure	Threshold ($) (50% Payout)	Target ($) (100% Payout)	Maximum ($) (200% Payout)	Weighting	Performance Achieved (a)
Margin-neutral EBITDA (b)	$2,762	$3,249	$3,573	50%	200%
Growth, Productivity and Synergy Improvements (c)	$437	$486	$559	20%	200%
Cost Management (d)	$3,961	$3,772	$3,583	15%	106%
Process Safety Management (e)	0.18	0.16	0.14	5%	—
Environmental (e)	33	28	25	5%	88%
Personal Safety (f)	0.73	0.57	0.51	5%	84%
				Total	165%

(a)
The Compensation Committee had the discretion to adjust Andeavor’s performance results to take into account unplanned or unanticipated business decisions or events that are outside of management’s control, unusual or non-recurring items, and other factors, to determine the total amount, if any, payable under the 2018 ICP. In calculating Andeavor’s performance under each measure, the Compensation Committee considered the impact of the Andeavor Merger and determined to adjust Andeavor’s performance under each measure to consider Andeavor’s performance for the period from January 1, 2018 through September 30, 2018, prior to its acquisition on October 1, 2018, rather than for the full 2018 fiscal year.

(b)
Achievement of U.S. GAAP-based net earnings before interest, income taxes, depreciation and amortization, measured on a margin neutral basis by excluding fluctuations in commodity prices (and thereby fluctuations in margins) over which management has little influence.

(c)
Targeted improvements from growth initiatives, productivity with existing assets and synergies from acquisitions to create value, including growth from income-generating capital improvements, margin improvement initiatives, organic growth initiatives and other smaller projects.

(d)
Measurement of operating expenditures and administrative expenses less certain adjustments. The cost metric excludes refining energy costs, annual incentive compensation costs, stock-based compensation expense, non-controllable expenses for post-retirement employee benefits (pension, medical, life insurance) and insurance costs (property, casualty and liability).

(e)	Targeted improvement in the number of incidents over the average for the past three years. Threshold is set at the three-year average.

(f)	Targeted improvement in the number of recordable personal safety incidents over the average for the past three years. Threshold is set at the three-year average.
For the calculation of both the EBITDA and cost management measures, the Compensation Committee had the discretion to take into consideration special items, including decisions that have a material impact on Andeavor’s results compared to budget, unusual items and non-recurring items. In calculating the EBITDA measure results, the Compensation Committee made adjustments to account for acquisition and transaction-related costs that were not included in the original targets and bonus related cost increases and decreases relative to the original target. In calculating the cost management measure results, the Compensation Committee made adjustments to account for an accounting classification change that moved logistics related service costs from Cost of Sales to Operating Expense after targets were set.
The 2018 ICP provided that Mr. Goff’s payout could be adjusted above or below the amount determined by Andeavor’s overall corporate performance based on an assessment of his overall performance, taking into account

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successful achievement of goals, business plan execution and other leadership attributes. Taking into consideration Andeavor’s overall corporate performance, as well as Mr. Goff’s leadership of Andeavor through the Andeavor Merger and his significant contributions to the ongoing integration of the two companies, the 2018 annual bonus payout approved for Mr. Goff was:

Name	Bonus Eligible Earnings ($) (a)	Target Bonus as a % of Earnings	Target Bonus ($)	Final Award as a % of Target	Final Award ($)
Goff	1,600,000	160	2,560,000	180	4,600,000

(a)	Bonus eligible earnings is based on salary earned during the 2018 calendar year.
Long-Term Incentive Compensation Program
Our long-term incentive (“LTI”) compensation program is designed to promote achievement of our long-term business objectives by linking our NEOs’ compensation directly to long-term equity performance and strengthening alignment between our NEOs’ interests and our shareholders’ interests. The target value for each NEO’s LTI award is determined by the Compensation Committee based upon input from the Consultant and peer group data, as well as the size and complexity of each NEO’s role.
Our Compensation Committee has determined it is appropriate for our NEOs to receive a portion of their LTI awards in the form of MPLX performance units and phantom units, as each NEO has responsibility for managing assets and businesses that advance MPLX’s long-term business objectives, which in turn benefits MPC. The mix of MPC and MPLX awards granted is based on the Compensation Committee’s assessment of the percentage of time each NEO regularly dedicates to managing the affairs of MPLX. For 2018, the Compensation Committee determined that the following mix of awards was appropriate for our NEOs:

Heminger Griffith Templin	80% MPC LTI Awards			20% MPLX LTI Awards
	50% Performance Units	30% Stock Options	20% Restricted Stock	50% Performance Units	50% Phantom Units
Kenney	90% MPC LTI Awards			10% MPLX LTI Awards
	50% Performance Units	30% Stock Options	20% Restricted Stock	50% Performance Units	50% Phantom Units
MPC performance units, stock options and restricted stock are granted by the Compensation Committee. MPLX performance units and phantom units are granted by a committee of the MPLX Board comprised of the Chairman and the non-management directors (the “MPLX Committee”) following a recommendation by the Compensation Committee.
LTI awards represent a compensation opportunity. The actual long-term compensation value realized by our NEOs will depend on the price of our underlying stock at the time of settlement. The 2018 LTI awards were based on an intended dollar value rather than a specific number of performance units, stock options or shares of restricted stock. Each form of LTI award is discussed in more detail below.
Mr. Goff commenced employment with us on October 1, 2018 and did not receive an LTI award for 2018. His Letter Agreement provides that he will receive an LTI award, valued at $12,250,000, for 2019.
Changes to LTI Components for 2018
As a result of its ongoing analysis of peer data and as part of its continuing effort to be responsive to feedback from our shareholders, the Compensation Committee made the following changes to the LTI program for 2018:

•	The overall mix of LTI awards was changed so that, beginning with awards granted in 2018, at least 50% of MPC annual LTI awards will be in the form of performance units.

•	Beginning with 2018 awards, the minimum TSR/TUR percentile for a payout on performance units will increase to the 30th percentile from the 25th percentile.
MPC Performance Units
The Compensation Committee believes that TSR is the best overall pay-for-performance metric to align our NEOs’ interests with shareholder interests. Our performance units evaluate MPC’s TSR relative to a peer group of oil industry competitors and a market index. This relative evaluation recognizes the cyclical nature of our business and

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commodity prices (crude oil) and prevents volatility from directly advantaging or disadvantaging the payout of the award beyond that of our peers. Our performance units are designed to ensure we pay above target compensation only when our TSR is above the median of the peer group.
TSR for MPC and each of the peer group companies is measured over a 36-month performance cycle. Each performance cycle has four equally weighted measurement periods: (i) the first 12 months; (ii) the second 12 months; (iii) the third 12 months; and (iv) the entire 36-month period. The Compensation Committee believes that this structure is appropriate as maximum payout based on TSR may only be achieved by outperforming the TSR peer group for all four measurement periods.
Each peer group member’s TSR for a measurement period is determined by the following formula:
(Ending Stock Price - Beginning Stock Price) + Cumulative Cash Dividends
Beginning Stock Price
The beginning and ending stock prices used for MPC and each peer group member in the TSR calculation are the averages of each company’s closing stock price for the 20 trading days immediately preceding the beginning and ending date of the applicable measurement period. This helps mitigate significant market fluctuations in stock price at the beginning or end of a performance cycle and discourages excessive or inappropriate risk-taking near the end of a performance cycle by limiting the impact on the overall payout of the award.
Our TSR performance percentile within the peer group is measured for each measurement period, with the related payout percentage determined as follows:

TSR Percentile	Payout (% of Target) (a)
100th (Highest)	200%
50th	100%
25th (b)	50%
Below 25th (b)	0%

(a)	Payout for performance between quartiles will be determined using linear interpolation.

(b)	Increased to the 30th percentile for awards granted in 2018 and thereafter.
Each performance unit is denominated in dollars with a target value of $1.00. The actual payout may vary from $0.00 to $2.00 (0% to 200% of target). The Compensation Committee believes that capping the maximum payout at 200% mitigates excessive or inappropriate risk-taking. In addition, if MPC’s TSR is negative for a measurement period, the payout percentage for that measurement period is capped at target (100%) regardless of actual relative TSR performance percentile. The final value of the performance unit award will be determined by multiplying the simple average of the payout percentages for the four measurement periods by the number of performance units granted. These awards settle 25% in MPC common stock and 75% in cash. Unvested performance units do not receive dividends and do not have voting rights.
Performance units granted in 2016 had a performance cycle of January 1, 2016, through December 31, 2018. The peer group for these performance units was: Andeavor, Chevron Corporation, HollyFrontier Corporation, PBF Energy, Phillips 66, Valero Energy Corporation and the S&P 500 Energy Index. Due to industry consolidation, Andeavor was removed from the group effective January 1, 2018.
In January 2019, the Compensation Committee certified the final TSR results for the four applicable measurement periods as follows:

Measurement Period	Actual TSR (%)	Position	Percentile Ranking (%)	Payout (% of Target)
January 1, 2016 - December 31, 2016	(1.8)	5th	42.86	85.72
January 1, 2017 - December 31, 2017	34.6	3rd	71.43	142.86
January 1, 2018 - December 31, 2018	(4.6)	4th	50.00	100.00
January 1, 2016 - December 31, 2018	25.4	3rd	66.67	133.34
			Average:	115.48

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Based on the resulting average, each performance unit granted was multiplied by $1.1548, and the Compensation Committee approved the following payouts to our NEOs:

Name	Target Number of Performance Units	Compensation Committee Approved Payout ($)
Heminger	3,520,000	4,064,896
Griffith	640,000	739,072
Templin	600,000	692,880
Kenney	756,000	873,029
MPC performance units granted to our NEOs in 2017 and 2018 remain outstanding. See the “Outstanding Equity at 2018 Fiscal Year-End” table below for additional information about these awards, including the amount granted, the performance cycle and the applicable peer group.
MPC Stock Options
Stock options provide a direct but variable link between our NEOs’ long-term compensation and the long-term value shareholders receive by investing in MPC. The Compensation Committee believes stock options are inherently performance-based as option holders realize benefits only if the value of our stock increases for all shareholders after the grant date. The exercise price of our stock options is generally equal to the per-share closing price of our common stock on the grant date. Stock options generally vest in equal installments on the first, second and third anniversaries of the grant date and expire 10 years following the grant date. Option holders do not have voting rights or receive dividends on the underlying stock. See the “2018 Grants of Plan-Based Awards” table below for the number of options granted to our NEOs in 2018.
MPC Restricted Stock
Our Compensation Committee awards restricted stock to our NEOs to promote their ownership of actual shares of our common stock, to help them comply with our stock ownership guidelines and to promote their retention. Awards generally vest in equal installments on the first, second and third anniversaries of the grant date. Unvested restricted stock awards accrue dividends, which are paid upon vesting. Holders of unvested restricted stock have voting rights. See the “2018 Grants of Plan-Based Awards” table below for the number of shares of restricted stock granted to our NEOs in 2018.
MPLX Performance Units
The Compensation Committee and the MPLX Committee believe that MPLX performance unit awards align our NEOs’ interests with the interests of our shareholders and MPLX’s unitholders. Performance units granted in 2016 are based on TUR relative to a peer group of midstream companies, as further described below. In 2017, the MPLX Committee added a DCF-per-MPLX-common-unit metric to the MPLX performance unit program to align it with contemporary industry program design. The MPLX Committee believes the TUR and DCF metrics are important indicators of performance as they are commonly used by unitholders to measure a master limited partnership’s (“MLP”) performance against others within the same industry. Achieving above-target payouts would require at least one of these two metrics to achieve above-target performance.
TUR for MPLX and each peer group MLP is measured over a 36-month performance cycle. Each performance cycle has four equally weighted measurement periods: (i) the first 12 months; (ii) the second 12 months; (iii) the third 12 months; and (iv) the entire 36-month period. The MPLX Committee believes this structure is appropriate as maximum payout based on TUR may only be achieved by outperforming the TUR peer group for all four measurement periods.
Each peer group member’s TUR is determined by the following formula:
(Ending Unit Price - Beginning Unit Price) + Cumulative Cash Distributions
Beginning Unit Price
The beginning and ending unit prices used for MPLX and each peer group member in the TUR calculation are the averages of each company’s closing unit price for the 20 trading days immediately preceding the beginning or ending date of the applicable measurement period. This helps mitigate significant market fluctuations in unit price at the beginning or end of a performance cycle and discourages excessive or inappropriate risk-taking near the end of a performance cycle by limiting the impact on the overall payout of the award.

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MPLX’s TUR performance percentile within the peer group is measured for each measurement period, with the related payout percentage determined as follows:

TUR Percentile	Payout (% of Target) (a)
100th (Highest)	200%
50th	100%
25th (b)	50%
Below 25th (b)	0%

(a)	Payout for performance between quartiles will be determined using linear interpolation.

(b)	Increased to the 30th percentile for awards granted in 2018 and thereafter.
Each performance unit is denominated in dollars with a target value of $1.00. The actual payout may vary from $0.00 to $2.00 (0% to 200% of target). The MPLX Committee believes that capping the maximum payout at 200% mitigates excessive or inappropriate risk-taking. In addition, if MPLX’s TUR is negative for a measurement period, the payout percentage for that measurement period is capped at target (100%) regardless of actual relative TUR performance percentile. These awards settle 25% in MPLX common units and 75% in cash. Holders of unvested performance units do not receive cash distributions and do not have voting rights.
Performance units granted in 2016 had a performance cycle of January 1, 2016 through December 31, 2018. The peer group for these performance units was: Andeavor Logistics LP, Buckeye Partners, L.P., Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P., Enterprise Products Partners L.P., Magellan Midstream Partners, L.P., ONEOK Partners, L.P., Phillips 66 Partners LP, Plains All American Pipeline, L.P., Sunoco Logistics Partners L.P., Valero Energy Partners LP, Western Gas Partners, LP and Williams Partners L.P. Due to industry consolidations, ONEOK Partners, L.P. and Sunoco Logistics Partners L.P. were removed from the group effective January 1, 2017, and Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P. and Williams Partners L.P. were removed from the group effective January 1, 2018.
In January 2019, the MPLX Committee certified the final TUR results for the four applicable measurement periods as follows:

Measurement Period	Actual TUR (%)	Position	Percentile Ranking (%)	Payout (% of target)
January 1, 2016 - December 31, 2016	3.2	12th	15.38	—
January 1, 2017 - December 31, 2017	17.5	1st	100.00	200.00
January 1, 2018 - December 31, 2018	(4.2)	6th	37.50	75.00
January 1, 2016 - December 31, 2018	15.7	4th	62.50	125.00
			Average:	100.00
The final value of the 2016 performance unit awards was determined by multiplying the simple average of the payout percentages for the four measurement periods by the number of performance units granted. Based on the resulting average, each performance unit granted was multiplied by $1.00, and the MPLX Committee approved the following payouts to our NEOs:

Name	Target Number of Performance Units	MPLX Board Approved Payout ($)
Heminger	1,100,000	1,100,000
Griffith	200,000	200,000
Templin	750,000	750,000
Kenney	105,000	105,000
For MPLX performance unit awards granted in 2017 and 2018, the final value will be based 50% on MPLX’s TUR, as described above, and 50% on a DCF-per-MPLX-common-unit metric. This metric measures the growth of MPLX’s full-year DCF over the three-year performance cycle. The MPLX Committee added this metric in 2017 as it believes unitholders view DCF as an important measure of an MLP’s performance relative to others in the same industry.

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Threshold, target and maximum DCF levels for the awards granted in 2017 are calculated by applying pre-determined compound annual growth rates of 8%, 10% and 12%, respectively, over the DCF per MPLX common unit for 2016 as follows:

Award Year	Metric	Threshold (a) (50% Payout)	Target (a) (100% Payout)	Maximum (a) (200% Payout)
2017	DCF per common unit at 12/31/2019	$2.9559	$3.1232	$3.2967

(a)	Payout for performance between these levels will be determined using linear interpolation.
Threshold, target and maximum DCF levels for the awards granted in 2018 are determined at the beginning of each year of the performance cycle by the MPLX Committee based on the annual business plan. The levels for 2018 were ($ in millions):

Award Year	Metric	Threshold (a) (50% Payout)	Target (a) (100% Payout)	Maximum (a) (200% Payout)
2018	DCF at 12/31/2018	$2,335	$2,595	$2,725

(a)
Payout will be based on achievement of DCF in each year of the performance cycle as compared with the threshold, target and maximum levels. Payout for performance between these levels will be determined using linear interpolation.

MPLX performance units granted to our NEOs in 2017 and 2018 remain outstanding. See the “Outstanding Equity at 2018 Fiscal Year-End” table below for additional information about these awards, including the amount granted, the performance cycle, and the applicable peer group.
MPLX Phantom Units
Grants of phantom units promote increased ownership by our NEOs of MPLX common units, which strengthens alignment between our NEOs’ interests and the interests of MPLX’s unitholders, including us. The value of phantom unit awards is variable, based on the value of an underlying MPLX common unit. Awards generally vest in equal installments on the first, second and third anniversaries of the grant date and are settled in MPLX common units. Distribution equivalents accrue on the phantom unit awards and are paid upon vesting. Holders of unvested phantom units have no voting rights. NEOs are required to hold all MPLX common units received upon vesting of phantom units for at least one year. This requirement applies to units net of taxes at the time of vesting or distribution. See the “2018 Grants of Plan-Based Awards” table below for the number of phantom units granted to our NEOs in 2018.
Other Benefits
In addition to the three key compensation elements described above, our NEOs are generally eligible to participate in our market-competitive health and life insurance plans, long-term and short-term disability programs, retirement and severance programs. We also provide limited perquisites to our NEOs that are consistent with our business strategy and/or market-based trends. None of these additional programs are considered material by the Compensation Committee when making compensation decisions.
Retirement Benefits
Retirement benefits provided to our NEOs are designed to be consistent in value and aligned with benefits offered by the other companies with which we compete for talent. Benefits payable under our qualified and nonqualified plans are described in more detail in “Post-Employment Benefits” and “Nonqualified Deferred Compensation.”
Severance Benefits
We have not entered into individual severance or change-in-control agreements with our NEOs. However, our Amended and Restated Executive Change in Control Severance Benefits Plan and the MPLX LP Executive Change in Control Severance Benefits Plan accomplish several specific objectives, including:

•	Providing and preserving an economic motivation for participating executives to consider a business combination that might result in an executive’s job loss; and

•	Competing effectively in attracting and retaining executives in an industry that features frequent mergers, acquisitions and divestitures.
Our change in control benefits are described in more detail in “Potential Payments upon Termination or Change in Control.”

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Perquisites
We offer limited perquisites to our NEOs. Based on the Consultant’s analysis and advice, we believe the perquisites we offer are consistent with those offered by our peer group companies.
Our NEOs are eligible for reimbursement for certain tax, estate and financial planning services up to $15,000 per year while serving as an executive officer and $3,000 in the year following retirement or death. The Compensation Committee believes this benefit is appropriate due to the complexities of income tax preparation for our NEOs, who may, for example, be required to make personal income tax filings in multiple states as a result of receiving MPLX common units.
We also offer enhanced annual physical health examinations for our senior management, including our NEOs, to promote their health and well-being. Under our program, these officers are eligible for a comprehensive physical (generally in the form of a one-day appointment), with procedures similar to those available to all other employees under our health program.
The primary use of our corporate aircraft is for business purposes and must be authorized by our CEO or another executive officer designated by our Board or our CEO. Occasionally, spouses or other guests may accompany our NEOs or other executive officers on corporate aircraft, or our NEOs or other executive officers may travel for personal purposes on corporate aircraft when space is available on business-related flights. When a spouse’s or guest’s travel does not meet the Internal Revenue Service standard for business use, the cost of that travel is imputed as income to the NEO or other executive officer.
Our Board has authorized and recommends the personal use of corporate aircraft for our CEO to promote his safety, security and productivity. The value of such personal use is periodically reported to and monitored by the Compensation Committee and is taxable income to our CEO. In addition, we provide limited security benefits to our CEO, the costs of which are primarily attributable to the maintenance, operation and monitoring of enhanced security systems. The Committee feels these security measures are appropriate given the growing public profile of our CEO and the publicity given to those in our industry.
Reportable values for these perquisites, based on the incremental costs to us, are included in the “All Other Compensation” column of the “2018 Summary Compensation Table.”
We do not provide income tax assistance or tax gross-ups on our executive perquisites.
Compensation Governance
Stock Ownership Guidelines
The Compensation Committee has established stock ownership guidelines for our executive officers intended to align their long-term interests with those of our shareholders. These guidelines require the executive officers in the positions shown below to retain MPC common stock having a value equal to a target multiple of their annualized base salary. The targeted multiples vary depending upon the executives’ position and responsibilities:

Position	Stock Ownership Guideline
Chief Executive Officer	6x annualized base salary
Executive Vice Chairman Presidents Executive Vice Presidents	4x annualized base salary
Chief Human Resources Officer General Counsel Senior Vice Presidents	3x annualized base salary
Vice Presidents	2x annualized base salary
Each officer must hold all equity we grant until the applicable ownership guideline has been achieved. As of December 31, 2018, all of our NEOs had met their stock ownership guidelines.

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The guidelines also require that these officers hold all full-value shares of MPC common stock received under our incentive compensation plan, including upon the settlement of performance units, for a minimum of one year following the date those shares are earned or vest.
Prohibition on Derivatives and Hedging
We prohibit hedging transactions related to our common stock or pledging or creating security interests in our common stock, including shares held in excess of the amount required under our stock ownership guidelines. This ensures that our NEOs bear the full risk of MPC common stock ownership.
Recoupment/Clawback Policy
Our NEOs are subject to recoupment provisions under the ACB and LTI programs in the case of certain forfeiture events. If we are required, as a result of a determination made by the SEC or our Audit Committee, to prepare a material accounting restatement due to noncompliance with any financial reporting requirement under applicable securities laws as a result of misconduct, our Compensation Committee may decide that a forfeiture event has occurred based on an assessment of whether an executive officer, including our NEOs: (i) knowingly engaged in misconduct; (ii) was grossly negligent with respect to misconduct; (iii) knowingly failed or was grossly negligent in failing to prevent misconduct; or (iv) engaged in fraud, embezzlement or other similar misconduct materially harmful to us.
If it is determined that a forfeiture event has occurred, the Compensation Committee has the right to request and receive reimbursement of any portion of an executive officer’s bonus from the ACB program that would not have been earned had the forfeiture event not taken place. In addition, the executive’s unexercised stock options, unvested restricted stock and outstanding performance units would be subject to immediate forfeiture. If a forfeiture event occurred either while the executive officer was employed, or within three years after termination of employment, and a payment had previously been made to the executive officer in settlement of performance units, the Compensation Committee would have the right to recoup an amount in cash up to the amount paid in settlement of the performance units.
These recoupment provisions are in addition to the requirements under Section 304 of the Sarbanes-Oxley Act of 2002, which require the CEO and CFO to reimburse the company for any bonus or other incentive-based or equity-based compensation, as well as any related profits received in the 12-month period prior to the filing of an accounting restatement due to noncompliance with financial reporting requirements as a result of misconduct. Additionally, all equity grants made since 2012 include provisions making them subject to any clawback provisions required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and to any other “clawback” provisions as required by law or by the applicable listing standards of the NYSE.
Tax Policy
Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), generally disallows a tax deduction to a public corporation for compensation over $1 million paid in any fiscal year to certain executive officers (and, beginning in 2018, certain former executive officers). Historically, Section 162(m) exempted qualifying performance-based compensation from the deduction limit if certain requirements were met. Significant aspects of our compensation programs were designed to permit (but not require) compensation to potentially qualify for this performance-based exception. To accomplish this, we previously asked shareholders to approve equity and incentive compensation plans that included limitations and provisions required to be included under Section 162(m).
Tax reform legislation amended Section 162(m) in December of 2017 to: (i) eliminate the exemption for performance-based compensation, other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017, and in effect on that date; and (ii) expand the group of current and former executive officers who may be covered by the Section 162(m) deduction limit.
While our shareholder-approved incentive plans are structured to provide that certain awards could be made in a manner intended to potentially qualify for the performance-based compensation exemption, that exemption is no longer available for tax years after 2017, other than with respect to certain “grandfathered” arrangements as noted above. Our Compensation Committee expects in the future to authorize compensation in excess of $1 million to our NEOs that will not be deductible under Section 162(m) when it believes doing so is in the best interests of us and our shareholders. Additionally, with the performance-based compensation exception no longer available, we will no longer include specific Section 162(m)-related limitations or provisions or request shareholder approval for this purpose, and generally will not attempt to meet the requirements previously included in our plans related to the now eliminated performance-based compensation exception under the prior Section 162(m) regime as there is no tax benefit from doing so.

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Compensation Committee Consultant Independence
The Compensation Committee engaged Pay Governance LLC (the “Consultant”) as its independent compensation consultant for 2018. While the Compensation Committee oversees the Consultant’s activities, the Consultant does interact with management to gather information and formalize proposals for presentation to the Committee. During 2018, the only services the Consultant provided to us or our management were directly related to executive or director compensation matters.
In determining that the advice it receives from the Consultant is objective and not influenced by the Consultant’s working relationship with MPC or the Compensation Committee, the Committee considered:

•	The Consultant’s provision of other services to us;

•	The amount of fees we paid the Consultant, as a percentage of the Consultant’s total revenue;

•	The Consultant’s policies and procedures that are designed to prevent internal conflicts;

•	Any business or personal relationship of the Consultant with the members of the Compensation Committee or our executive officers; and

•	Any of our stock owned by the Consultant.
The Compensation Committee has considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest with respect to the Consultant in 2018. Based on this review, the Compensation Committee determined that the Consultant’s work performed during 2018 did not raise any conflicts of interest.
Compensation-Based Risk Assessment
Annually, the Consultant performs an assessment of the risks associated with our compensation programs. In January 2019, the Compensation Committee reviewed the most recent assessment of our policies and practices for compensating our executive officers and non-executive employees as they relate to our risk management profile. This assessment noted the following risk-mitigating factors:

•
The Compensation Committee annually reviews analyses on targeted compensation, actual compensation and stock ownership, and employs a philosophy of targeting total compensation at the peer group median;

•	The mix of fixed versus variable compensation and cash versus equity is reasonable;

•	Key functions are involved in establishing, reviewing and administering our incentive plans to ensure accuracy and transparency;

•	Incentive awards are generally capped at a maximum payout of 200% of target;

•	Metrics used within incentive plans align with shareholder value creation;

•	A comprehensive process is followed when determining incentive goals, which incorporates significant discussion between management and the Compensation Committee;

•	Executive officers are required to comply with a rigorous stock ownership policy and an additional holding policy on earned or vested full-value shares;

•	Long-term incentive awards vest over multi-year periods;

•	Appropriate levels of review, approval and governance support compensation decisions;

•	We maintain an insider trading policy, an anti-hedging policy and a recoupment policy that addresses the restatement of results; and

•	The full Board plays an active role in leadership succession planning.
Following its assessment, the Compensation Committee concluded that:

•	Our compensation programs are appropriate to meet our business objectives;

•	Our compensation programs are balanced in composition between cash and equity;

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•	Our compensation programs are balanced in composition between annual and long-term performance; and

•	Any risks arising from our compensation programs are not reasonably likely to have a material adverse effect on our financial statements.
Compensation Committee Interlocks and Insider Participation
Messrs. Rohr (Chair), Alkhayyal, Bunch, Davis and Galante and Ms. James served on our Compensation Committee during 2018. The Board determined that each member qualified as independent. As Chairman of MPLX GP, the general partner of MPLX, and of TLGP, the general partner of ANDX, Mr. Heminger participates in compensation decisions for those entities. During 2018, none of our other executive officers served as a member of a compensation committee or board of directors of another entity that has an executive officer serving as a member of our Compensation Committee or Board of Directors.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for 2018 with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2018.
Compensation Committee
James E. Rohr, Chair
Abdulaziz F. Alkhayyal
Charles E. Bunch
Steven A. Davis
Edward G. Galante

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Executive Compensation Tables
2018 Summary Compensation Table
The following table provides information regarding compensation for our 2018 NEOs for the years shown.

Name and Principal Position	Year	Salary ($) (a)	Stock Awards ($) (b) (c)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (d)	Change in Pension Value ($) (e)	All Other Compensation ($) (f)	Total ($)
Gary R. Heminger Chairman and Chief Executive Officer	2018	1,687,500	8,143,693	3,240,009	5,200,000	931,253	603,595	19,806,050
	2017	1,637,500	7,736,165	3,840,001	5,000,000	942,420	514,721	19,670,807
	2016	1,600,000	5,575,165	3,520,008	4,200,000	1,097,813	562,822	16,555,808
Timothy T. Griffith Senior Vice President and Chief Financial Officer	2018	775,000	1,655,410	672,011	1,150,000	130,153	135,124	4,517,698
	2017	681,250	1,611,727	800,003	1,100,000	145,967	103,922	4,442,869
	2016	600,000	1,013,690	640,004	750,000	113,173	91,094	3,207,961
Donald C. Templin President, Refining, Marketing and Supply	2018	937,500	2,364,874	960,005	1,700,000	268,777	192,823	6,423,979
	2017	856,250	2,623,087	240,001	1,700,000	285,452	159,596	5,864,386
	2016	800,000	1,869,697	600,005	1,300,000	241,506	148,860	4,960,068
Gregory J. Goff Executive Vice Chairman	2018	400,000	—	—	4,600,000	1,062,308	121,941	6,184,249
Anthony R. Kenney President, Speedway	2018	743,750	1,519,283	675,016	1,100,000	286,725	142,504	4,467,278
	2017	718,750	1,334,144	792,000	1,100,000	379,447	135,898	4,460,239
	2016	687,500	982,903	756,005	1,075,000	403,941	136,970	4,042,319

(a)
Reflects actual salary earned during the fiscal year covered. Compensation is reviewed after the end of each year, and salary increases, if any, are generally effective April 1 of the following year. Mr. Goff commenced employment with us on October 1, 2018; the amount shown for him reflects the prorated portion of his salary from that date through year-end. See “Compensation Discussion and Analysis—Elements of Compensation—Base Salary” for additional information on base salaries for 2018.

(b)
The amounts shown in these columns reflect the aggregate grant date fair value of LTI awarded in the applicable year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note 23 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 and Note 22 to MPLX’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2018 for valuation assumptions used to determine the value of these awards.

(c)
The maximum value of the performance units granted in 2018, assuming the highest level of performance achieved, is: Mr. Heminger, MPC - $10,800,000 and MPLX - $2,700,000; Mr. Griffith, MPC - $2,240,000 and MPLX - $560,000; Mr. Templin, MPC - $3,200,000 and MPLX - $800,000; Mr. Kenney, MPC - $2,250,000 and MPLX - $250,000.

(d)	Reflects the total value of ACB awards earned for the year indicated, which were paid in the following year.

(e)
The amounts shown in this column reflect the annual change in actuarial present value of accumulated benefits under the Marathon Petroleum, Speedway and Andeavor retirement plans. See “Post-Employment Benefits for 2018” for more information regarding our defined benefit plans and the assumptions used in the calculation of these amounts. There are no deferred compensation earnings reported in this column as our nonqualified deferred compensation plans do not provide above-market or preferential earnings.

44

(f)
We offer limited perquisites to our NEOs, which, together with our contributions to defined contribution plans, comprise the amounts reported in the All Other Compensation column. The amounts shown in this column are summarized in the following table. See “Compensation Discussion and Analysis—Other Benefits—Perquisites” for a description of each of these items.

Name	Personal Use of Company Aircraft ($) (g)	Company Physicals ($)	Tax and Financial Planning ($)	Security ($)	Company Contributions to Defined Contribution Plans ($) (h)	Total All Other Compensation ($)
Heminger	111,251	3,769	12,793	6,454	469,328	603,595
Griffith	—	3,769	—	—	131,355	135,124
Templin	—	3,769	4,036	—	185,018	192,823
Goff	10,280	3,769	—	—	107,892	121,941
Kenney	—	3,769	9,351	—	129,384	142,504

(g)
The amounts shown in this column reflect our aggregate incremental cost of personal use of corporate aircraft by our NEOs, their spouses or other guests for 2018, estimated using the average costs of operating the aircraft, such as fuel costs, trip-related maintenance, crew travel expenses, trip-related fees, storage costs, communications charges and other miscellaneous variable costs. Fixed costs, such as pilot compensation, the purchase and lease of aircraft and maintenance not related to travel are excluded from this calculation. We believe this method provides a reasonable estimate of our incremental cost; however, it overstates the actual incremental cost when a flight has a primary business purpose, space is available to transport an officer or his or her guest not traveling for business purposes and no incremental cost is realized by us. No income tax assistance or gross-ups are provided for personal use of corporate aircraft.

(h)
The amounts shown in this column reflect our contributions under our tax-qualified retirement plans and related nonqualified deferred compensation plans. The amounts shown for Mr. Goff also include matching and profit sharing contributions under the Andeavor Executive Deferred Compensation Plan. See “Post-Employment Benefits for 2018” and “2018 Nonqualified Deferred Compensation” for more information.

2019 Proxy Statement	45

2018 Grants of Plan-Based Awards
The following table provides information regarding all plan-based awards, including cash-based incentive awards and equity-based awards, granted to our NEOs in 2018.

Name	Type of Award	Grant Date (a)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (b)			Estimated Future Payouts Under Equity Incentive Plan Awards (c)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (d)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Heminger	ACB		N/A	2,720,000	5,440,000
	Stock Options	3/1/2018								186,529	64.79	3,240,009
	Restricted Stock	3/1/2018							33,339			2,160,034
	Performance Units	3/1/2018				675,000	5,400,000	10,800,000				4,471,200
	MPLX Phantom Units	3/1/2018							38,694			1,350,034
	MPLX Phantom Units (e)	12/20/2018							5,265			162,425
	MPLX Performance Units	3/1/2018				168,750	1,350,000	2,700,000				—
Griffith	ACB		N/A	640,000	1,280,000
	Stock Options	3/1/2018								38,688	64.79	672,011
	Restricted Stock	3/1/2018							6,915			448,023
	Performance Units	3/1/2018				140,000	1,120,000	2,240,000				927,360
	MPLX Phantom Units	3/1/2018							8,026			280,027
	MPLX Performance Units	3/1/2018				35,000	280,000	560,000				—
Templin	ACB		N/A	950,000	1,900,000
	Stock Options	3/1/2018								55,268	64.79	960,005
	Restricted Stock	3/1/2018							9,879			640,060
	Performance Units	3/1/2018				200,000	1,600,000	3,200,000				1,324,800
	MPLX Phantom Units	3/1/2018							11,465			400,014
	MPLX Performance Units	3/1/2018				50,000	400,000	800,000				—
Goff	Andeavor ICP		N/A	2,560,000	5,120,000
Kenney	ACB		N/A	637,500	1,275,000
	Stock Options	3/1/2018								38,861	64.79	675,016
	Restricted Stock	3/1/2018							6,946			450,031
	Performance Units	3/1/2018				140,625	1,125,000	2,250,000				931,500
	MPLX Phantom Units	3/1/2018							3,583			125,011
	MPLX Phantom Units (e)	12/20/2018							413			12,741
	MPLX Performance Units	3/1/2018				15,625	125,000	250,000				—

(a)
The MPC awards granted on March 1, 2018 were approved on February 27, 2018. The MPLX awards granted on March 1, 2018 were approved on February 28, 2018. The MPLX awards granted on December 20, 2018 were approved on December 20, 2018.

(b)
Target amounts reflect the target annual incentive opportunity. No threshold amount is disclosed as the Compensation Committee has discretion to award no annual incentive under the ACB and Andeavor ICP programs. Each NEO may generally earn a maximum of 200% of the target.

(c)
Target amounts reflect the number of performance units granted. Each performance unit has a target value of $1.00. The threshold for the award is the minimum possible payout of the award, which is 12.5%. The threshold is achieved when the payout percentage is 50% for one measurement period and 0% for the other three measurement periods, thus an average payout percentage of 12.5% for the performance cycle. The maximum payout for this award is 200% of target.

(d)
Reflects the total grant date fair value calculated in accordance with FASB ASC Topic 718. The Black-Scholes value used for the stock options was $17.37 per share. The restricted stock value was based on the closing price of $64.79 per share of MPC common stock on the grant date. The MPC performance units have a grant date fair value of $0.83 per unit as calculated using a Monte Carlo valuation model. Assumptions used in the calculation of these amounts are included in Note 23 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. The MPLX phantom unit value was based on the closing price of $34.89 per unit of MPLX common units on the grant date. Assumptions used in the calculation of these amounts are included in Note 22 to MPLX’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2018. No total grant date fair value for the MPLX

46

performance units has been determined under FASB ASC Topic 718 because the MPLX Committee sets the DCF levels for these awards at the beginning of each performance year; thus, the DCF levels for the second and third performance years have not yet been set.

(e)
These awards were granted to Messrs. Heminger and Kenney as part of the correction of an erroneous 2018 payment of their outstanding MPLX phantom unit awards, which was fully corrected in 2018 pursuant to applicable Internal Revenue Service guidance. Messrs. Heminger and Kenney took no part in the decision to make the erroneous payment. The correction restored them to the same economic position that they would have been in had the payment not occurred.

2019 Proxy Statement	47

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table provides information regarding the outstanding equity awards held by our NEOs as of December 31, 2018.

Name	Grant Date (b)	Option Awards (a)				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (c)	Market Value of Shares or Units of Stock That Have Not Vested ($) (d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(f)
Heminger	2/25/2009	187,142	—	10.10	2/25/2019
	2/24/2010	246,340	—	12.37	2/24/2020
	2/23/2011	236,744	—	20.85	2/23/2021
	12/5/2011	73,712	—	17.20	12/5/2021
	2/29/2012	420,170	—	20.78	3/1/2022
	2/27/2013	221,454	—	41.37	2/27/2023
	3/1/2014	257,340	—	41.69	3/1/2024
	3/1/2015	260,742	—	50.89	3/1/2025
	3/1/2016	235,373	117,687	34.63	3/1/2026
	3/1/2017	89,887	179,776	50.99	3/1/2027
	3/1/2018	—	186,529	64.79	3/1/2028
		2,228,904	483,992		MPC	42,326	2,497,657	9,240,000	13,051,212
					MPLX	75,655	2,292,347	2,550,000	3,150,000
Griffith	8/26/2011	19,100	—	17.44	8/26/2021
	2/29/2012	28,012	—	20.78	3/1/2022
	2/27/2013	13,072	—	41.37	2/27/2023
	3/1/2014	16,406	—	41.69	3/1/2024
	3/1/2015	42,668	—	50.89	3/1/2025
	3/1/2016	42,795	21,398	34.63	3/1/2026
	3/1/2017	18,726	37,454	50.99	3/1/2027
	3/1/2018	—	38,688	64.79	3/1/2028
		180,779	97,540		MPC	15,226	898,486	1,920,000	2,712,336
					MPLX	14,923	452,167	530,000	655,000
Templin	7/1/2011	148,370	—	21.10	7/1/2021
	2/29/2012	89,636	—	20.78	3/1/2022
	2/27/2013	51,674	—	41.37	2/27/2023
	3/1/2014	56,616	—	41.69	3/1/2024
	3/1/2015	59,260	—	50.89	3/1/2025
	3/1/2016	40,120	20,061	34.63	3/1/2026
	3/1/2017	5,618	11,236	50.99	3/1/2027
	3/1/2018	—	55,268	64.79	3/1/2028
		451,294	86,565		MPC	14,337	846,026	1,840,000	2,498,992
					MPLX	41,931	1,270,509	1,600,000	2,200,000
Goff	5/3/2010	62,669	—
	5/5/2010	220,660	—
		283,329	—		MPC	591,105	34,881,106	—	—
					ANDX	129,902	4,220,516	—	—
Kenney	2/23/2011	59,242	—	20.85	2/23/2021
	12/5/2011	14,262	—	17.20	12/5/2021
	2/29/2012	67,228	—	20.78	3/1/2022
	2/27/2013	33,218	—	41.37	2/27/2023
	3/1/2014	43,426	—	41.69	3/1/2024
	3/1/2015	53,334	—	50.89	3/1/2025
	3/1/2016	50,552	25,276	34.63	3/1/2026
	3/1/2017	18,539	37,079	50.99	3/1/2027
	3/1/2018	—	38,861	64.79	3/1/2028
		339,801	101,216		MPC	9,007	531,503	1,917,000	2,706,812
					MPLX	6,959	210,858	235,000	290,000

48

(a)
Stock options have a maximum term for exercise of 10 years from the grant date. They generally become exercisable in one-third increments on the first, second and third anniversaries of the grant date.

(b)
Awards granted prior to June 30, 2011 were made by Marathon Oil. The Marathon Oil awards converted to MPC equity awards when MPC separated from Marathon Oil in 2011, and remain subject to the original vesting schedules.

(c)
Amounts for NEOs other than Mr. Goff reflect the number of shares of MPC unvested restricted stock and MPLX phantom units held on December 31, 2018. Restricted stock and phantom units generally vest in one-third increments on the first, second and third anniversaries of the grant date. MPC restricted stock and MPLX phantom unit awards to our NEOs generally provide for full vesting upon termination of employment due to “Mandatory Retirement,” which refers to our general policy that our officers retire on the first day of the month after they attain age 65. Messrs. Heminger and Kenney became eligible for Mandatory Retirement on October 1, 2018 and November 1, 2018, respectively. Under applicable tax rules, this retirement eligibility caused Messrs. Heminger and Kenney to “vest” in their restricted stock awards for income tax and payroll tax (e.g., FICA taxes) purposes, and in their phantom unit awards for payroll tax purposes, notwithstanding that they continue to be employed, because on and after their respective retirement eligibility dates no substantial risk of forfeiture applies to these awards. While these awards continue to be reflected in this table, the portion used to pay the associated taxes has been excluded from this table, and is instead included in the “Option Exercises and Stock Vested in 2018” table below.

Amounts for Mr. Goff reflect the number of MPC restricted stock units and ANDX phantom units, converted upon the Andeavor Merger from prior Andeavor equity awards and ANDX performance unit awards, respectively, held on December 31, 2018. These awards were granted under the Andeavor 2011 Long-Term Incentive Plan and the Andeavor Logistics LP 2011 Long-Term Incentive Plan, respectively, and remain subject to their original vesting schedules. These awards generally provide for pro rata vesting based on the number of full months worked during the awards’ original performance period once Mr. Goff became retirement eligible, which occurred on May 1, 2015. Under applicable tax rules, this retirement eligibility caused Mr. Goff to “vest” in a pro rata portion of his restricted stock unit awards for payroll tax (e.g., FICA taxes) purposes, and in a pro rata portion of his phantom unit awards for payroll tax purposes, upon their conversion on October 1, 2018, because on and after such date no substantial risk of forfeiture applies to these awards. While these awards continue to be reflected in this table, the portion used to pay the associated taxes has been excluded from this table, and is instead included in the “Option Exercises and Stock Vested in 2018” table below.

	MPC Restricted Stock/MPC Restricted Stock Units			MPLX Phantom Units/ANDX Phantom Units
Name	Grant Date	# of Unvested Shares	Vesting Date	Grant Date	# of Unvested Units	Vesting Date
Heminger	3/1/2016	9,512	3/1/2019	3/1/2016	13,266	3/1/2019
	3/1/2017	14,095	3/1/2019, 3/1/2020	3/1/2017	20,197	3/1/2019, 3/1/2020
	3/1/2018	18,719	3/1/2019, 3/1/2020, 3/1/2021	3/1/2018	37,139	3/1/2019, 3/1/2020, 3/1/2021
		42,326		12/20/2018	5,053	3/1/2019, 3/1/2020, 3/1/2021
					75,655
Griffith	3/1/2016	3,081	3/1/2019	3/1/2016	2,513	3/1/2019
	3/1/2017	5,230	3/1/2019, 3/1/2020	3/1/2017	4,384	3/1/2019, 3/1/2020
	3/1/2018	6,915	3/1/2019, 3/1/2020, 3/1/2021	3/1/2018	8,026	3/1/2019, 3/1/2020, 3/1/2021
		15,226			14,923
Templin	3/1/2016	2,888	3/1/2019	3/1/2016	9,424	3/1/2019
	3/1/2017	1,570	3/1/2019, 3/1/2020	3/1/2017	21,042	3/1/2019, 3/1/2020
	3/1/2018	9,879	3/1/2019, 3/1/2020, 3/1/2021	3/1/2018	11,465	3/1/2019, 3/1/2020, 3/1/2021
		14,337			41,931
Goff	1/28/2016	107,551	1/28/2019	2/16/2017	54,084	2/16/2020
	2/14/2017	235,095	2/14/2020	2/16/2018	75,818	2/16/2021
	2/13/2018	248,459	2/13/2021		129,902
		591,105
Kenney	3/1/2016	2,079	3/1/2019	3/1/2016	1,267	3/1/2019
	3/1/2017	2,959	3/1/2019, 3/1/2020	3/1/2017	1,854	3/1/2019, 3/1/2020
	3/1/2018	3,969	3/1/2019, 3/1/2020, 3/1/2021	3/1/2018	3,442	3/1/2019, 3/1/2020, 3/1/2021
		9,007		12/20/2018	396	3/1/2019, 3/1/2020, 3/1/2021
					6,959

(d)
Amounts reflect the aggregate value of all shares of MPC unvested restricted stock, MPC restricted stock units, MPLX phantom units and ANDX phantom units held on December 31, 2018, using the MPC closing stock price of $59.01, the MPLX closing unit price of $30.30 and the ANDX closing unit price of $32.49 on that date.

(e)
Amounts reflect the number of unvested MPC and MPLX performance units held on December 31, 2018. The MPC performance unit grants awarded in 2017 and 2018 have a 36-month performance cycle and are designed to settle 25% in MPC common stock and 75% in cash. Each performance unit is dollar denominated with a target value of $1.00. Payout may vary from $0.00 to $2.00 per unit and is tied to MPC’s TSR as compared to the applicable peer group, which for performance units granted in 2017 and 2018 was: Andeavor, Chevron Corporation, HollyFrontier Corporation, PBF Energy, Phillips 66, Valero Energy Corporation and the S&P 500 Energy Index.

2019 Proxy Statement	49

The MPLX performance unit grants awarded in 2017 and 2018 have a 36-month performance cycle and are designed to settle 25% in MPLX common units and 75% in cash. Each performance unit is dollar denominated with a target value of $1.00. Payout may vary from $0.00 to $2.00 per unit and will be determined (i) 50% based on MPLX’s TUR as compared to the applicable peer group, which for 2017 and 2018 was: Andeavor Logistics LP, Buckeye Partners, L.P., Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P., Enterprise Products Partners L.P., Magellan Midstream Partners, L.P., Phillips 66 Partners LP, Plains All American Pipeline, L.P., Valero Energy Partners LP, Western Gas Partners, LP and Williams Partners L.P., (due to industry consolidations, Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P. and Williams Partners L.P. were removed from the group effective January 1, 2018) and (ii) 50% based on a DCF-per-MPLX-common-unit metric which measures the growth of MPLX’s full-year DCF over the three-year performance cycle.

	MPC Performance Units			MPLX Performance Units
Name	Grant Date	# of Unvested Units	Performance Cycle	Grant Date	# of Unvested Units	Performance Cycle
Heminger	3/1/2017	3,840,000	1/1/2017 - 12/31/2019	3/1/2017	1,200,000	1/1/2017 - 12/31/2019
	3/1/2018	5,400,000	1/1/2018 - 12/31/2020	3/1/2018	1,350,000	1/1/2018 - 12/31/2020
		9,240,000			2,550,000
Griffith	3/1/2017	800,000	1/1/2017 - 12/31/2019	3/1/2017	250,000	1/1/2017 - 12/31/2019
	3/1/2018	1,120,000	1/1/2018 - 12/31/2020	3/1/2018	280,000	1/1/2018 - 12/31/2020
		1,920,000			530,000
Templin	3/1/2017	240,000	1/1/2017 - 12/31/2019	3/1/2017	1,200,000	1/1/2017 - 12/31/2019
	3/1/2018	1,600,000	1/1/2018 - 12/31/2020	3/1/2018	400,000	1/1/2018 - 12/31/2020
		1,840,000			1,600,000
Kenney	3/1/2017	792,000	1/1/2017 - 12/31/2019	3/1/2017	110,000	1/1/2017 - 12/31/2019
	3/1/2018	1,125,000	1/1/2018 - 12/31/2020	3/1/2018	125,000	1/1/2018 - 12/31/2020
		1,917,000			235,000

(f)
Amounts for MPC reflect the aggregate value of all performance units held on December 31, 2018, assuming a payout of $1.5238 per unit for the March 1, 2017 award and $1.3333 per unit for the March 1, 2018 award, which is the next higher performance achievement that exceeds the performance for these grants’ measurement period that ended December 31, 2018. Amounts shown for MPLX reflect the aggregate value of all performance units held on December 31, 2018, assuming a payout of $1.5000 per unit for the March 1, 2017, grant and $1.0000 per unit for the March 1, 2018, grant, which is the next higher performance achievement that exceeds the performance for these grants’ measurement period that ended December 31, 2018.

Option Exercises and Stock Vested in 2018
The following table provides information regarding MPC stock options exercised by our NEOs in 2018, as well as shares of MPC restricted stock, MPC restricted stock units, MPLX phantom units and ANDX phantom units vested in 2018.

		Option Awards		Stock Awards
Name		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#) (b)	Value Realized on Vesting ($) (c)
Heminger	MPC	55,178	2,396,375	74,080	5,379,377
	MPLX	—	—	31,969	1,097,278
Griffith	MPC	—	—	7,583	491,833
	MPLX	—	—	5,435	188,377
Templin	MPC	—	—	6,294	408,229
	MPLX	—	—	20,958	726,404
Goff	MPC	—	—	181,465	14,717,451
	ANDX	—	—	66,396	2,161,585
Kenney	MPC	—	—	15,344	1,033,991
	MPLX	—	—	2,976	102,172

(a)	Amounts reflect the actual pre-tax gain realized by our NEOs upon exercise of stock options, which is the fair market value of the shares on the exercise date less the per share grant price.

(b)
As discussed in footnote (c) to the “Outstanding Equity at 2018 Fiscal Year-End” table, during 2018, certain awards held by Messrs. Heminger, Goff and Kenney vested for income tax and payroll tax (e.g., FICA taxes) purposes due to their retirement eligibility under the applicable plans and agreements. Amounts in this column include the following numbers of

50

such awards used to pay the associated taxes: Mr. Heminger, 33,058 shares of MPC restricted stock and 3,167 MPLX phantom units; Mr. Goff, 12,135 MPC restricted stock units and 2,056 ANDX phantom units; Mr. Kenney, 6,756 shares of MPC restricted stock and 287 MPLX phantom units.

(c)	Amounts reflect the actual pre-tax gain realized by our NEOs upon vesting of MPC restricted stock and MPLX phantom units, which is the fair market value of the shares/units on the vesting date.
Post-Employment Benefits for 2018
Pension Benefits
We provide tax-qualified retirement benefits to our employees, including certain of our NEOs, under the Marathon Petroleum Retirement Plan. While most employees of Speedway do not participate in the Plan, some receive tax-qualified retirement benefits under the Speedway Retirement Plan, and certain of our NEOs also receive benefits under that plan. Following our acquisition of Andeavor, certain employees receive retirement benefits under the Andeavor Pension Plan, and one of our NEOs also receives benefits under that plan. In addition, we sponsor the Marathon Petroleum Excess Benefit Plan, the Speedway Excess Benefit Plan and the Andeavor Executive Security Plan (“Excess Plans”), which are unfunded nonqualified deferred compensation plans made available to a select group of management or highly compensated employees, including our NEOs.
2018 Pension Benefits
The following table reflects the actuarial present value of accumulated benefits payable to each of our NEOs under the Marathon Petroleum Retirement Plan, the Speedway Retirement Plan, the Andeavor Pension Plan and the defined benefit portion of the Excess Plans as of December 31, 2018. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

Name	Plan	Number of Years of Credited Service (a)	Present Value of Accumulated Benefit ($) (b)	Payments During Last Fiscal Year ($)
Heminger	Marathon Petroleum Retirement Plan	38.08 years	1,944,661	—
	Marathon Petroleum Excess Benefit Plan	38.08 years	26,007,702	—
	Speedway Retirement Plan	6.48 years	347,799	—
	Speedway Excess Benefit Plan	6.48 years	4,599,516	—
Griffith	Marathon Petroleum Retirement Plan	7.33 years	151,944	—
	Marathon Petroleum Excess Benefit Plan	7.33 years	453,821	—
Templin	Marathon Petroleum Retirement Plan	7.50 years	188,514	—
	Marathon Petroleum Excess Benefit Plan	7.50 years	1,301,067	—
Goff	Andeavor Pension Plan	0.67 years	220,445	—
	Andeavor Executive Security Plan	8.67 years	27,342,033	—
Kenney	Marathon Petroleum Retirement Plan	23.83 years	1,292,535	—
	Marathon Petroleum Excess Benefit Plan	23.83 years	5,046,856	—
	Speedway Retirement Plan	18.99 years	620,983	—
	Speedway Excess Benefit Plan	18.99 years	2,935,400	—

(a)
Represents the number of years the NEO has participated in the Plan. Plan participation service used for the purpose of calculating each participant’s benefit under the Marathon Petroleum Retirement Plan legacy final average pay formula and the Speedway pension equity formula was frozen as of December 31, 2009. Plan participation service used for the purpose of calculating each participant’s benefit under the Speedway Retirement Plan legacy final average pay formula was frozen on December 31, 1998. Plan participation service used for the purpose of calculating Mr. Goff’s benefit under the Andeavor Pension Plan final average pay formula was frozen as of December 31, 2010.

(b)
The present value of accumulated benefit for the Marathon Petroleum Retirement Plan was calculated assuming a discount rate of 4.20%, the RP2000 mortality table for lump sums, a 96% lump sum election rate and retirement at age 62 (or current age, if later). In accordance with the Marathon Petroleum Retirement Plan provisions and actuarial assumptions, the discount rate for lump sum calculations varied between 0.75% to 1.50% based on anticipated year of retirement. Please see “Marathon Petroleum Retirement Plan” below for more detail on the formulas.

The present value of accumulated benefit for the Speedway Retirement Plan was calculated assuming a discount rate of 4.20%, the 94GAR mortality table for lump sums, a 96% lump sum election rate and retirement at age 65 (or current age, if later). In accordance with the Speedway Retirement Plan provisions and actuarial assumptions, the discount rate for lump sum calculations was 2.62% for the Speedway legacy benefit formula and 2.82% for the pension equity formula, for the anticipated year of retirement for those with Speedway benefits.

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The present value of accumulated benefit for the Andeavor Pension Plan is equal to the value of the retirement benefits at the earliest unreduced age assuming a discount rate of 4.22%, a cash balance interest crediting rate of 3.22%, the use of the RP-2018 Mortality Table with generational mortality improvements in accordance with Scale MP-2018, and that Mr. Goff will elect a lump sum payment at retirement using an interest rate of 4.22% and the PPA 2018 Mortality Table.
Marathon Petroleum Retirement Plan
In general, our employees and certain employees of Speedway are immediately eligible to participate in the Marathon Petroleum Retirement Plan, which is a tax-qualified defined benefit retirement plan that is primarily designed to provide participants with income after retirement. Prior to January 1, 2010, the monthly benefit under the Marathon Petroleum Retirement Plan was equal to the following formula:

[	1.6%	×	Monthly Final Average Pay	×	Years of Participation	]	—	[	1.33%	×	Monthly Estimated Primary Social Security Benefit (calculated as of December 31, 2012)	×	Years of Participation	]
We refer to this formula as the Marathon legacy benefit formula. Effective January 1, 2010, the Marathon legacy benefit formula was amended to (i) cease future accruals of additional years of participation, and (ii) as applied to eligible NEOs, cease further compensation updates. No more than 37.5 years of participation may be recognized under the Marathon legacy benefit formula. Eligible earnings under the Marathon Petroleum Retirement Plan include, but are not limited to, pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Marathon Petroleum Thrift Plan and incentive compensation bonuses. Age continues to be updated under the Marathon legacy benefit formula.
Benefit accruals for years beginning in 2010 are determined under a cash balance formula. Under the cash balance formula, each year plan participants receive pay credits equal to a percentage of compensation based on their plan points. Plan points equal the sum of a participant’s age and cash balance service:

•	Participants with fewer than 50 points receive a 7% pay credit;

•	Participants with at least 50 but fewer than 70 points receive a 9% pay credit; and

•	Participants with 70 or more points receive an 11% pay credit.
Participants in the Marathon Petroleum Retirement Plan become fully vested upon the completion of three years of vesting service. The Plan has both a “legacy” retirement benefit and a “cash balance” retirement benefit.  The legacy retirement benefit is a frozen benefit. Normal retirement age under the Plan for both benefit types is age 65.  For the Plan’s legacy retirement benefit, a vested participant who is at least age 62 may retire prior to age 65 and receive an unreduced benefit. For the Plan’s cash balance retirement benefit, a vested participant may retire at any age prior to age 65 and receive an unreduced benefit. Messrs. Heminger and Kenney are each age 65 and are vested in their legacy and cash balance retirement benefits under the Plan. Messrs. Griffith and Templin each have vested cash balance retirement benefits under the Plan; they do not have any legacy retirement benefits under Plan. Accordingly, Messrs. Heminger, Kenney, Griffith and Templin are each eligible to retire and receive an unreduced payment of their Plan retirement benefits.
The forms of benefit available under the Marathon Petroleum Retirement Plan include various annuity options and a lump sum distribution option. Participants are eligible for early retirement upon reaching age 50 and completing 10 years of vesting service. If an employee retires between the ages of 50 and 62 with sufficient vesting service, the amount of benefit under the Marathon legacy benefit formula is reduced as follows:

Age at Retirement	62	61	60	59	58	57	56	55	54	53	52	51	50
Early Retirement Factor	100%	97%	94%	91%	87%	83%	79%	75%	71%	67%	63%	59%	55%
There are no early retirement subsidies under the cash balance formula.
Under the cash balance formula, plan participants receive pay credits based on age and cash balance service. For 2018, Messrs. Heminger and Kenney received pay credits equal to 11% of compensation, which is the highest level of pay credit available under the plan. Mr. Griffith received pay credits equal to 9% of compensation in our qualified plan. Mr. Templin received pay credits equal to 9% of compensation. Additionally, under the terms of his employment offer entered into with our former parent company, Mr. Templin receives additional contributions to our nonqualified plan to ensure that the aggregate contributions from our qualified and nonqualified retirement plans

52

equal 11% of his applicable compensation. Based on the age and service calculation specified in the Marathon Petroleum Retirement Plan, Mr. Templin will receive a supplemental nonqualified contribution set at 2% of eligible compensation in the Marathon Petroleum Excess Benefit Plan. This supplemental contribution will be decreased over time as Mr. Templin’s age and service increase; he will be eligible for the full 11% contribution in his qualified plan in 2022.
Marathon Petroleum Excess Benefit Plan (Defined Benefit Portion)
The Marathon Petroleum Excess Benefit Plan is an unfunded nonqualified deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees. This Plan generally provides benefits that participants, including our NEOs, would have otherwise received under the tax-qualified Marathon Petroleum Retirement Plan were it not for Internal Revenue Code limitations. For our NEOs, eligible earnings under this Plan include the items listed above, excluding bonuses, for the Marathon Petroleum Retirement Plan, as well as deferred compensation contributions, for the highest consecutive 36-month period over the 10-year period up to December 31, 2012. This Plan also provides an enhancement for executive officers using the three highest bonuses earned over the 10-year period up to December 31, 2012, instead of the consecutive bonus formula in place for non-officers. We believe this enhancement is appropriate in light of the greater volatility of executive officer bonuses. As Messrs. Griffith, Templin and Goff have not accrued a benefit under the Marathon legacy benefit formula, they are not eligible for this enhancement.
Due to the structure of the frozen Marathon legacy benefit formula under the Marathon Petroleum Retirement Plan, the age-related lump sum benefit conversion factors used to calculate lump sum benefits under the frozen legacy final average pay benefit formula result in a year-to-year decrease in the lump sum benefit for participants generally beginning on or after the age of 59. As a result, if participants choose to continue their employment with MPC after they reach age 59, their lump sum benefit may decline year to year.
The Marathon Petroleum Excess Benefit Plan permits the Compensation Committee, on a discretionary basis, to extend a lump sum retirement benefit supplement (“Service Benefit”) to individual officers of MPC to offset the age-related erosion of benefit from age 62 until such officer’s actual retirement date or date of death. An officer must be vested under the Marathon Petroleum Retirement Plan to qualify for the Service Benefit. The Compensation Committee previously extended eligibility for the Service Benefit to Messrs. Heminger and Kenney.
The Service Benefit will not correct for any age-related erosion of benefit occurring prior to an officer reaching age 62 but, for those officers selected by the Compensation Committee in its sole discretion, the Service Benefit will correct for the age-related erosion of benefit from age 62 until such officer’s actual retirement date or date of death. If an officer who has been offered the Service Benefit retires or dies after reaching age 62 and while an active employee with us, the officer’s Service Benefit will be calculated as follows:

•
If the lump sum interest rate upon the officer reaching the age of 62 used to calculate the retirement lump sum benefit is less than or equal to the lump sum interest rate as of the officer’s actual retirement date or date of death, the Service Benefit shall be the difference between the legacy lump sum benefit he or she would have been eligible to receive using the age 62 lump sum conversion factor based on the lump sum interest rate in effect on the actual retirement date or date of death and the legacy lump sum benefit he or she is eligible to receive using the lump sum conversion factor for the actual age at retirement or death based on the lump sum interest rate in effect on the actual retirement date or date of death; or

•
If the lump sum interest rate upon the officer reaching the age of 62 used to calculate the retirement lump sum benefit is greater than the lump sum interest rate as of the officer’s actual retirement date or date of death, the Service Benefit shall be the difference between the legacy lump sum benefit he or she would have been eligible to receive using the lump sum conversion factor and lump sum interest rate in effect at age 62 and the legacy lump sum benefit he or she is eligible to receive using the lump sum conversion factor and lump sum interest rate in effect on the actual retirement date or date of death.

As intended by the Compensation Committee, the Service Benefit does not compensate for unfavorable fluctuations in the lump sum interest rate and is in fact structured to prevent payment of a Service Benefit greater than intended within a favorable interest rate environment; the Service Benefit is designed to correct only for the benefit erosion an officer may experience for continued employment with us after reaching the age of 62.
Speedway Retirement Plan
Speedway sponsors the Speedway Retirement Plan, a tax-qualified defined benefit retirement plan primarily designed to help employees provide for an income after retirement. During his prior service with Speedway,

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Mr. Heminger participated in the Speedway Retirement Plan. At the time of his participation, the monthly benefit under the Speedway Retirement Plan was calculated under the following formula:

[	2.0%	×	Monthly Final Average Pay	×	Years of Participation	]	—	[	2.0%	×	Monthly Estimated Primary Social Security Benefit	×	Years of Participation	]
We refer to this formula as the Speedway legacy benefit formula. This benefit formula was grandfathered for all employees participating in this plan as of December 31, 1998, but no additional years of participation credit beyond that date are recognized. Additionally, compensation updates for the NEOs participating in the Speedway legacy benefit formula ceased as of December 31, 1998. No more than 25 years of participation may be recognized under the formula.
Eligible earnings under the Speedway Retirement Plan included pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the then Speedway Retirement Savings Plan and incentive compensation bonuses. Vesting service and age continue to be updated under the Speedway legacy benefit formula.
Effective January 1, 1999, the Speedway Retirement Plan was amended so that benefits accrued on or after that date would be determined under a pension equity formula. As an employee of Speedway, Mr. Kenney has accrued a benefit under both the Speedway legacy benefit formula and the pension equity formula. Under the pension equity formula, participants were credited with a percentage of their final average pay each year. The percentages were based on the sum of a participant’s age plus participation service, as follows:

Age + Participation	0-29	30-39	40-49	50-59	60-69	70-79	80+
Percent of Final Average Pay	2.50%	4.00%	5.25%	7.75%	10.50%	13.00%	15.50%
The pension equity formula generally provides that a participant’s pension equity accrued balance will equal the sum of the percentages the participant has accrued for each year of participation multiplied by final average pay. This pension equity accrued balance is then converted into an actuarially equivalent annuity payable at normal retirement age, which was the participant’s accrued benefit under the pension equity formula. Effective January 1, 2010, the Speedway Retirement Plan was amended to (i) cease pension equity percentage accruals, and (ii) as applied to Mr. Kenney, eliminate compensation updates. Vesting service and age continue to be updated under the pension equity formula.
Benefits under the Speedway Retirement Plan are fully vested upon the completion of three years of vesting service. Normal retirement age for both the Speedway legacy benefit and pension equity formulas is age 65. Messrs. Heminger and Kenney are currently eligible for retirement benefits under the Speedway Retirement Plan.
The forms of benefit available under this Plan include various annuity options and a lump sum distribution option. Participants are eligible for early retirement upon reaching age 50 and completing 10 years of vesting service. If an employee retires between the ages of 50 and 65, the amount of benefit under the Speedway legacy benefit formula is reduced as follows:

Age at Retirement	65	64	63	62	61	60	59	58	57	56	55	54	53	52
Early Retirement Factor	100%	97%	94%	91%	88%	85%	82%	79%	76%	73%	70%	67%	64%	61%
There are no early retirement subsidies under the pension equity formula.
Speedway Excess Benefit Plan
Speedway also sponsors the Speedway Excess Benefit Plan, an unfunded nonqualified deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees. This plan provides participants, including Messrs. Heminger and Kenney, with benefits that otherwise would have been received from the tax-qualified Speedway Retirement Plan were it not for Internal Revenue Code limitations. For our NEOs, eligible earnings under this Plan include the items listed above, excluding bonuses, for the Speedway Retirement Plan, as well as deferred compensation contributions, for the highest consecutive 36-month period over the 10-year period up to December 31, 2012. The Speedway Excess Benefit Plan also provides an enhancement for executive officers using the three highest bonuses earned over the 10-year period up to December 31, 2012, instead of the consecutive bonus formula in place for non-officers. Speedway believes this enhancement is

54

appropriate in light of the greater volatility of executive officer bonuses. Effective January 1, 2013, this Plan was amended to cease further compensation updates; therefore, Messrs. Heminger and Kenney have not accrued any additional benefits under this Plan since that date. A participant must be vested under the Speedway Retirement Plan to be eligible for an excess retirement benefit.
The Speedway Excess Benefit Plan additionally provides benefits for eligible participants equal to the non-elective 3.5% Company contribution they otherwise would have received under the tax-qualified Retirement Savings Sub-Plan of the Marathon Petroleum Thrift Plan were it not for Internal Revenue Code limitations. Mr. Kenney was eligible for this contribution paid in 2015. At that time, the Retirement Savings Sub-Plan provided this non-elective contribution as applied to eligible compensation for eligible Speedway employees (all employees age 21 or older who have completed one year of service, have worked more than 1,000 hours and are employed on the last day of the year), including Mr. Kenney. Mr. Kenney, along with certain other Speedway employees, now participates in the Marathon Petroleum Thrift Plan; therefore, he is no longer eligible for the non-elective 3.5% Company contribution.
Andeavor Pension Plan
The Andeavor Pension Plan is a tax-qualified defined benefit retirement plan with a monthly benefit made up of two components: (i) a final average pay benefit for service through December 31, 2010, and (ii) a cash balance account based benefit for service after December 31, 2010. The final benefit payable under the Andeavor Pension Plan is equal to the value of the sum of both the final average pay and the cash balance components on the participant’s benefit commencement date.
For service prior to December 31, 2010, the final average pay benefit is 1.1% of final average compensation for each year of service through December 31, 2010, plus 0.5% of average compensation in excess of the Social Security Covered Compensation limit for each year of service through December 31, 2010, up to 35 years. Final average compensation is the monthly average of compensation (including base pay plus bonus, but limited to the maximum compensation and benefit limits allowable for qualified plans under the Internal Revenue Code) over the consecutive 36-month period in the last 120 months preceding retirement that produces the highest average.
For service after 2010, participants earn pay and interest credits under the cash balance component. Pay credits are determined based on a percentage of eligible pay at the end of each quarter, ranging from 4.5% to 8.5% of pay based on a participant’s age at the end of each quarter. Interest is credited quarterly on account balances based on a minimum of 3%, the 10-Year Treasury Bonds or the 30-Year Treasury Bonds, whichever is higher. The cash balance benefit component for service after 2010 is always based on the actual balance of the cash balance account as of the payment date and is not subject to any reduction for payment prior to normal retirement.
Benefits are generally payable the first day of the month following the attainment of age 65 and the completion of at least three years of service. For the Andeavor Pension Plan’s final average pay component, if a participant qualifies for early retirement (age 50 with service plus age greater than or equal to 80, which is referred to as “80-point early retirement,” or age 55 with five years of service, which is referred to as “regular early retirement”), the final average pay benefit component will be reduced by a subsidized early retirement factor prior to age 65. Under the 80-point early retirement definition, the final average pay benefit component may be paid at age 60 without reduction or earlier than age 60 with a reduction of 5% per year for each year the age at retirement is less than 60. Under the regular early retirement definition, the final average pay benefit component may be paid at age 62 without reduction or earlier than age 62 with a reduction of approximately 7.14% per year for each year prior to age 62. If an employee does not qualify for early retirement upon separation from service, they will be eligible for an actuarially equivalent final average pay benefit based on their age at the date the benefit is paid without an early retirement subsidy. For the Plan’s cash balance benefit component, a vested participant may retire at any age prior to age 65 and receive an unreduced benefit.
As of December 31, 2018, Mr. Goff meets the Andeavor Pension Plan’s regular early retirement criteria for his benefit under the Plan’s final average pay component, and he is eligible to retire and receive an unreduced payment of his benefit under the Plan’s cash balance component.
Effective at the close of December 31, 2018, the Andeavor Pension Plan was frozen as to new participants and as to further benefit accruals; provided, however, that existing participants continue to receive interest credits on their cash balance component benefit and continue to receive service crediting for vesting and early retirement eligibility purposes.

2019 Proxy Statement	55

Andeavor Executive Security Plan
The Andeavor Executive Security Plan is an unfunded nonqualified deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees, and was closed to new participants in 2010. Final average compensation under this plan is calculated by averaging the three highest annual compensation amounts over the last seven calendar years. For this purpose, compensation includes base pay plus bonus (counted in the year earned not paid). The gross monthly retirement benefit is equal to:

•	4% of final average compensation for each of the first 10 years of service; plus

•	2% of final average compensation for each of the next 10 years of service; plus

•	1% of final average compensation for each of the last 10 years of service;

•	For a maximum gross monthly retirement benefit of 70% of final average compensation for up to 30 years of service.
The gross monthly retirement benefit is reduced by any benefits paid from the qualified Andeavor Pension Plan, and, after age 62, estimated Social Security benefits. To qualify to receive payments under the plan, a participant must separate from the company after attaining age 50 with 80 points or age 55 and with at least five years of service. Payments prior to attaining age 60 will be reduced by 7% per year for each year less than 60 (prorated for partial years). As of December 31, 2018, Mr. Goff is eligible to receive retirement payments under this plan.
The Andeavor Executive Security Plan also provides for certain death and disability benefits. The death benefits are equal to the greater of (i) the executive’s benefit under the plan determined at date of death, (ii) the actuarial equivalent of 400% of the executive’s base pay, prior to the date of death, and (iii) the benefit determined as if the executive had remained an active employee through age 65 and was paid a benefit at age 65. The monthly payment would be payable for the life of the beneficiary, reduced by the amount of the applicable Social Security benefits. Effective at the close of December 31, 2018, the Executive Security Plan was frozen such that no further benefits will accrue under the Plan.
If the executive becomes disabled, he is entitled to the monthly retirement benefit for which he would be eligible at his normal retirement date, but based upon the service the participant would have accrued had he remained in active employment until his retirement date and continued at the same rate of earnings until that date. Monthly payments would be payable on the first day of the month following the date on which the executive has both attained age 65 and has a minimum of five years of service.
Following are the amounts to which Mr. Goff would be entitled under the plan under certain death and disability scenarios, in each case assuming the event occurred as of December 31, 2018.

Name	Monthly Death Benefit to Executive’s Beneficiary After Age 62 ($)	Monthly Disability Benefit ($)
Goff	187,885	200,063
Tax-Qualified Defined Contribution Retirement Plans
Marathon Petroleum Thrift Plan
The Marathon Petroleum Thrift Plan (“Thrift Plan”) is a tax-qualified defined contribution retirement plan. In general, all of our employees and Speedway employees, including our NEOs, are immediately eligible to participate in the Thrift Plan. The purpose of the Thrift Plan is to assist employees in maintaining a steady program of savings to supplement their retirement income and to meet other financial needs.
The Thrift Plan allows eligible employees, such as our NEOs, to make elective deferral contributions to their plan accounts on a pre-tax or after-tax “Roth” basis from 1% to a maximum of 75% of their Plan-considered gross pay, with such gross pay limited to the applicable Internal Revenue Code annual compensation limit ($275,000 for 2018). Employer matching contributions are made on such elective deferrals at a rate of 117% up to a maximum of 6% of an employee’s plan-considered gross pay. All employee elective deferrals and all employer matching contributions made are fully vested.
Andeavor 401(k) Plan
The Andeavor 401(k) Plan is a tax-qualified defined contribution retirement plan. Mr. Goff participated in the Plan while employed at Andeavor. The purpose of the Plan is to assist employees in maintaining a steady program of

56

savings to supplement their retirement income and to meet other financial needs. Prior to the Plan’s freeze, the Plan allowed eligible employees, such as Mr. Goff, to make elective deferral contributions to their plan accounts on a pre-tax or after-tax “Roth” basis up to a maximum of 50% of their Plan-considered gross pay and with such gross pay limited to the applicable Internal Revenue Code annual compensation limit ($275,000 for 2018). Employer matching contributions were made on such elective deferrals at a rate of 100% up to a maximum of 6% of an employee’s plan-considered gross pay. The Plan also permitted discretionary employer “profit sharing” contributions in amounts determined by a participating employer. This discretionary contribution, calculated as a percentage of the employee’s base pay based on a pre-determined target for the calendar year, can range from 0% to 4% based on actual performance. The profit sharing contributions for Mr. Goff were $5,500. Mr. Goff is fully vested in his Plan account. Effective at the close of December 31, 2018, the Andeavor 401(k) Plan was frozen as to new participants and as to further contributions.
2018 Nonqualified Deferred Compensation
The following table provides information regarding our nonqualified savings and deferred compensation plans.

Name	Plan	Executive Contributions in Last Fiscal Year ($) (a)	Company Contributions in Last Fiscal Year ($) (b)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($) (c)	Aggregate Balance at Last Fiscal Year-end ($) (c) (d)
Heminger	Marathon Petroleum Excess Benefit Plan	—	—	1,582	—	64,923
	Marathon Petroleum Deferred Compensation Plan	—	450,023	(428,160)	—	7,408,600
	EMRO Marketing Company Deferred Compensation Plan	—	—	13,789	—	290,387
	Amended and Restated Marathon Petroleum 2012 Incentive Compensation Plan (e)	—	165,318	—	6,641	158,677
	MPLX LP 2012 Incentive Compensation Plan (f)	—	3,003,635	—	108,919	2,529,330
Griffith	Marathon Petroleum Deferred Compensation Plan	93,558	112,050	(103,560)	—	934,614
Templin	Marathon Petroleum Deferred Compensation Plan	—	165,713	(56,171)	—	955,604
Goff	Andeavor Executive Deferred Compensation Plan	—	85,892	(296)	—	204,213
	Andeavor 2011 Long-Term Incentive Plan (g)	—	13,232,707	—	715,682	12,758,382
	Andeavor Logistics 2011 LP Long-Term Incentive Compensation Plan (h)	—	2,529,145	—	71,179	2,333,736
Kenney	Marathon Petroleum Deferred Compensation Plan	184,308	110,079	(156,614)	—	2,102,677
	Speedway Deferred Compensation Plan	—	—	(183,905)	—	3,795,736
	Speedway Excess Plan	—	—	2,800	—	205,082
	EMRO Marketing Company Deferred Compensation Plan	—	—	21,084	—	444,000
	Amended and Restated Marathon Petroleum 2012 Incentive Compensation Plan (e)	—	38,024	—	1,502	36,522
	MPLX LP 2012 Incentive Compensation Plan (f)	—	272,163	—	9,881	232,984

(a)	Amounts shown, other than for Mr. Goff, are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the “2018 Summary Compensation Table.”

(b)
Amounts shown, other than the amounts for Messrs. Heminger and Kenney relating to the Amended and Restated Marathon Petroleum 2012 Incentive Compensation Plan and the MPLX LP 2012 Incentive Compensation Plan, and the amounts for Mr. Goff relating to the Andeavor 2011 Long-Term Incentive Plan and the Andeavor Logistics LP Long-Term

2019 Proxy Statement	57

Incentive Plan (collectively, the “Special Vested Amounts”), are also included in the “All Other Compensation” column of the “2018 Summary Compensation Table.”  Footnotes (c), (e), (f), (g) and (h) to this table explain the treatment of the Special Vested Amounts.

(c)
As discussed in footnote (c) to the “Outstanding Equity Awards at 2018 Fiscal Year-End” table, during 2018, certain awards held by Messrs. Heminger, Kenney and Goff vested for income tax and payroll tax (e.g., FICA taxes) purposes due to their retirement eligibility under the applicable plans and agreements. The net settlement withholding was:

◦Mr. Heminger: 3,167 MPLX phantom units were withheld for such taxes as of December 20, 2018. Using the average of the high and low MPLX common unit prices on that date ($31.26), the taxes totaled $99,000. As of December 31, 2018, Mr. Heminger had 75,655 vested, but as yet unpaid, MPLX phantom units.
◦Mr. Goff: 8,087 and 4,048 MPC restricted stock units were withheld for such taxes as of December 18, 2018 and December 31, 2018, respectively. Using the closing price of MPC common stock on December 18, 2018 ($58.96) and December 31, 2018 ($59.01), the taxes were $476,810 and $238,872, respectively. As of December 31, 2018, Mr. Goff had 313,128 vested, but as yet unpaid, MPC restricted stock units. 2,056 ANDX phantom units were withheld for such taxes as of December 19, 2018. Using the closing price of ANDX common units on that date ($34.62), the taxes totaled $71,179. As of December 31, 2018, Mr. Goff had 53,049 vested, but as yet unpaid, ANDX phantom units.
◦ Mr. Kenney: 287 MPLX phantom units were withheld for such taxes as of December 20, 2018. Using the average of the high and low MPLX common unit prices on that date ($31.26), the taxes totaled $8,972. As of December 31, 2018, Mr. Kenney had 6,959 vested, but as yet unpaid, MPLX phantom units.

(d)
Of the amounts shown, other than for Mr. Goff, the following amounts have been reported in our “2018 Summary Compensation Table” for previous years: (i) under the Marathon Petroleum Deferred Compensation Plan: Mr. Heminger, $2,670,451; Mr. Griffith, $379,993; Mr. Templin, $649,084; Mr. Kenney, $923,506; (ii) under the Speedway Deferred Compensation Plan: Mr. Kenney, $699,152; and (iii) under the Speedway Excess Benefit Plan: Mr. Kenney, $113,267.

(e)	Amounts for Messrs. Heminger and Kenney represent the value of accrued dividends relating to their vested MPC restricted stock awards.

(f)
Amounts for Messrs. Heminger and Kenney represent the value of their MPLX phantom units and accrued distribution equivalents. The Company Contributions amount for Mr. Heminger is calculated using the average of the high and low MPLX common unit prices on his October 1, 2018 ($35.24) and December 20, 2018 ($31.26) vesting dates. The Company Contributions amount for Mr. Kenney is calculated using the average of the high and low MPLX common unit prices on his November 1, 2018 ($34.57) and December 20, 2018 ($31.26) vesting dates. The Aggregate Balance amount for Messrs. Heminger and Kenney is calculated using the December 31, 2018 closing price of MPLX common units ($30.30).

(g)
The Company Contributions amount for Mr. Goff represent the value of his MPC restricted stock units, converted from his awards previously granted under the Andeavor 2011 Long-Term Incentive Plan, and accrued dividends. The Company Contributions amount is calculated using the December 18, 2018 closing price of MPC common stock ($58.96) for his MPC restricted stock units, and the December 31, 2018 closing price of MPC common stock ($59.01) for the accrued dividends. The Aggregate Balance amount for Mr. Goff is calculated using the December 31, 2018 closing price of MPC common stock ($59.01).

(h)
Amounts for Mr. Goff represent the value of his ANDX phantom units and accrued distribution equivalents. The Company Contribution amount is calculated using the December 19, 2018 closing price of ANDX common units ($34.62), and the Aggregate Balance amount is calculated using the December 31, 2018 closing price of ANDX common units ($32.49).

Marathon Petroleum Excess Benefit Plan (Defined Contribution Portion)
Certain highly compensated non-officer employees and, prior to January 1, 2006, executive officers who elected not to participate in the Marathon Petroleum Deferred Compensation Plan (described below), are eligible to receive defined contribution accruals under the Marathon Petroleum Excess Benefit Plan. The defined contribution formula in the Marathon Petroleum Excess Benefit Plan allows eligible employees to receive employer matching contributions equal to the amount they would have otherwise received under the tax-qualified Marathon Petroleum Thrift Plan were it not for Internal Revenue Code limitations.
Defined contribution accruals in the Marathon Petroleum Excess Benefit Plan are credited with interest equal to that paid in the “Marathon Stable Value Fund” investment option of the Marathon Petroleum Thrift Plan. The annual rate of return on this investment option for the year ended December 31, 2018, was 2.49%. All distributions from the plan are paid in the form of a lump sum following the participant’s separation from service.
Our NEOs no longer participate in the defined contribution formula of the Marathon Petroleum Excess Benefit Plan; all nonqualified employer matching contributions for our NEOs now accrue under the Marathon Petroleum Amended and Restated Deferred Compensation Plan.
Marathon Petroleum Amended and Restated Deferred Compensation Plan
The Marathon Petroleum Amended and Restated Deferred Compensation Plan (referenced in the “2018 Non-Qualified Deferred Compensation” table above as the “Marathon Petroleum Deferred Compensation Plan”) is an unfunded nonqualified deferred compensation plan maintained for the benefit of a select group of management or

58

highly compensated employees. The Plan provides participants, including our NEOs, the opportunity to supplement their retirement savings by deferring up to 20% of their salary and bonus each year in a tax-advantaged manner.  Participant deferral elections are made in December of each year for amounts to be earned in the following year and are irrevocable. Participants are fully vested in their deferrals under the Plan. The Plan credits a matching contribution on a participant’s deferrals equal to the match percentage under the Marathon Petroleum Thrift Plan, which is currently 117% of deferrals. The Plan also credits an amount to a participant equal to the employer matching contributions the participant would have otherwise received under the Marathon Petroleum Thrift Plan were it not for Internal Revenue Code limitations or any compensation limit imposed on deferrals under the Thrift Plan. Participants are fully vested in these matching contributions under the Plan. Plan participants may make notional investments of their notional Plan accounts from among certain of the investment options offered to participants under the Marathon Petroleum Thrift Plan, and participants’ notional Plan accounts are credited with notional earnings and losses based on the result of those investment elections. Plan participants generally receive payment of their Plan benefits in a lump sum following separation from service.
Speedway Deferred Compensation Plan
The Speedway Deferred Compensation Plan is an unfunded nonqualified deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees. In prior years, Messrs. Heminger and Kenney actively participated in the Plan, but have not actively participated in the Plan in recent years (for example, Mr. Kenney has not actively participated in the Plan since 2013). During Messrs. Heminger’s and Kenney’s active participation, the Plan generally provided participants the opportunity to defer up to 25% of their salary and bonus each year in a tax-advantaged manner. Participants are fully vested in their deferrals under the Plan. In addition, the Plan provided benefits for participants, which were intended to be approximately equal to the employer matching contributions they would otherwise have received under the Speedway Retirement Savings Plan (which is now a component sub-plan of the Marathon Petroleum Thrift Plan) but which were not received because of plan limitations. Speedway matched each participant’s deferrals under the Plan at the rate of $0.67 per dollar contributed on the first 6% of compensation deferred up to a maximum of 4% of the participant’s eligible compensation. Participants are fully vested in these matching amounts under the Plan. The Plan also provided participants with the following types of non-elective employer contributions: (i) an employer non-elective contribution amount equal 3.5% of the participant’s salary deferrals; and (ii) an employer non-elective contribution amount equal to 4% of the participant’s eligible pay for employment retention purposes. Plan participants may make notional investments of their notional Plan accounts from among certain of the investment options offered to participants under the Marathon Petroleum Thrift Plan, and participants’ notional Plan accounts are credited with notional earnings and losses based on the result of those investment elections. Plan participants generally receive payment of their Plan benefits in a lump sum following separation from service.
Emro Marketing Company Deferred Compensation Plan
Messrs. Heminger and Kenney participated in the Emro Marketing Company Deferred Compensation Plan (“Emro Plan”) while employed at Emro Marketing Company, a former MPC subsidiary. The Emro Plan is an unfunded nonqualified deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees. The Emro Plan provided participants the opportunity to defer a portion of their compensation in a tax-advantaged manner. The Emro Plan was frozen to new participants and additional participant deferrals effective December 31, 2009. Amounts deferred by participants under the Emro Plan are credited with notional interest at the prime interest rate, adjusted quarterly, which was 4.25% for the quarter ended December 31, 2018. The Emro Plan provides that participants will receive their benefits from the Emro Plan in a lump sum following separation from service. Messrs. Heminger and Kenney are fully vested in their notional Plan accounts.
Andeavor Executive Deferred Compensation Plan
The Andeavor Executive Deferred Compensation Plan is an unfunded nonqualified deferred compensation plan maintained for a select group of management or highly compensated employees. Mr. Goff participated in the Plan while employed at Andeavor. During Mr. Goff’s active participation, the Plan generally provided participants the opportunity to defer up to 50% of their base salary and/or up to 100% of their bonus compensation each year in a tax-advantaged manner. Also, the Plan matched participants’ base salary deferrals dollar-for-dollar up to 6% of eligible compensation above the Internal Revenue Code annual compensation limit ($275,000 for 2018), and credited a discretionary profit sharing contribution in an amount up to 2% of each participant’s Plan-considered compensation. Mr. Goff is fully vested in his notional Plan account. Plan participants may make notional investments of their notional Plan accounts from among certain of the investment options offered by Andeavor LLC to participants under the Plan, and participants’ notional Plan accounts are credited with notional earnings and losses based on the result of those investment elections. Effective at the close of December 31, 2018, the Plan was

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frozen as to new participants and to cease additional credits (e.g., participant deferrals of compensation, and company contribution credits) to existing participants’ notional Plan accounts for all periods after December 31, 2018; provided, however, that credits will be made for participants’ existing deferral elections for Plan-considered compensation relating to 2018. Plan participants generally receive payment of their Plan benefits on the later of the January following separation from service or the first business day of the seventh month following separation from service, or, in certain circumstances, at a participant-elected date or no later than January 31, 2020.
Section 409A Compliance
All of our nonqualified deferred compensation plans in which our NEOs participate are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code. As a result, distribution of amounts subject to Section 409A may be delayed for six months following retirement or other separation from service where the participant is considered a “specified employee” for purposes of Section 409A. All of our NEOs are “specified employees” for purposes of Section 409A.

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Potential Payments Upon Termination or Change in Control
The following table provides information regarding the amount of compensation payable to our NEOs under the specified termination scenarios, assuming that the applicable termination event occurred on December 31, 2018, based on the plans and agreements in place on that date. The actual payments to which an NEO would be entitled may only be determined based upon the actual occurrence and circumstances surrounding the termination.

Name	Scenario	Severance ($) (a)	Additional Pension Benefits ($) (b)	Accelerated Options ($) (c)	Accelerated Restricted Stock ($) (d)	Accelerated Performance Units ($) (e)	Other Benefits ($) (f)	Total ($)
Heminger	Retirement (g)	—	—	4,311,013	4,790,004	11,790,000	—	20,891,017
	Resignation (g)	—	—	—	—	—	—	—
	Involuntary Termination without Cause or with Good Reason	—	—	—	—	—	—	—
	Involuntary Termination for Cause	—	—	—	—	—	—	—
	Change in Control with Qualified Termination	—	—	—	—	—	—	—
	Death	—	—	4,311,013	4,790,004	11,790,000	—	20,891,017
Griffith	Retirement (g)	—	—	—	—	—	—	—
	Resignation (g)	—	—	—	—	—	—	—
	Involuntary Termination without Cause or with Good Reason	—	—	—	—	—	—	—
	Involuntary Termination for Cause	—	—	—	—	—	—	—
	Change in Control with Qualified Termination	5,700,000	—	822,064	1,350,653	2,450,000	63,275	10,385,993
	Death	—	—	822,064	1,350,653	2,450,000	—	4,622,717
Templin	Retirement (g)	—	—	—	—	—	—	—
	Resignation (g)	—	—	—	—	—	—	—
	Involuntary Termination without Cause or with Good Reason	—	—	—	—	—	—	—
	Involuntary Termination for Cause	—	—	—	—	—	—	—
	Change in Control with Qualified Termination	7,950,000	—	579,200	2,116,535	3,440,000	55,433	14,141,168
	Death	—	—	579,200	2,116,535	3,440,000	—	6,135,735
Goff	Retirement (g)	4,600,000	—	—	20,201,245	—	—	24,801,245
	Resignation (g)	—	—	—	—	—	—	—
	Involuntary Termination without Cause or with Good Reason (h)	12,480,000	—	—	39,101,622	—	38,070	51,619,692
	Involuntary Termination for Cause	—	—	—	—	—	—	—
	Change in Control with Qualified Termination	14,414,380	34,549,198	—	39,101,622	—	56,524	88,121,724
	Death	—	—	—	20,201,245	—	—	20,201,245
	Disability	—	—	—	20,201,245	—	—	20,201,245
Kenney	Retirement (g)	—	—	913,602	742,361	2,152,000	—	3,807,963
	Resignation (g)	—	—	—	—	—	—	—
	Involuntary Termination without Cause or with Good Reason	—	—	—	—	—	—	—
	Involuntary Termination for Cause	—	—	—	—	—	—	—
	Change in Control with Qualified Termination	—	—	—	—	—	—	—
	Death	—	—	913,602	742,361	2,152,000	—	3,807,963

(a)
Under the MPC Amended and Restated Executive Change in Control Severance Benefits Plan, as further described below, cash severance will only be paid upon a change in control if the NEO experiences a Qualified Termination. If the Qualified Termination occurs within three years prior to the date the NEO reaches age 65, the NEO’s benefit will be limited to a pro rata portion of the benefit, calculated using a fraction equal to the number of full and partial months existing between the Qualifying Termination and this 65th birthday divided by 36 months. As Messrs. Heminger and Kenney attained age 65 in September 2018 and October 2018, respectively, their cash severance benefits have been reduced to zero. In the event of

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a Qualified Termination, Mr. Goff would also be entitled to receive a payment in the amount of $12,480,000 under the Andeavor Executive Severance and Change in Control Plan, as further described below.

(b)
Pension benefits for our NEOs are reflected in the “2018 Pension Benefits” table above. Amounts in this column represent additional pension benefits attributable solely to the final average pay formula in the respective plans. As Messrs. Heminger and Kenney attained age 65 in September 2018 and October 2018, respectively, they no longer are eligible for additional pension benefits, and their amounts for same have been reduced to zero. Messrs. Griffith and Templin are not eligible for additional pension benefits because they do not have any final average pay type benefit under the Marathon Petroleum Retirement Plan and the Marathon Petroleum Excess Benefit Plan. Amounts in this column for Mr. Goff represent additional pension benefits attributable solely to the final average pay formula under the Andeavor Pension Plan and the Andeavor Executive Security Plan. The additional pension benefits amount reported for Mr. Goff was calculated using the following assumptions: the present value is equal to the value of the normal retirement benefits under the Andeavor Pension Plan, adjusted to incorporate the enhancements listed below, at the earliest unreduced age assuming a discount rate of 4.22%, a cash balance interest crediting rate of 3.22%, the use of the RP-2018 Mortality Table with generational mortality improvements in accordance with Scale MP-2018, and assuming the election of a lump sum payment at retirement using an interest rate of 4.22% and the PPA 2019 Mortality Table. The referenced enhancements are (i) final average pay is calculated using base salary in effect immediately prior to separation from service and the highest bonus paid during the three years immediately preceding the separation from service, but not less than the final average pay taken into account in the determination of the NEO’s actual pension benefit, and (ii) the service used in determining the normal retirement benefit is equal to actual service for benefit accrual purposes plus three years (three years of additional age is also incorporated).

(c)
Vesting of stock options is accelerated upon retirement or a change in control with a Qualified Termination. Amounts shown reflect the value that would be realized if accelerated stock options were exercised on December 31, 2018, taking into account the spread (if any) between the options’ exercise prices and the closing price of our common stock on December 31, 2018 ($59.01).

(d)
For the NEOs other than Mr. Goff, vesting of restricted stock is accelerated upon a change in control with a Qualified Termination. Amounts shown reflect the value that would be realized if MPC restricted stock and MPLX phantom unit awards vested on December 31, 2018, taking into account the closing price of our common stock ($59.01) and MPLX common units ($30.30) on December 31, 2018.

Certain of Mr. Goff’s Andeavor equity awards and ANDX equity awards converted to MPC restricted stock units and ANDX phantom units, respectively, upon the Andeavor Merger and remain subject to their original vesting schedules. Amounts shown reflect the value that would be realized if these awards vested on December 31, 2018, taking into account the closing price of our common stock ($59.01) and ANDX common units ($32.49) on December 31, 2018.

(e)
In the event of a change in control and a Qualified Termination, unvested performance units will vest and be paid out based on actual performance for the period from the grant date to the change in control date, and target performance for the period from the change in control date to the end of the performance cycle. Amounts reflect the MPC and MPLX performance unit target vesting amounts that would be payable in the event of a change in control with each performance unit having a target value of $1.00.

(f)
Includes 36 months of continued health, dental and life insurance coverage. In the event of death, life insurance would be paid out to the estates of certain of our NEOs in the following amounts: Mr. Griffith, $1.4 million; Mr. Templin, $1.8 million; Mr. Goff, $1 million.

(g)
Messrs. Heminger and Kenney are currently eligible to retire under our retirement plan, and Mr. Goff is eligible to retire under Andeavor’s retirement plan; thus, amounts shown for them assume retirement rather than resignation. Messrs. Griffith and Templin were not eligible to retire as of December 31, 2018; thus, amounts shown for them reflect the compensation they would receive upon their voluntary resignation.

(h)
Andeavor experienced a change in control under the Andeavor Amended and Restated Executive Severance and Change in Control Plan, as further described below, on October 1, 2018 as a result of the Andeavor Merger. Under the terms of his Letter Agreement with us, Mr. Goff has waived his ability under that plan to terminate his employment for good reason until October 1, 2019. Thus, assuming a hypothetical termination date of December 31, 2018, he would receive the cash severance shown, and his outstanding unvested equity awards would vest, only if his employment was terminated by us without cause.

Retirement
Our employees are generally eligible for retirement once they reach age 50 and have at least 10 years of vesting service with MPC or its subsidiaries. As of December 31, 2018, Messrs. Heminger and Kenney were retirement eligible. If an NEO retires on or after July 1 of the performance year, eligibility for a bonus under the ACB program is at our Compensation Committee’s discretion. Upon retirement, our NEOs are entitled to receive their vested benefits that have accrued under our employee and executive benefit programs. For more information about our retirement and deferred compensation programs, see “Pension Benefits” and “Nonqualified Deferred Compensation.”
In addition, upon retirement, unvested stock options held by our NEOs become exercisable according to the grant terms. Unvested restricted stock awards and MPLX phantom units are forfeited upon retirement (except in the case of a mandatory retirement at age 65, at which time they vest in full). For performance units, if an NEO has worked

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more than nine months of the performance cycle, awards may be vested on a prorated basis at the discretion of the Compensation Committee (the MPLX Committee, in the case of MPLX performance units). If an NEO retires under our mandatory retirement policy, outstanding performance units will fully vest; however, payout will occur at the end of the full 36-month performance cycle based on the certified results of the performance cycle.
If an NEO retires on or after July 1 of the performance year, eligibility for a bonus under the ACB program is at our Compensation Committee’s discretion. Upon retirement, our NEOs are entitled to receive their vested benefits that have accrued under our employee and executive benefit programs. For more information about our retirement and deferred compensation programs, see “Pension Benefits” and “Nonqualified Deferred Compensation.”
As of December 31, 2018, Mr. Goff was retirement eligible under the Andeavor Pension Plan, the results of which are described more fully under “Pension Benefits.” In addition, his outstanding awards granted under the Andeavor 2011 Long-Term Incentive Plan and the Andeavor Logistics LP 2011 Long-Term Incentive Plan generally vest pro rata based on the number of full months worked during the awards’ original performance period once he became retirement eligible, which occurred on May 1, 2015.
Other Termination
We generally do not enter into employment or severance agreements with our NEOs, although we did enter into a Letter Agreement with Mr. Goff in connection with our acquisition of Andeavor, the pertinent terms of which are described below. An NEO whose employment is terminated by us without cause, or who terminates his employment with good reason, is eligible for the same termination allowance plan available to all other employees, which would pay a severance between eight and 62 weeks of salary based either on service or level of base salary. Such payments are at the discretion of the Compensation Committee.
Upon voluntary termination of employment by an NEO, or involuntary termination for cause, LTI awards, including vested but unexercised options, generally are forfeited unless provided otherwise in the applicable award agreement. Upon involuntary termination of an NEO without cause, vested options are exercisable for 90 days following the termination date.
Our Letter Agreement with Mr. Goff provides that, following October 1, 2019, upon his voluntary resignation or retirement, or upon our termination of his employment without cause: (i) any unvested LTI awards (other than stock options) granted after October 1, 2018 will not be forfeited but will continue to vest in accordance with their terms, with any performance-based awards vesting based on actual performance; and (ii) any unvested stock options granted after October 1, 2018 will become exercisable according to their grant terms. In addition, upon Mr. Goff’s voluntary termination of his employment for good reason, or upon our termination of his employment without cause, any unvested MPC stock options and restricted stock units Mr. Goff received as a result of the conversion of his Andeavor equity-based awards pursuant to the terms of the merger agreement with Andeavor would vest. The Letter Agreement also provides that, following October 1, 2019, Mr. Goff will be entitled to receive the benefits described under “Andeavor CIC Plan” below.
Change in Control
Our NEOs participate in two change-in-control severance plans: the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan (“MPC CIC Plan”) and the MPLX LP Executive Change in Control Severance Benefits Plan (“MPLX CIC Plan”). While our NEOs participate in both plans, they are not entitled to receive benefits under both plans as a result of the same change-in-control event; rather, in the event of a change in control under both plans, our NEOs would receive the greater of the benefits provided by the plans. The plans are designed to pay benefits only upon a change in control and a Qualified Termination. A Qualified Termination generally occurs when an NEO separates from service from us and our affiliates in connection with, or within two years after, a change in control unless such separation is:

•	Due to death or disability;

•	For cause;

•
Voluntary, unless the NEO has good reason (defined as a reduction in the NEO’s roles, responsibilities, pay or benefits, or the NEO being required to relocate more than 50 miles from his or her current location); or

•	On or after the date the NEO attains age 65.

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MPC CIC Plan
Upon a change in control of MPC and a Qualified Termination, each NEO is eligible to receive:

•	A cash payment of up to three times the sum of the NEO’s current annualized base salary plus three times the highest bonus paid in the three years before the termination or change in control;

•	Life and health insurance benefits for up to 36 months after termination at the lesser of the current cost or the active employee cost;

•	An additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits;

•
A cash payment equal to the actuarial equivalent of the difference between amounts receivable by the NEO under the final average pay formula in our pension plans and those that would be payable if: (i) the NEO had an additional three years of participation service credit; (ii) the NEO’s final average pay were the higher of the NEO’s salary at the time of the change in control event or Qualified Termination plus the NEO’s highest annual bonus from the preceding three years (for purposes of determining early retirement commencement factors, the NEO is credited with three additional years of vesting service and three additional years of age);

•
A cash payment equal to the difference between amounts receivable under our tax-qualified and nonqualified defined contribution type retirement and deferred compensation plans and amounts that would have been received if the NEO’s defined contribution plan account had been fully vested; and

•	Accelerated vesting of all outstanding MPC LTI awards.
MPLX CIC Plan
Upon a change in control of MPLX and a Qualified Termination, each NEO is eligible to receive:

•	A cash payment of up to three times the sum of the NEO’s current annualized base salary plus three times the highest bonus paid in the three years before the termination or change in control;

•	Life and health insurance benefits for up to 36 months after termination at the active employee cost;

•	An additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits;

•
A cash payment equal to the actuarial equivalent of the difference between amounts receivable by the NEO under the final average pay formula in our pension plans and those that would be payable if: (i) the NEO had an additional three years of participation service credit; (ii) the NEO’s final average pay were the higher of the NEO’s salary at the time of the change-in-control event or Qualified Termination plus the NEO’s highest annual bonus from the preceding three years (for purposes of determining early retirement commencement factors, the NEO is credited with three additional years of vesting service and three additional years of age); and (iii) the NEO’s pension had been fully vested; and

•
A cash payment equal to the difference between amounts receivable under our tax-qualified and nonqualified defined contribution type retirement and deferred compensation plans and amounts that would have been received if the NEO’s defined contribution plan account had been fully vested.

NEOs who receive an offer for comparable employment from an acquirer or successor entity in the change in control will not be eligible to receive benefits under the MPLX CIC Plan.
The MPLX CIC Plan also provides that NEOs who incur a Qualified Termination in connection with a change in control of MPLX or who separate from service with MPLX as a result of the change-in-control transaction (i.e., where the NEO remains employed with MPC but no longer provides services to MPLX) will become fully vested in all outstanding MPLX LTI awards. Performance units will vest and be paid out based on actual performance for the period from the grant date to the change in control date, and target performance for the period from the change in control date to the end of the performance cycle. In addition, if an NEO incurs a Qualified Termination, the NEO will become fully vested in all outstanding MPC LTI awards, provided that performance-based awards remain subject to the attainment of the applicable performance goals at the end of the performance cycle.

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Andeavor CIC Plan
The Andeavor Executive Severance and Change in Control Plan provides Mr. Goff with certain benefits following a change-in-control of Andeavor, which occurred when we acquired Andeavor on October 1, 2018. Our Letter Agreement with Mr. Goff provides that, following October 1, 2019, upon his voluntary or involuntary termination (other than his involuntary termination for cause) within two years following the change-in-control, he will be entitled to the following benefits under the plan:

•	A cash payment equal to three times his base salary and bonus; and

•	Continued medical benefits (excluding dental and vision benefits) for him and his eligible dependents for the 30-month period commencing on the termination date.
The Andeavor CIC Plan was frozen on October 1, 2018, as a result of the change in control that occurred with respect to Andeavor on that date. No additional benefits may accrue under this Plan.
Death or Disability
In the event of death or disability, our NEOs (or their beneficiaries) are entitled to the vested benefits they have accrued under our employee benefits programs. In the event of the death of an NEO during the ACB performance period, unless otherwise determined by the Compensation Committee, a target bonus will be paid. LTI awards immediately vest in full upon death, with performance units vesting at the target level. In the event of disability, LTI awards continue to vest as if the NEO remained employed for up to 24 months during the period of disability.
CEO Pay Ratio
SEC rules require us to disclose the ratio of the annual total compensation of our principal executive officer, Mr. Heminger, to the median annual total compensation of all our, and our consolidated subsidiaries’, employees, other than Mr. Heminger.
We included the following employees employed as of October 1, 2018 in our analysis:

•	Approximately 20,500 full-time regular, part-time, casual, and international employees of MPC, and

•	Approximately 14,000 part-time retail store associates and 26,100 full-time employees at our Speedway subsidiary.
We excluded the following employees from our analysis:

•
As permitted by the SEC rules, we excluded for administrative convenience our non-U.S. employees, which fell below the 5% de minimis threshold for exclusion based on our total employee population of approximately 60,600.

To identify our median employee, we analyzed the accumulated actual wages and bonus amounts paid to each employee, other than Mr. Heminger, between January 1, 2018 and October 1, 2018. We selected this process to determine our median employee as we believe such accumulated pay reasonably reflects the median employee annual total compensation taking into account all of our employees. Our median employee’s total compensation was calculated using the same methodology required by the SEC rules for disclosure of compensation to the principal executive officer in the “2018 Summary Compensation Table.”

Mr. Heminger’s annual total compensation:	$19,806,050
Median Employee annual total compensation:	$27,730
Ratio of CEO to Median Employee Compensation:	714
Our Ratio in Context
Our ratio may be relatively high when compared to other domestic U.S. refiners. This expected difference is largely due to our substantial retail operations (approximately 3,900 stores), staffed by approximately 40,000 employees, many of whom are part-time employees. We are the only entirely domestic downstream refining company with such a substantial retail presence. As our retail operations rely on a large labor pool of retail employees who work fewer hours and are compensated at lower levels, on a relative basis, than employees working in traditional downstream refining jobs, our median employee is likely not similar in terms of job function or compensation level to the median employee of other domestic U.S. refiners. In the interest of providing an additional disclosure that investors and other stakeholders may find meaningful, we have calculated an independent ratio that includes only MPC

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employees, so that investors can compare our ratio to our industry peers:

Mr. Heminger’s annual total compensation:	$19,806,050
Median MPC Employee annual total compensation (excluding Speedway):	$167,601
Ratio:	118
Compensation Committee’s Reflection on our Ratio
Our Compensation Committee recognizes that we compete to attract, retain, motivate and reward employees in very different businesses.
The Compensation Committee relies on market data and recommendations provided by the Consultant to structure variable pay opportunities (based largely on performance) for our NEOs, including Mr. Heminger, while management relies on competitive survey data, purchased from independent third parties, to determine competitive pay levels and bonus opportunities for other MPC and Speedway employees.
The Compensation Committee also relies on the Consultant’s assessment comparing Mr. Heminger’s realizable compensation relative to his peers in the industry versus MPC’s performance relative to its peers. This assessment determines whether our compensation programs appropriately align with our performance over a long-term period. The Compensation Committee has determined that Mr. Heminger’s realizable compensation is strongly aligned with MPC’s performance.
We believe our pay practices across different business segments are competitive and appropriate to meet the needs of our workforce and the business. The Compensation Committee does not make compensation decisions with the intent to manage our ratio. It believes that to do so would deviate from market competitive pay practices and could adversely affect the competitiveness of our operations.

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Proposal 3. Approval, on an Advisory Basis, of Named Executive Officer Compensation
Pursuant to Section 14A of the Exchange Act, we are asking you to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. Although this vote is nonbinding, the Compensation Committee values your opinion and expects to consider the voting results when making future decisions about named executive officer compensation.
Additionally, we think constructive dialogue with our shareholders provides meaningful feedback about specific named executive officer compensation practices and programs and encourage shareholders to communicate directly with both Company management and the Compensation Committee about named executive officer compensation. Shareholders may contact the Compensation Committee Chair to provide input on named executive officer compensation matters at any time by email at:
compchair@marathonpetroleum.com
Shareholders may also contact management to provide input on named executive officer compensation matters at any time by contacting Kristina Kazarian, Vice President, Investor Relations, by email at:
ir@marathonpetroleum.com
As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our Compensation Committee has established executive compensation programs that reflect both Company and individual performance. Our Compensation Committee consistently exercises care and discipline in determining executive compensation, and has structured our executive compensation programs to attract, motivate, retain and reward talented executives, with a focus on delivering business results and value to our shareholders.
We conduct annual advisory votes on named executive officer compensation. Following the vote at the Annual Meeting, we expect that the next advisory vote on our compensation of our named executive officers will take place at our 2020 Annual Meeting.

Please read the “Compensation Discussion and Analysis” beginning on page 23 of this Proxy Statement, which describes in greater detail our compensation philosophy and programs, as well as the “2018 Summary Compensation Table” and other related compensation tables and narrative beginning on page 44, which provide detailed information on the compensation of our named executive officers. The Board of Directors recommends you approve the following resolution:

“RESOLVED, that the compensation paid to MPC’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The Board of Directors recommends you vote FOR the approval, on an advisory basis, of the compensation paid to our named executive officers.

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Stock Ownership Information
Security Ownership by Certain Beneficial Owners
The following table sets forth information as to each shareholder of whom we are aware that, based on filings with the SEC, beneficially owned 5% or more of the outstanding shares of our common stock as of December 31, 2018.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Class (a)
The Vanguard Group (b) 100 Vanguard Blvd. Malvern, PA 19355	54,672,497 (b)	8.1%
BlackRock, Inc. (c) 55 East 52nd Street New York, NY 10055	54,581,132 (c)	8.1%
State Street Corporation (d) State Street Financial Center One Lincoln Street Boston, MA 02111	34,795,387 (d)	5.2%

(a)	Based on 673,619,190 MPC shares outstanding as of February 15, 2019.

(b)
According to Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group, as investment advisor, has sole voting power over 796,863 shares, shared voting power over 171,306 shares, sole dispositive power over 53,716,207 shares, and shared dispositive power over 956,290 shares. Per the Schedule 13G/A, two wholly owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., as investment managers of collective trust accounts and investment offerings, respectively, are beneficial owners of 582,575 shares and 579,742 shares.

(c)
According to Schedule 13G/A filed with the SEC on February 6, 2019, BlackRock, Inc., as the parent holding company of several subsidiaries, has sole voting power over 48,658,483 shares, shared voting power over no shares, and sole dispositive power over all of these shares.

(d)
According to Schedule 13G/A filed with the SEC on February 14, 2019, State Street Corporation, as the parent holding company of several subsidiaries, has sole voting power over no shares, shared voting power over 32,029,052 shares, sole dispositive power over no shares and shared dispositive power over 34,787,786 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our voting stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock or other equity securities. Based solely on our review of the reporting forms and written representations provided by the individuals required to file reports, we believe that during the year ended December 31, 2018, our directors, executive officers and greater-than-10% beneficial holders filed the required reports on a timely basis under Section 16(a), except that a Form 3 underreported Mr. Goff’s initial holdings of MPC common stock, and two transactions were not reported timely for Mr. Goff, in each case due to an inadvertent oversight regarding a small number of shares of MPC common stock held within certain managed accounts.

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Security Ownership by Management
The following table shows the number of shares of MPC common stock, MPLX common units and ANDX common units beneficially owned as of January 31, 2019 by each director and NEO, and by all current directors and executive officers as a group. The address for each person is c/o Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840. Unless otherwise indicated, to our knowledge, each person or member of the group listed has sole voting and investment power with respect to the securities shown, and none of the shares or units shown is pledged as security. As of January 31, 2019, there were 676,152,130 shares of MPC common stock outstanding, 794,105,445 MPLX common units outstanding, and 245,551,332 ANDX common units outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership						Percent of Total Outstanding (%)
	MPC Common Stock		MPLX Common Units		ANDX Common Units		MPC	MPLX	ANDX
Abdulaziz F. Alkhayyal	5,808	(a)	1,172	(h)	—		*	*	*
Evan Bayh	44,510	(a)(b)	26,857	(b)(h)	—		*	*	*
Charles E. Bunch	15,197	(a)	5,181	(h)	—		*	*	*
Steven A. Davis	31,746	(a)(c)	35,031	(d)(h)	5,887		*	*	*
Edward G. Galante	7,486	(a)	3,094	(h)	1,180		*	*	*
Gregory J. Goff	2,035,418	(b)(e)(f)	11,953	(b)	300,378	(f)	*	*	*
Timothy T. Griffith	280,749	(e)	30,438	(j)	—		*	*	*
Gary R. Heminger	3,065,847	(c)(e)	239,270	(d)(i)	—		*	*	*
Anthony R. Kenney	506,491	(c)(e)	13,050	(i)	—		*	*	*
James E. Rohr	32,246	(a)(c)	7,727	(d)(h)	—		*	*	*
Kim K.W. Rucker	106,091	(a)(g)	251	(h)	29,770	(g)	*	*	*
J. Michael Stice	4,837	(a)	4,370	(d)(h)	—		*	*	*
John P. Surma	43,410	(a)(b)(c)	25,300	(h)	—		*	*	*
Donald C. Templin	581,422	(e)	89,522	(b)(j)	—		*	*	*
Susan Tomasky	11,743	(a)	251	(h)	—		*	*	*
All Current Directors and Executive Officers as a Group (19 individuals)	7,146,595	(e)	539,257	(j)	337,215		1.06%	*	*

*	Less than 1% of common shares or common units outstanding, as applicable.

(a)
Includes restricted stock unit awards, which vest upon the director’s retirement from service on the Board, as follows: Mr. Alkhayyal, 5,808; Mr. Bayh, 33,410; Mr. Bunch, 9,582; Mr. Davis, 17,246; Mr. Galante, 1,073; Mr. Rohr, 17,246; Ms. Rucker, 1,073; Mr. Stice, 4,837; Mr. Surma, 33,410; Ms. Tomasky, 1,073.

(b)	Includes shares of common stock or common units, as applicable, held by or with spouse, with spouse as co-trustee, or by trust for the benefit of spouse.

(c)	Includes shares of common stock indirectly beneficially held in trust as follows: Mr. Davis, 10,500; Mr. Heminger, 206,202; Mr. Kenney, 56,930; Mr. Rohr, 15,000; Mr. Surma, 10,000.

(d)	Includes common units indirectly beneficially held in trust as follows: Mr. Davis, 32,500; Mr. Heminger, 131,915; Mr. Rohr, 5,196; Mr. Stice, 700.

(e)
Includes all stock options exercisable within 60 days of January 31, 2019 as follows: Mr. Goff, 283,329; Mr. Griffith, 233,800; Mr. Heminger, 2,498,655; Mr. Kenney, 396,569; Mr. Templin, 495,395; all other executive officers, 277,099.

(f)
MPC total includes (i) 483,554 restricted stock units converted from previously outstanding Andeavor awards, a portion of which may be forfeited under certain conditions, (ii) 226,383 shares held by G Goff Foundation Inc., for which Mr. Goff acts as trustee with shared voting and investment power, and (iii) 38,875 shares held in trust for which Mr. Goff acts as trustee

2019 Proxy Statement	69

with shared voting and investment power. ANDX total includes 129,902 time-based phantom units, a portion of which may be forfeited under certain conditions.

(g)
MPC total includes 105,018 restricted stock units that will settle in shares of common stock on April 2, 2019. ANDX total includes 29,770 time-based phantom units that will settle in common units on April 2, 2019.

(h)
Includes phantom unit awards, which settle in common units upon a director’s retirement from service on the Board, as follows: Mr. Alkhayyal, 1,172; Mr. Bayh, 2,857; Mr. Bunch, 1,751; Mr. Davis, 2,531; Mr. Galante, 251; Mr. Rohr, 2,531; Ms. Rucker, 251; Mr. Stice, 3,670; Mr. Surma, 17,800; Ms. Tomasky, 251.

(i)	Includes 75,655 and 6,959 phantom unit awards held by Mr. Heminger and Mr. Kenney, respectively, which are fully vested and will settle in common units at the end of the applicable performance period.

(j)	Includes phantom unit awards, which may be forfeited under certain conditions, as follows: Mr. Griffith, 14,923; Mr. Templin, 41,931; all other executives, 30,951.

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Related Party Transactions
Policy and Procedures with Respect to Related Person Transactions
The Board has adopted a Related Person Transaction Policy to establish procedures for the notification, review, approval, ratification and disclosure of related person transactions. This policy is available on our website at www.marathonpetroleum.com by selecting “Investors” and “Corporate Governance,” under the heading “Policies and Guidelines.” Our intent is to enter into or ratify a related person transaction only when the Board, acting through the Corporate Governance and Nominating Committee, determines that the transaction is in the best interests of us and our shareholders.
The material features of the policy are:

•
On an annual basis, and at other times as circumstances require, directors, director nominees and executive officers must submit updated information sufficient for the Corporate Governance and Nominating Committee to identify the existence and evaluate possible related person transactions not previously approved or ratified. Known transactions with beneficial owners of 5% or more of our common stock are also assessed.

•
Any related person transaction that has not been previously approved or previously ratified must be submitted to the Corporate Governance and Nominating Committee, which considers whether ratification, amendment or termination of the related person transaction is in the best interests of us and our shareholders.

•
We may not hire any immediate family member of a director or executive officer unless approved by the Corporate Governance and Nominating Committee. If an employee’s immediate family member becomes our director or executive officer, no material change in that employee’s terms of employment, including compensation, may be made without the prior approval of the Corporate Governance and Nominating Committee.

Directors, Officers and Immediate Family Members
Darla Burns, the sister of our Chairman and CEO, Gary R. Heminger, serves as a crude oil accounting supervisor for our wholly owned subsidiary, MPC LP. Ms. Burns has been employed by MPC LP or its affiliates for over 30 years. In 2018, she was paid compensation in the amount of $203,110.
Relationship with MPLX
As of February 15, 2019, we owned through our affiliates approximately 64% of MPLX’s outstanding common units. We also own through our affiliates 100% of MPLX GP, which in turn owns the non-economic general partner interest in MPLX. MPLX GP manages MPLX’s operations and activities through its officers and directors. In addition, Mr. Heminger is Chairman of the Board and CEO of MPLX GP, and Messrs. Griffith, Templin and Goff serve on the MPLX GP board of directors. Accordingly, we view transactions between MPLX and us as related party transactions and have provided the following disclosures with respect to such transactions during 2018.
Acquisition and Restructuring Transactions
On February 1, 2018, pursuant to a Membership Interests Contribution Agreement entered into on November 13, 2017 by MPLX GP, MPLX, MPC Investment, and certain of their affiliates, MPC Investment contributed the membership interests in MPLX Fuels Distribution LLC and MPLX Refining Logistics LLC through a series of intercompany contributions to MPLX for $4.1 billion in cash, 111,611,111 MPLX common units and 2,277,778 MPLX general partner units.
On February 1, 2018, pursuant to a Partnership Interests Restructuring Agreement entered into on December 15, 2017 by MPLX GP and MPLX, MPLX GP cancelled its incentive distribution rights in MPLX and converted its 2% general partner interest in MPLX into a non-economic general partner interest, in exchange for 275,000,000 MPLX common units. MPC agreed to waive approximately one-third of the first quarter 2018 distributions on the common units issued in connection with this transaction.

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Distributions and Reimbursements from MPLX
In 2018, pursuant to its partnership agreement, MPLX made cash distributions to its unitholders, including us, of $1,097 million with respect to our limited partner interest and $0 million with respect to our 2% general partner interest. As of February 1, 2018, our 2% general partner interest was converted into a non-economic general partner interest.
Under its partnership agreement, MPLX reimburses MPLX GP and its affiliates, including us, for all costs and expenses incurred on MPLX’s behalf. The amount reimbursed by MPLX in 2018 was $3 million.
Transactions and Commercial and Other Agreements with MPLX
During 2018, pursuant to the agreements described below, we paid MPLX $2,159 billion for services, $41 million for management services, and $718 million for rent expenses; received reimbursements for services provided and costs and expenses incurred on behalf of MPLX in the amount of $1,026 million; purchased certain products from MPLX in the amount of $49 million; and sold certain products to MPLX in the amount of $168 million.
Under various long-term, fee-based commercial agreements, MPLX provides transportation, terminal and storage services to us, and we provide MPLX with minimum quarterly throughput volumes on crude oil and refined products systems, and minimum storage volumes of crude oil and refined products. We also pay a fixed fee for 100% of available capacity for boats, barges and third-party chartered equipment under the marine transportation service agreement.
Under our operating services agreements, MPLX operates various pipelines owned by us, and we pay MPLX or its subsidiaries an operating fee for operating the assets and reimburse MPLX for all associated direct and indirect costs. Most of these agreements are indexed for inflation. These agreements have terms ranging from one to five years and automatically renew unless terminated by either party.
Under our management services agreement, Hardin Street Marine LLC, an MPLX subsidiary, receives a fixed annual fee for providing oversight and management services for our marine business. This fee is adjusted annually for inflation and any changes in the scope of the management services provided. It expires on January 1, 2021, and automatically renews for two additional terms of five years each unless terminated by either party.

Under our omnibus agreement, MPLX pays us a fixed annual fee for executive management services and general and administrative services, as well as any associated out-of-pocket costs and expenses. We have agreed to indemnify MPLX for certain matters, including environmental, title and tax matters.
Under various employee services agreements, MPLX reimburses us for employee benefit expenses and costs incurred for certain operational and management services.
Under our time sharing agreement, MPLX GP is entitled to use certain aircraft leased and operated by MPC in connection with the management and operations of MPLX. MPLX GP reimburses MPC for the costs associated with leasing and operating the aircraft based on MPLX GP’s actual use of the aircraft. The agreement will remain in effect until terminated by either party.
Loan Agreement
On December 4, 2015, MPC Investment, our wholly owned subsidiary, entered into a loan agreement with MPLX. Under the terms of the agreement, MPC Investment will make loans to MPLX on a revolving basis as requested by MPLX and as agreed to by MPC Investment. On April 27, 2018, MPLX and MPC Investment entered into an amendment to the loan agreement to increase the borrowing capacity under the MPC Loan Agreement from $500 million to $1 billion in aggregate principal amount of all loans outstanding at any one time. The entire unpaid principal amount of the loan, together with all accrued and unpaid interest and other amounts (if any), will become due and payable on December 4, 2020. MPC Investment may demand payment of all or any portion of the outstanding principal amount of the loan, together with all accrued and unpaid interest and other amounts (if any), at any time prior to December 4, 2020. Borrowings under the loan will bear interest at LIBOR plus 1.50%. During 2018, MPLX borrowed $4.0 billion and repaid $4.3 billion, resulting in no outstanding balance at December 31, 2018. Borrowings were at an average interest rate of 3.473%.

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Relationship with ANDX
We acquired Andeavor and its subsidiaries, including ANDX, effective October 1, 2018. As of February 21, 2019, we owned through our affiliates approximately 64% of ANDX’s outstanding common units. We also own through our affiliates 100% of TLGP, which in turn owns the non-economic general partner interest in ANDX. TLGP manages ANDX’s operations and activities through its officers and directors. In addition, Mr. Heminger is Chairman of the Board and CEO of TLGP, and Messrs. Griffith, Templin and Goff serve on TLGP’s board of directors. Accordingly, transactions between us and our subsidiaries, including Andeavor, and ANDX and its subsidiaries, are related party transactions. Unless the context otherwise requires, references in the following discussion to “we” or “us” refer to Andeavor and its affiliates (other than ANDX and its subsidiaries) for events occurring through September 30, 2018, and to Andeavor LLC, our wholly owned subsidiary, and its affiliates (other than ANDX and its subsidiaries), for events occurring on or after October 1, 2018.
Acquisitions
On August 6, 2018, pursuant to a Contribution, Conveyance and Assumption Agreement among ANDX, Andeavor, Western Refining Southwest, Inc., and certain of their affiliates, Western Refining Southwest, Inc. contributed assets through a series of intercompany contributions to ANDX for $300 million in cash and 28,283,742 ANDX common units.
Distributions and Reimbursements from ANDX
In 2018, pursuant to its partnership agreement, ANDX made cash distributions to its unitholders, including us, of $493 million with respect to our limited partner interest.
Under its omnibus agreement and secondment and logistics services agreements (each as further described below), ANDX reimburses TLGP and its affiliates, including us, for all costs and expenses incurred on ANDX’s behalf. The amount reimbursed by ANDX in 2018 was $317 million.
Transactions and Commercial and Other Agreements with ANDX
During 2018, pursuant to the agreements described below, we paid ANDX $995 million for services and $418 million for rent expenses; purchased certain products from ANDX in the amount of $914 million; and sold certain products to ANDX in the amount of $2.5 billion.
Under various long-term, fee-based commercial agreements, ANDX provides us transportation, trucking, terminal and storage services, and we provide ANDX minimum monthly throughput volumes of crude oil and refined products. Other than our trucking transportation services agreements, these commercial agreements generally have 10 year initial terms.
Under our omnibus agreement, ANDX pays us a fixed annual fee for certain centralized corporate services, as well as all other direct or allocated costs and expenses we incur on its behalf. We have agreed not to compete with ANDX under certain circumstances, and to indemnify ANDX for certain matters, including environmental, title and tax matters and other liabilities related to assets we’ve contributed to ANDX.
Under our secondment and logistics services agreements, ANDX pays us an annual service fee in exchange for our provision of certain operational services, such as communications, electricity, software services, security, fire and safety, maintenance and certain environmental services. The agreements also govern the use of certain facilities of the parties by various entities. We may reimburse TLGP for operational and maintenance services and associated costs related to certain assets.
Loan Agreement
On December 21, 2018, we entered into a loan agreement with ANDX. Under the terms of the agreement, we will make a loan or loans to ANDX on a revolving basis as requested by ANDX and as agreed to by us, in an aggregate principal amount not to exceed $500 million at any one time. The entire unpaid principal amount of the loan, together with all accrued and unpaid interest and other amounts (if any), will become due and payable on December 21, 2023, provided that we may demand payment of all or any portion of the outstanding principal amount of the Loan, together with all accrued and unpaid interest and other amounts, if any, at any time prior to the maturity date. Interest will accrue on the unpaid principal amount of the loan at a rate equal to the sum of (i) the one-month term LIBOR for dollar deposits, plus (ii) a premium of 175 basis points (or such lower premium then applicable under ANDX’s Credit Agreements). There were no borrowings on this loan during 2018 and no outstanding balance as of December 31, 2018.

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Proposals 4-5. Shareholder Proposals
Proposal 4. Shareholder Proposal Seeking a Shareholder Right to Action by Written Consent
We have been notified that John Chevedden, whose address is 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, intends to present the following proposal for consideration at the 2019 Annual Meeting. Mr. Chevedden has submitted documentation indicating that he is the beneficial owner of no less than 100 shares of our common stock.
We are not responsible for the contents of the proposal or supporting statement. The Board of Directors recommends that you vote AGAINST the proposal.
Shareholder Proposal and Supporting Statement
Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize a specific action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent according to applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.
This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal topic might have received a still higher vote than 67% at Allstate and Sprint if small shareholders had the same access to independent corporate governance data on these companies as large shareholders.
Taking action by written consent in place of a special meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle and avoid the cost of a special meeting.
Shareholders can act by written consent to elect a new director. The following negative incidents indicate that director refreshment is needed:
Air Pollution/Gas Leak - Baltimore City: Lawsuit over alleged contribution to climate change July 2018
Air Pollution/Gas Leak - Rhode Island: Lawsuit alleging contribution to climate change July 2018
Air Pollution/Gas Leak - Canton, Ohio refinery: $250,000 penalty over alleged Clean Air Act violations March 2018
Anti-Competitive Behavior - Kentucky: Attorney General allegation of price-fixing and inflation during Hurricanes Katrina and Rita in 2005 February 2018
Anti-Competitive Behavior - Kentucky: Attorney General lawsuit over alleged antitrust violations February 2018
Indigenous Community Rights - Dakota Access Pipeline: Violation of First Nations rights to consultation and free, prior, and informed consent in siting process February 2018
Air Pollution/Gas Leak - California: Lawsuits by cities and counties over alleged contribution to climate change January 2018
Environmental Impact Concerns - Southwest Detroit refinery: Residents proposed class action over alleged negative property and health impacts due to 2013 explosion January 2018
The expectation of this proposal is that shareholders will not need to make use of it because its mere existence will be an incentive factor that will help ensure that MPC is well supervised by the Board of Directors and management.
Please vote yes:
Increase Shareholder Rights to Include Action by Written Consent - Proposal 4

74

Board of Directors’ Response
The Board has carefully considered this proposal and unanimously recommends that you vote AGAINST it.
The Board believes that shareholder action by written consent is not necessary because shareholders currently have the right to call a special meeting. The Board amended our Bylaws in January 2018 to allow shareholders holding 25% of the Company’s outstanding common stock to call a special meeting. The Board believes the 25% ownership threshold strikes the appropriate balance between allowing shareholders to vote on important matters that arise between annual meetings and protecting against the risk that a single shareholder or small group of shareholders could call a special meeting that serves only a narrow agenda not favored by the majority of shareholders.
The Board also believes that a special meeting is a more appropriate method than action by written consent for shareholders to act between regular annual meetings, as a special meeting ensures that all shareholders receive notice, adequate time to review proposals and a forum for expressing their views. By contrast, shareholder action by written consent may not result in all shareholders receiving notice of a proposed action and does not permit a variety of views on a proposal to be exchanged. Action by written consent can also create confusion and disruption, as shareholder groups may solicit multiple written consents simultaneously, some of which may be duplicative or contradictory. The Board believes that matters of sufficient importance to warrant action between annual shareholder meetings should not be decided without notification to all shareholders and an opportunity for all shareholders to be heard and to vote at a meeting.
The Board believes this proposal should be evaluated in the context of the Company’s overall corporate governance. The Board is accountable to our shareholders through a variety of policies and strong corporate governance practices, including:

•
Proxy Access: Shareholders holding in the aggregate at least 3% of the Company’s outstanding common stock may nominate directors to be included in our Proxy Statement, subject to satisfying certain procedural and eligibility requirements;

•	Shareholder Proposals: Shareholders may submit proposals for inclusion in our Proxy Statement and consideration at our annual meetings;

•	Special Meeting: As noted above, shareholders holding in the aggregate 25% of the Company’s outstanding common stock have the right to call a special meeting;

•	Access to the Board: Shareholders may communicate directly with the Board, as described under “Communications with the Board of Directors” in this Proxy Statement; and

•
Voting Rights: Shareholders have the right to vote to elect directors and express their views on executive compensation and other proposals at an annual meeting, as well as the right to vote on certain special matters including mergers, large share issuances, the adoption of equity compensation plans and amendments to our Certificate of Incorporation.

We have also eliminated supermajority provisions applicable to Bylaw amendments and have a majority vote standard, a director resignation policy, an anti-hedging and anti-pledging policy, a compensation recovery (clawback) policy, stock ownership requirements for officers, and no poison pill.
Given the existing right of shareholders to call special meetings and our strong commitment to corporate governance, the Board believes that adoption of this proposal would not advance the Company’s or shareholders’ interests.
Therefore, the Board recommends you vote AGAINST Proposal 4.

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Proposal 5. Shareholder Proposal Seeking an Independent Chairman Policy
We have been notified that United Steelworkers, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (“USW”), whose address is 60 Boulevard of the Allies, Pittsburgh, Pennsylvania 15222, intends to present the following proposal for consideration at the 2019 Annual Meeting. USW has submitted documentation indicating that it is the beneficial owner of 256 shares of our common stock.
We are not responsible for the contents of the proposal or supporting statement. The Board of Directors recommends that you vote AGAINST the proposal.
Shareholder Proposal and Supporting Statement
RESOLVED: Shareholders of Marathon Petroleum Corporation (the “Company”) urge the Board of Directors (the “Board”) to take the steps necessary to adopt a policy to require that the Chairman of the Board be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligations, with amendments to the Company’s governing documents as needed. The policy should also specify the process for selecting a new independent Chairman if the current Chairman ceases to be independent between annual meetings of shareholders. Compliance with the policy may be excused if no independent director is available and willing to be Chairman.
Supporting Statement
CEO Gary Heminger has also been the Chairman of the Board since 2016. We believe that combining the roles of CEO and Chairman of the Board both weakens the corporation’s governance and places an undue burden on a single person. In our view, the Chairman should be an independent director, who has not previously served as an executive, in order to provide robust oversight and accountability of management, and to facilitate effective deliberation of corporate strategy, which we believe, is difficult to accomplish when the CEO serves as Chairman.
The Board is responsible for monitoring the CEO’s performance, for providing objective guidance to the CEO and for determining the CEO’s compensation. CEO Heminger’s total compensation rose by close to 19% in 2017, the year after he was named Chairman of the Board. Having an individual chair the Board that is tasked with measuring his job performance and determining his compensation has the potential to weaken the Board’s oversight and may lessen shareholder confidence. In addition, of great importance to any company’s success is the value of external perspectives, which can be accomplished by having an independent Board. However, we believe that this benefit is nullified for the Chairman when he also serves as the CEO.
Our Company’s 2018 $23.3 billion acquisition of Andeavor greatly increased the scope of our operations by adding 10 refineries, over 3,200 retail outlets and 11,000 miles of pipelines. Acquiring Andeavor has made our Company the nation’s largest refiner. The CEO is responsible for overseeing our Company’s strategic goals and ensuring that it meets corporate objectives. We believe that effectively integrating Andeavor’s assets into our company requires the complete attention and guidance of the CEO, unencumbered by the additional requirements placed on the position of Chairman of the Board.
We do not believe that having a lead independent director is a sufficient alternative to an independent Chairman. In our view, an independent Chairman can increase investor confidence in our Company and provide for enhanced oversight of our CEO.
For these reasons, we urge shareholders to vote FOR this resolution.

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Board of Directors’ Response
The Board has carefully considered this proposal and unanimously recommends you vote AGAINST it.
Our Corporate Governance Principles provide the Board with the flexibility to exercise its business judgment on behalf of shareholders and choose the optimal leadership for the Board depending upon the Company’s particular needs and circumstances. The independent members of the Board elect the Chairman and, as part of this election, review whether to combine or separate the positions of Chairman and CEO. When the CEO was elected Chairman, the independent directors elected a Lead Director from among themselves, whose responsibilities include:

•	Presiding over all meetings of the Board in the Chairman/CEO’s absence, including executive sessions;

•	Serving as a liaison between the Chairman/CEO and the independent directors;

•	Consulting with the Chairman/CEO on and approving meeting agendas, schedules and information sent to the Board;

•	Having the authority to call meetings of the independent directors;

•	Providing leadership to the Board in any situation where the Chairman and CEO roles may be perceived to be in conflict; and

•	Directly communicating with significant shareholders, as appropriate.
The Board has determined that Mr. Heminger is in the best position at this time to lead the Board of Directors as its Chairman due to his unique and in-depth knowledge of the history and growth of our Company, coupled with his industry expertise in key areas of strategic importance to our business. The Board has also determined that Mr. Rohr is in the best position to serve as the Board’s independent Lead Director. The Board believes that this leadership structure is in the best interests of the Company and its shareholders at this time because it strikes an effective balance between management and independent director participation in the Board process. Implementing this proposal would deprive the Board of its ability to organize and structure its functions in a manner that is most effective and in the best interests of shareholders at any given time.
While the Board agrees that a strong independent Board is necessary to represent our shareholders’ interests, it disagrees that the combination of the Chairman and CEO positions impedes its ability to provide effective oversight of the CEO and management. The Board has implemented a number of structures and practices to enhance its oversight:

•	Independent directors comprise the overwhelming majority of the Board.

•	At each Board meeting, an offer is made for the independent directors to meet in executive session, and they did so nine times in 2018.

•	The Audit, Compensation and Corporate Governance and Nominating Committees are comprised exclusively of independent directors.

•	The Compensation Committee annually reviews the Chairman/CEO’s performance and establishes his compensation, the result of which is reviewed with the full Board, absent the Chairman/CEO.
The Board believes it has embraced the need for independent oversight by structuring its leadership in a way that balances independent and effective leadership and oversight of risk while also maintaining a strong alignment with our long-term strategy. Given our strong independent Board oversight of the CEO and management, led by an effective independent Lead Director, the Board does not believe that a fixed policy requiring an independent Chairman is in the best interests of our shareholders.
Therefore, the Board recommends you vote AGAINST Proposal 5.

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Questions and Answers About the Annual Meeting
We are providing this Proxy Statement and related materials because our Board of Directors is soliciting your proxy to vote shares at the 2019 Annual Meeting of Shareholders to be held on Wednesday, April 24, 2019, beginning at 10:00 AM EDT at The Auditorium of Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840, and at any adjournment or postponement of the meeting. This Proxy Statement and the enclosed proxy card are being first made available to shareholders on or about March 14, 2019. All shareholders are invited to attend the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on Wednesday, April 24, 2019:
This Proxy Statement and our 2018 Annual Report are also available at www.proxyvote.com.
Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed materials?
We provide our proxy materials over the Internet. Unless you request a printed copy of the proxy materials, we will send you a Notice explaining how to access the proxy materials over the Internet or to request a printed copy. This allows us to expedite your receipt of proxy materials, help conserve natural resources and lower the cost of the meeting. You can request proxy materials in printed form by following the instructions provided in the Notice.
Am I entitled to vote?
You may vote if you were a holder of MPC common stock at the close of business on February 25, 2019, which is the record date for our Annual Meeting. At the close of business on February 25, 2019, there were 672,651,185 shares of common stock outstanding and entitled to be voted at the Annual Meeting. Each share of common stock entitles its holder to one vote on each matter to be voted on at the Annual Meeting.
What am I voting on and how does the Board recommend that I vote?

Proposals	Board Recommendation	Page Reference
Proposal 1. Elect four Class II Directors	FOR each nominee	15
Proposal 2. Ratify the Appointment of Auditors	FOR	22
Proposal 3. Approve, on an Advisory Basis, Named Executive Officer Compensation	FOR	67
Proposals 4-5. Shareholder Proposals	AGAINST each proposal	74
How do I vote?

Voting Method	Shareholder of Record	Beneficial Owner of Shares
Internet	Follow the instructions in the Notice.	Follow the instructions in the Notice forwarded to you by your broker or other intermediary.
Telephone	Call the toll-free number on your proxy card.	Call the toll-free telephone number on your voting instruction form.
Mail	Return your completed and signed proxy card in the provided envelope.	Return your completed and signed voting instruction form in the provided envelope.
You must present a valid form of identification to be admitted to the Annual Meeting. A ballot will be provided to you at the Meeting.
Contact the broker or other organization that holds your shares to obtain a legal proxy form; you must bring this with you to vote. You must present a valid form of identification as well as proof of your share ownership to be admitted to the Meeting.

In Person at the Annual Meeting

78

How do I know whether I am a shareholder of record or a beneficial owner of shares?
If your shares are registered in your name with our transfer agent, Computershare Investor Services, LLC, you are a shareholder of record with respect to those shares and you received the Notice or printed proxy materials directly from us. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, you are the “beneficial owner” of such shares and the Notice or printed proxy materials were forwarded to you by that organization. In that circumstance, the organization is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct the organization how to vote the shares held in your account.
May I change or revoke my vote?
If you are a shareholder of record, whether you vote by telephone, Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	Submit a new proxy card bearing a later date;

•	Vote again by telephone or the Internet at a later time;

•	Give written notice before the meeting to our Corporate Secretary at the address set forth on the cover of this Proxy Statement stating that you are revoking your proxy; or

•	Attend the Annual Meeting and vote your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.
Any change or revocation of your proxy must be received by the deadlines set forth in the question above or, for notice to our Corporate Secretary, before the meeting.
If you are a beneficial owner of shares, you must contact your broker or other intermediary with whom you have an account to obtain information regarding changing or revoking your voting instructions.
What is the voting requirement to approve each proposal?
Proposal 1. Our Bylaws include a majority vote standard for uncontested director elections. Because the number of nominees does not exceed the number of directors to be elected at the Annual Meeting, the election of each director nominee is uncontested and thus requires a majority of the votes cast. Abstentions and broker non-votes will not be considered votes “cast” and will have no effect on the outcome.
Any Director nominee who does not receive a majority of the votes cast is required by our Bylaws to submit an irrevocable resignation to the Corporate Governance and Nominating Committee of the Board, which will make a recommendation to the Board as to whether to accept or reject the resignation or take other action. The Board will, within 90 days following certification of the election results, publicly disclose its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision.
Proposal 2 will be approved if it receives the affirmative vote of a majority of the votes cast. Abstentions will not be considered votes “cast” and will have no effect on the outcome. Because the ratification of an independent auditor is a routine matter on which brokers may vote, there will be no broker non-votes with respect to this proposal.
Proposal 3 will be approved if it receives the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be considered votes “cast” and will have no effect on the outcome. Although the advisory vote on this proposal is nonbinding, the Board will consider the results of the vote when making executive compensation decisions.
Each of Proposals 4 and 5 will be approved if it receives the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote. Abstentions and broker non-votes will have the same effect as votes against each proposal.
What are “broker non-votes?”
The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from such customers. The ratification of an independent auditor is an example of a routine matter on which brokers may vote in this manner. Brokers may not vote their customers’ shares on non-routine matters such as the election of directors or proposals related to executive compensation unless they have received voting instructions from their customers. Shares held by brokers on behalf of customers who do not provide voting instructions on non-routine matters are “broker non-votes.”

2019 Proxy Statement	79

Will I receive more than one copy of the proxy materials if multiple shareholders share my address?
Unless we have received contrary instructions from one or more of the shareholders sharing your address, we will send only one set of proxy materials to your address. Upon request, we will forward a separate copy of proxy materials to any shareholder at your address. If you wish to receive a separate copy of the proxy materials, you may call us at (419) 421-3711 or write to us at Marathon Petroleum Corporation, Shareholder Services Office, 539 South Main Street, Findlay, OH 45840. Shareholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single set by calling us at the above number or writing to us at the above address.
What constitutes a quorum?
Under our Bylaws, a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote. Both abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.
Will any other matters be presented at the Annual Meeting?
If any matters are presented at the Annual Meeting other than the proposals on the proxy card, the Proxy Committee will vote on them using their best judgment. Your signed proxy card, or Internet or telephone vote, provides this authority. Under our Bylaws, notice of any matter (including director nominations outside of our proxy access process) to be presented by a shareholder for a vote at the Annual Meeting must have been received by December 15, 2018, and must have been accompanied by certain information about the shareholder presenting it.
How are proxies solicited and what are the costs of proxy solicitation?
We will pay the costs of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. We have retained a professional proxy soliciting organization, Innisfree M&A Incorporated, to assist with the solicitation of proxies for a fee not to exceed $18,500 plus reimbursement for certain expenses. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.
When must shareholder proposals and director nominations be submitted for the 2020 Annual Meeting?
In accordance with our Bylaws, shareholder proposals submitted for inclusion in our 2020 Proxy Statement must be received in writing by our Corporate Secretary no later than the close of business on November 15, 2019. Notices of shareholder director nominations for inclusion in our 2020 Proxy Statement must be received by our Corporate Secretary on or after October 16, 2019, and no later than November 15, 2019, and must comply with our proxy access Bylaw provisions. Shareholder proposals (including director nominations) submitted outside the process for inclusion in our 2020 Proxy Statement must be received from shareholders of record on or after November 15, 2019, and no later than December 15, 2019, and must be accompanied by certain information about the shareholder making the proposal, in accordance with our Bylaws.

80

To Toledo / Detroit
Township Rd. 99
Trenton Ave.
224
Blanchard St.
12
EXIT 159
FINDLAY HIGH SCHOOL
75
Fostoria Ave.
224
Tiffin Ave.
Main St.
Osborne
Main Cross St.
EXIT 157
12
W. Sandusky St.
COURT HOUSE
E. Sandusky St.
568
Hardin St.
Lincoln St.
Marathon Petroleum Corporation
Visitor Parking Lot
EXIT 156
Blanchard Ave.
N
Sixth St.
Lima Ave.
HOSPITAL
37
FINDLAY AIRPORT
75
68
Main St.
To Lima / Dayton
15
To US-23 /OH-15 Columbus

From Toledo / Detroit

- I-75 South toward Dayton
- Take exit 157 for OH-12 toward Findlay / Columbus Grove
- Turn left onto OH-12 East, West Main Cross St., 1.2 miles
- Turn right onto South Main St. at Hancock County courthouse
- Turn left onto Hardin St. Watch for visitor parking signs.

From Lima / Dayton

- I-75 North toward Toledo
- Take exit 157 for OH-12 toward Columbus Grove / Findlay
- Turn right onto OH-12 East, West Main Cross St., 1.1 miles
- Turn right onto South Main St. at Hancock County courthouse
- Turn left onto Hardin St. Watch for visitor parking signs.

From Marion / Columbus

- US-23 North
- Slight right to stay on US-23 North
- Continue onto OH-15 West
- Take the US-68 ramp toward Kenton / South Main St.
- Turn right onto South Main St.
- Continue to follow South Main St.
- Turn right onto Hardin St. Watch for visitor parking signs.

From Cleveland

- I-90 West to OH-4 South. Take exit 110 from I-90 West
- Continue on OH-4 South to Scipio Township
- Follow US-224 West to Main St., turn left on Main St.
- Turn left onto Hardin St. Watch for visitor parking signs.

MARATHON®

Marathon Petroleum Corporation

539 South Main Street
Findlay, OH 45840

419-422-2121

Marathon Petroleum Corporation

MARATHON PETROLEUM CORP.
539 SOUTH MAIN STREET
FINDLAY, OH 45840-3229

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, April 23, 2019, for shares held by registered holders directly and until 11:59 P.M. Eastern Time on Sunday, April 21, 2019, for shares held in the Marathon Petroleum Thrift Plan (including the Speedway Retirement Savings Sub-Plan) and the Andeavor 401(k) Plan. Have your proxy card and voting instruction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, April 23, 2019, for shares held by registered holders directly and until 11:59 P.M. Eastern Time on Sunday, April 21, 2019, for shares held in the Marathon Petroleum Thrift Plan (including the Speedway Retirement Savings Sub-Plan) and the Andeavor 401(k) Plan. Have your proxy card and voting instruction form in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and voting instruction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, voting instruction forms and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E60043-P18044 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD AND VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MARATHON PETROLEUM CORP.

Your Board of Directors recommends you vote FOR the following Class II Directors for a three-year term expiring in 2022:

1. Election of Class II Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Evan Bayh	☐	☐	☐
1b. Charles E. Bunch	☐	☐	☐
1c. Edward G. Galante	☐	☐	☐
1d. Kim K.W. Rucker	☐	☐	☐

Your Board of Directors recommends you vote FOR Items 2 and 3:	**For**	**Against**	**Abstain**
2. Ratification of the selection of PricewaterhouseCoopers LLP as the company's independent auditor for 2019.	☐	☐	☐
3. Approval, on an advisory basis, of the company's named executive officer compensation.	☐	☐	☐

Your Board of Directors recommends you vote AGAINST Items 4 and 5:	**For**	**Against**	**Abstain**
4. Shareholder proposal seeking a shareholder right to action by written consent.	☐	☐	☐
5. Shareholder proposal seeking an independent chairman policy.	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E60044-P18044

Proxy Card and Voting Instruction Form

This Proxy Card and Voting Instruction Form are solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 24, 2019

For shares held by registered holders

The undersigned hereby appoints Gary R. Heminger, James E. Rohr and Donald C. Templin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marathon Petroleum Corporation common stock registered to the undersigned which the undersigned is entitled to vote (the "Registered Shares") and, in their discretion, to vote the Registered Shares upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 24, 2019, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. **You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote the Registered Shares unless you sign and return the proxy card.**

For shares held in the Marathon Petroleum Thrift Plan (including the Speedway Retirement Savings Sub-Plan) and the Andeavor 401(k) Plan

These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Petroleum Thrift Plan and the Andeavor 401(k) Plan. The undersigned, as a participant in the Marathon Petroleum Thrift Plan and/or the Andeavor 401(k) Plan, hereby directs the Trustee to vote the number of shares of Marathon Petroleum Corporation common stock credited to the undersigned's account under the Marathon Petroleum Thrift Plan or the Andeavor 401(k) Plan (the "Credited Shares") at the Annual Meeting of Shareholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the Meeting, including the matters described in the 2019 Notice of Annual Meeting and Proxy Statement. In the Trustee's discretion, it may vote Credited Shares upon such other matters as may properly come before the Meeting. **Your vote is confidential. The Credited Shares will be voted as directed on the reverse side. If no direction is made, if the form is not signed, or if the form is not received by April 21, 2019, the Credited Shares will not be voted. You cannot vote the Credited Shares in person at the Annual Meeting; the Trustee is the only one who can vote the Credited Shares.**

PROXY CARD AND VOTING INSTRUCTION FORM TO BE SIGNED AND DATED ON THE REVERSE SIDE

Marathon Petroleum Corporation

Computershare

All Correspondence to:
Computershare Investor Services PLC
The Pavilions, Bridgwater Road,
Bristol, BS99 6ZY

MR A SAMPLE
< DESIGNATION>
SAMPLE STREET
SAMPLE TOWN
SAMPLE CITY
SAMPLE COUNTY
AA11 1AA

000001

Form of Direction - Annual Meeting to be held on 24 April 2019

To be effective, all forms of direction must be lodged with Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS99 6ZY by 17 April 2019 at 12.00 noon

Explanatory Notes:

1. Please indicate, by placing 'X' in the appropriate space overleaf, how you wish your votes to be cast in respect of each of the Resolutions. If this form is duly signed and returned, but without specific direction as to how you wish your votes to be cast, the form will be rejected.
2. Any alterations made in this form should be initialled.
3. Full details of the resolutions are contained in the enclosed Proxy Statement.

Kindly Note: This form is issued only to the addressee(s) and is specific to the unique designated account printed hereon. This personalised form is not transferable between different: (i) account holders; or (ii) uniquely designated accounts. The Company and Computershare Investor Services PLC accept no liability for any instruction that does not comply with these conditions.

All Named Holders
MR A SAMPLE < Designation> Additional Holder 1 Additional Holder 2 Additional Holder 3 Additional Holder 4

11635_70734_MAIL/000001/000001/SG151/i123

Form of Direction

+

C0000000000

Please use a black pen. Mark with an X inside the box as shown in this example. ☒

I, the undersigned being a participant in the Marathon Petroleum Corporation Vested Share Account, hereby instruct Computershare Company Nominees Limited (The Nominee) to vote or cause to be voted any shares of common stock of Marathon Petroleum Corporation held by them on my behalf and entitled to vote at the Annual Meeting of Shareholders of Marathon Petroleum Corporation to be held on Wednesday, 24 April 2019 and at any adjournment or postponement thereof.

Your Board of Directors recommends you vote FOR the Class II Director Nominees referenced in Item 1 for a three-year term expiring in 2022.

Your Board of Directors recommends you vote FOR Items 2 and 3.

Your Board of Directors recommends you vote AGAINST Items 4 and 5.

Election of Class II Directors	For	Against	Abstain
1. (a) Evan Bayh	☐	☐	☐
(b) Charles E. Bunch	☐	☐	☐
(c) Edward G. Galante	☐	☐	☐
(d) Kim K.W. Rucker	☐	☐	☐
2. Ratification of the selection of PricewaterhouseCoopers LLP as the company's independent auditor for 2019.	☐	☐	☐
3. Approval, on an advisory basis, of the company's named executive officer compensation.	☐	☐	☐
4. Shareholder proposal seeking a shareholder right to action by written consent.	☐	☐	☐
5. Shareholder proposal seeking an independent chairman policy.	☐	☐	☐

Signature

Date

DD / MM / YY

In the case of joint shareholders, only one holder need sign. In the case of a corporation, the Form of Director should be signed by a duly authorised official whose capacity should be stated, or by an attorney.

■ O H 913 04 M R +